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As filed with the Securities and Exchange Commission on March 10, 2009.

Registration No. 333-157782

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
Form F-10

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

IAMGOLD CORPORATION
(Exact name of Registrant as specified in its charter)

Canada (Province or other Jurisdiction of Incorporation or Organization)	1040 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number, if any)

401 Bay Street, Suite 3200, P.O. Box 153, Toronto, Ontario M5H 2Y4
(416) 360-4710
(Address and telephone number of Registrant's principal executive offices)

DL Services, Inc.
U.S. Bank Center, 1420 5th Avenue, Suite 3400
Seattle, WA 98101-4010
Telephone: (206) 903-8800
(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Copies to:

Larry Phillips IAMGOLD Corporation 401 Bay Street, Suite 3200 P.O. Box 153 Toronto, Ontario M5H 2Y4 Canada (416) 360-4710	Abbas Ali Khan Fraser Milner Casgrain LLP 1 First Canadian Place 100 King St. West Toronto, Ontario M5X 1B2 Canada (416) 863-4511	Kimberley Anderson Dorsey & Whitney LLP 1420 Fifth Avenue Suite 3400 Seattle, Washington 98101 USA (206) 903-8800	Martin Glass Goodwin Procter LLP The New York Times Building 620 Eighth Avenue New York, New York 10018 USA (212) 813-8800	John S. M. Turner Fasken Martineau DuMoulin LLP 66 Wellington Street West Suite 4200, TD Bank Tower Toronto, Ontario M5K 1W6 Canada (416) 865-4380

Approximate date of commencement of proposed sale to the public:
As soon as practicable after effectiveness of this Registration Statement.

Province of Ontario, Canada
(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box below):

A.	☐	upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).
B.	☒	at some future date (check appropriate box below)
	1.	☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than seven calendar days after filing).
	2.	☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time seven calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on ( ).
	3.	☐	pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.
	4.	☒	after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction's shelf prospectus offering procedures, check the following box. ☐

 CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)	Amount of registration fee

Common Shares	U.S.$260,000,000(2)	U.S.$10,218.00(3)

Common Shares	U.S.$10,000,000(4)	U.S.$393.00(5)

Total	U.S.$270,000,000	U.S.$10,611.00

(1)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457 of the Securities Act of 1933. Includes common shares that the underwriters have the option to purchase, if any.

(2)
Determined based on the initial proposed maximum aggregate offering price in Canadian dollars of $338,000,000 using the noon exchange rate reported by the Bank of Canada on March 9, 2009 of Cdn$1.30 per U.S.$1.00.

(3)
Previously paid.

(4)
Determined based on the additional amount of proposed maximum aggregate offering price in Canadian dollars of $13,000,000 using the noon exchange rate reported by the Bank of Canada on March 9, 2009 of Cdn$1.30 per U.S.$1.00.

(5)
Paid herewith.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registration Statement shall become effective as provided in Rule 467 under the Securities Act of 1933 or on such date as the Commission, acting pursuant to Section 8(a) of the Act, may determine.

 PART I

INFORMATION REQUIRED TO BE
DELIVERED TO OFFEREES OR PURCHASERS

I-1

Information contained herein is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

SUBJECT TO COMPLETION, DATED MARCH 10, 2009

AMENDED AND RESTATED PRELIMINARY SHORT FORM PROSPECTUS

Amending and restating the Preliminary Short Form Prospectus dated March 9, 2009

IAMGOLD CORPORATION

C$300,125,000

34,300,000 Common Shares

This short form prospectus qualifies the distribution (the "Offering") of 34,300,000 common shares (the "Offered Shares") of IAMGOLD Corporation ("IAMGOLD" or the "Corporation") at a price of C$8.75 per Offered Share (the "Offering Price"). The Offering Price was determined by negotiation between the Corporation and Canaccord Capital Corporation, TD Securities Inc., CIBC World Markets Inc., GMP Securities L.P., Macquarie Capital Markets Canada Ltd., Scotia Capital Inc., UBS Securities Canada Inc., Cormark Securities Inc., National Bank Financial Inc., Paradigm Capital Inc., RBC Dominion Securities Inc., Thomas Weisel Partners Canada Inc., Dundee Securities Corporation, Genuity Capital Markets, Goldman Sachs Canada Inc. and Salman Partners Inc. (collectively the "Underwriters"). The outstanding common shares of the Corporation (the "Common Shares") are listed and posted for trading on the Toronto Stock Exchange (the "TSX") under the symbol "IMG", on the New York Stock Exchange (the "NYSE") under the symbol "IAG" and on the Botswana Stock Exchange (the "BSE") under the symbol "IAMGOLD". The closing price of the Common Shares on the TSX, the NYSE and the BSE on March 9, 2009, the last trading day prior to the date of this short form prospectus, was C$9.43, US$7.33 and 4,673 Botswana Pula, respectively. The Corporation has applied to list the Offered Shares on the TSX and the NYSE. Listing will be subject to the Corporation fulfilling all of the listing requirements on the TSX and NYSE, respectively.

All dollar amounts in this prospectus are in United States dollars, unless otherwise indicated. See "Currency Presentation and Exchange Rate Information".

The registered and principal office of the Corporation is located at 401 Bay Street, Suite 3200, Toronto, Ontario M5H 2Y4.

Investing in the Offered Shares involves significant risks. Prospective purchasers of the Offered Shares should carefully consider the risk factors described under the heading "Risk Factors" and elsewhere in this short form prospectus and in documents incorporated by reference in this short form prospectus.

Price: C$8.75 per Offered Share

	Price to the Public(1)	Underwriters' Fee	Net Proceeds to the Corporation(2)
Per Offered Share	C$8.75	C$0.35	C$8.40
Total(3)	C$300,125,000	C$12,005,000	C$288,120,000
(1)
In certain circumstances, the Underwriters may reduce the selling price at which the Offered Shares are sold to purchasers. Such potential sales are described under the heading "Plan of Distribution".

(2)
After deducting the Underwriters' Fee, but before deducting expenses of the Offering, including the preparation and filing of this short form prospectus, which are estimated to be C$1,500,000 and will be paid by the Corporation from the proceeds of the Offering.

(3)
The Corporation has granted to the Underwriters an option (the "Over-Allotment Option"), exercisable, in whole or in part at any time and from time to time until the date which is 30 days after the closing of the Offering (the "Closing"), to purchase up to an additional 5,145,000 Common Shares (the "Additional Shares") (equal to 15 per cent of the Common Shares sold pursuant to the Offering) on the same terms as set forth above to cover over-allotments, if any, and for market stabilization purposes. If the Over-Allotment Option is exercised in full, the total price to the public will be C$345,143,750, the Underwriters' Fee will be C$13,805,750 and the net proceeds to the Corporation will be C$331,338,000 (after deducting the Underwriters' Fee, but before deducting the expenses of the Offering). This short form prospectus qualifies the grant of the Over-Allotment Option and the distribution of the Additional Shares issuable upon exercise of the Over-Allotment Option. References to Offered Shares includes any Additional Shares, unless otherwise noted or unless the context precludes such inclusion. See "Plan of Distribution". A purchaser who acquires Additional Shares forming part of the Over-Allotment Option acquires those securities under this short form prospectus regardless of whether the Over-Allotment Option is ultimately filled through the exercise of the Over-Allotment Option or secondary market purchases.

This Offering is made by a foreign issuer that is permitted, under a multi-jurisdictional disclosure system adopted by the United States and Canada, to prepare this short form prospectus in accordance with Canadian disclosure requirements. You should be aware that such requirements are different from those of the United States. The financial statements incorporated herein have been prepared in accordance with Canadian generally accepted accounting principles, and they are subject to Canadian auditing and auditor independence standards. As a result, they may not be comparable to the financial statements of U.S. companies.

CIBC World Markets Corp.	Griffiths McBurney Corp.	Macquarie Capital Markets North America Ltd.

Scotia Capital (USA) Inc.	UBS Securities LLC

Cormark Securities (USA) Limited	National Bank Financial Inc.	Paradigm Capital U.S. Inc.

RBC Capital Markets Corporation	Thomas Weisel Partners LLC

Dundee Securities Inc.	Genuity Capital Markets USA Corp.	Goldman, Sachs & Co.
Salman Partners (USA) Inc.

The date of this prospectus is March     •    , 2009.

Prospective investors in the U.S. should be aware that the acquisition of the securities described herein may have tax consequences both in the United States and in Canada. Such consequences for investors who are residents in, or citizens of, the United States may not be fully described herein.

The enforcement by investors of civil liabilities under U.S. federal securities laws may be affected adversely by the fact that the Corporation is organized under the laws of Canada, that some or all of its officers and directors may be residents of a foreign country, that some or all of the experts named in the registration statement may be residents of a foreign country, and that a substantial portion of the assets of the Corporation and said persons may be located outside the United States.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this short form prospectus is truthful or complete. Any representation to the contrary is a criminal offence.

The following table sets out the number of options that have been issued or may be issued by the Corporation to the Underwriters pursuant to the Over-Allotment Option:

Underwriters' Position	Maximum Size	Exercise Period	Exercise Price
Over-Allotment Option	5,145,000	At any time and from time to time up to 30 days after Closing	C$45,018,750

Delivery of the Common Shares is expected to be on or about    •    , 2009.

 CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

        This short form prospectus contains or incorporates by reference certain information that may constitute "forward looking information" and "forward-looking statements" within the meaning of applicable Canadian securities laws and the United States Private Securities Litigation Reform Act of 1995, respectively. Forward-looking statements are necessarily based on a number of estimates and assumptions that are inherently subject to significant business, economic and competitive uncertainties and contingencies. All statements other than statements which are reporting results as well as statements of historical fact set forth or incorporated herein by reference, are forward-looking statements that may involve a number of known and unknown risks, uncertainties and other factors; many of which are beyond the Corporation's ability to control or predict. Forward-looking statements include, without limitation, statements regarding strategic plans, future production, sales targets (including market share evolution in regard to niobium), cost estimates and anticipated financial results; potential mineralization and evaluation and evolution of mineral reserves and resources (including, but not limited to, Rosebel's potential for further increases) and expected mine life; expected exploration results, future work programs, capital expenditures and objectives, evolution and economic performance of development projects including, but not limited to, the Essakane, Westwood, Quimsacocha, Buckreef and La Arena projects and exploration budgets and targets; construction and production targets and timetables, as well as anticipated timing of grant of permits and governmental incentives including, but not limited to, with respect to the Camp Caiman Project; outcome of negotiations with the Government of Ghana regarding fiscal stability agreements for the Damang and Tarkwa Gold Mines; expected continuity of a favourable gold market; contractual commitments, royalty payments, litigation matters and measures of mitigating financial and operational risks; anticipated liabilities regarding site closure and employee benefits; continuous availability of required manpower; possible exercise of outstanding warrants; the integration of operations, technologies and personnel of acquired operations and properties and, more generally, continuous access to capital markets; and the Corporation's global outlook and that of each of its mines. These statements relate to analysis and other information that are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of management. Known and unknown factors could cause actual results to differ materially from those projected in the forward-looking statements.

        Statements concerning actual mineral reserves and resources estimates are also deemed to constitute forward-looking statements to the extent that they involve estimates of the mineralization that will be encountered if the relevant project or property is developed, and in the case of mineral reserves, such statements reflect the conclusion based on certain assumptions that the mineral deposit can be economically exploited.

        Forward-looking statements, which involve assumptions and describe the Corporation's future plans, strategies and expectations, are generally identifiable by use of the words "may", "will", "should", "continue", "expect", "anticipate", "estimate", "believe", "intend", "plan" or "project" or the negative of these words or other variations on these words or comparable terminology. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. The following are some of the important factors that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements: hazards normally encountered in the mining business including unusual or unexpected geological formations, rock bursts, cave ins, floods and other conditions; delays and repair costs resulting from equipment failure; changes to and differing interpretations of mining tax regimes in foreign jurisdictions; the market prices of gold, niobium and other minerals; recent unprecedented events in global financial markets; recent market events and conditions and the deterioration of general economic indicators; the ability of the Corporation to replace reserves depleted by production; over/underestimation of reserve and resource calculations; fluctuations in exchange rates of currencies; failure to obtain financing as and when required to fund exploration and development; default under the Corporation's credit facility due to violation of covenants therein; failure to obtain financing to meet capital expenditure plans; risks associated with being a holding company; differences between the assumption of fair value estimates with respect to the carrying amount of mineral interests (including goodwill) and actual fair values; inherent risks related to the use of derivative instruments; accuracy of mineral reserve and mineral resource estimates; uncertainties in the validity of mining interests and ability to acquire new properties and retain skilled and experienced employees; various risks and hazards beyond the Corporation's control, many of which are not economically insurable; risks and hazards inherent to the mining industry, most of which are beyond the

Corporation's control; market prices and availability of commodities used by the Corporation in its operations; lack of infrastructure and other risks related to the geographical areas in which the Corporation carries out its operations; labour disruptions; health risks associated with the mining work force in Africa; disruptions created by surrounding communities; need to comply with the extensive laws and regulations governing the environment, health and safety of the Corporation's mining and processing operations and exploration activities; risks normally associated with any conduct of business in foreign countries including varying degrees of political and economic risk; ability to obtain the required licenses and permits from various governmental authorities in order to exploit the Corporation's properties; risks and expenses related to reclamation costs and related liabilities; continuously evolving legislation, such as the mining legislation in Ecuador and French Guiana, which may have unknown and negative impact on operations; risks normally associated with the conduct of joint ventures; inability to control standards of non-controlled assets; risk and unknown costs of litigation; undetected failures in internal controls over financial reporting; risks related to making acquisitions, including the integration of operations; risks related to the construction, development and start-up of the Essakane Project and the Westwood Project; the training of workers and the resettlement of local communities in connection with the Essakane Project; dependence on key personnel; and other related matters.

        Although the Corporation has attempted to identify important factors that could cause actual results to differ materially from expectations, intentions, estimates or forecasts, there may be other factors that could cause results to differ from what is anticipated, estimated or intended. Those factors are described or referred to above, under the heading "Risk Factors" in this short form prospectus, and under the heading "Risk Factors" in the annual information form of the Corporation dated March 28, 2008 for the year ended December 31, 2007 the ("Annual Information Form") and under the heading "Risks and Uncertainties" in the management's discussion and analysis of results of operations and financial condition of the Corporation for the year ended December 31, 2007, both of which are incorporated herein by reference and are available on SEDAR at www.sedar.com. Recent unprecedented events in global financial and credit markets have resulted in high market and commodity price volatility and contraction in credit markets. These on-going events could impact forward-looking statements contained in this short form prospectus and in the documents incorporated herein by reference in an unpredictable and possibly detrimental manner. Accordingly, readers should not place undue reliance on forward-looking statements. Forward-looking statements made in a document incorporated by reference in this short form prospectus are made as at the date of the original document and have not been updated by the Corporation except as expressly provided for in this short form prospectus. Except as required under applicable securities legislation, the Corporation undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

CAUTIONARY NOTE TO U.S. INVESTORS REGARDING
MINERAL REPORTING STANDARDS

        The disclosure in this short form prospectus and documents incorporated herein by reference has been prepared in accordance with the requirements of Canadian securities laws, which differ from the requirements of United States securities laws. Disclosure, including scientific or technical information, has been made in accordance with Canadian National Instrument 43-101 — Standards of Disclosure for Mineral Projects ("NI 43-101"). NI 43-101 is a rule developed by the Canadian Securities Administrators that establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. For example, the terms "measured mineral resources", "indicated mineral resources", "inferred mineral resources", "proven mineral reserves" and "probable mineral reserves" are used in this short form prospectus and documents incorporated herein by reference to comply with the reporting standards in Canada. While those terms are recognized and required by Canadian regulations, the United States Securities and Exchange Commission (the "SEC") does not recognize them. Under United States standards, mineralization may not be classified as a "reserve" unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. Investors are cautioned not to assume that all or any part of the mineral deposits in these categories will ever be converted into mineral reserves. These terms have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of measured mineral resources, indicated mineral resources, inferred mineral resources, proven mineral reserves or probable mineral reserves will ever be upgraded or mined. In accordance with Canadian rules, estimates of inferred mineral resources cannot form the basis of feasibility or other economic studies. Investors are cautioned not to assume that any part of the reported measured mineral resources, indicated mineral resources, or inferred mineral resources in this short form prospectus or the documents incorporated herein by reference is economically or legally mineable and will ever be classified as a reserve. In addition, the definitions of proven and probable mineral reserves used in NI 43-101 differ from the definitions in the SEC Industry Guide 7. Disclosure of "contained ounces" is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report mineralization that does not constitute reserves as in place tonnage and grade without reference to unit measures. Accordingly, information contained in this short form prospectus and documents incorporated herein by reference containing descriptions of the Corporation's mineral properties may not be comparable to similar information made public by U.S. companies subject to the reporting and disclosure requirements under the United States federal securities laws and the rules and regulations thereunder.

FINANCIAL INFORMATION

        The financial statements of the Corporation incorporated herein by reference are reported in United States dollars and have been prepared in accordance with Canadian generally accepted accounting principles.

CURRENCY PRESENTATION AND EXCHANGE RATE INFORMATION

        All dollar amounts in this prospectus are in United States dollars, unless otherwise indicated. All references to "$" or "US$" refer to US dollars and "C$" refers to Canadian dollars. On March 9, 2009, the noon spot rate for Canadian dollars in terms of the United States dollar, as quoted by the Bank of Canada, was US$1.00=C$1.3000 or C$1.00=US$0.7692.

        The following table sets forth, for each of the years indicated, the high, low, closing and average noon spot rates for Canadian dollars in terms of the United States dollar, as reported by the Bank of Canada.

	2008		2007		2006
High	C$	1.30	C$	1.19	C$	1.18
Low	C$	0.98	C$	0.93	C$	1.10
Closing	C$	1.21	C$	0.98	C$	1.16
Average	C$	1.07	C$	1.08	C$	1.14

DOCUMENTS INCORPORATED BY REFERENCE

        Information has been incorporated by reference in this short form prospectus from documents filed with securities commissions or similar authorities in Canada and filed with, or furnished to, the SEC. The following documents, filed by the Corporation with the securities commissions or similar authorities in each of the provinces and territories of Canada, are specifically incorporated by reference into, and form an integral part of, this short form prospectus:

  (a)
  the annual information form dated March 28, 2008 of the Corporation for the year ended December 31, 2007;

  (b)
  the audited consolidated balance sheets of the Corporation as at December 31, 2007 and 2006 and the consolidated statements of earnings, comprehensive income (loss), retained earnings and cash flows for each of the years in the three-year period ended December 31, 2007, together with the auditors' report thereon and the notes thereto;

  (c)
  management's discussion and analysis of results of operations and financial condition of the Corporation for the year ended December 31, 2007;

  (d)
  the unaudited comparative consolidated financial statements of the Corporation as at and for the three and nine months ended September 30, 2008, together with the notes thereto;

  (e)
  management's discussion and analysis of results of operations and financial condition of the Corporation for the three and nine months ended September 30, 2008;

  (f)
  the management information circular dated April 11, 2008 of the Corporation prepared in connection with the annual and special meeting of shareholders of the Corporation held on May 14, 2008;

  (g)
  Reconciliation with United States Generally Accepted Accounting Principles — Item 18 for the years ended December 31, 2007, 2006 and 2005 together with the auditors' report thereon;

  (h)
  Reconciliation with United States Generally Accepted Accounting Principles — Item 18 for the three and nine months ended September 30, 2008 and 2007;

  (i)
  the material change report dated and filed March 6, 2009 of the Corporation with respect to the completion of the acquisition of Orezone Resources Inc. by the Corporation; and

  (j)
  the material change report dated and filed March 9, 2009 of the Corporation with respect to the unaudited financial results of the Corporation for the three months and the year ended December 31, 2008.

        Any document of the type referred to in section 11.1 of Form 44-101F1 of National Instrument 44-101 — Short Form Prospectus Distributions filed by the Corporation with the securities commissions or similar regulatory authorities in Canada after the date of this short form prospectus and prior to the termination of the Offering shall be deemed to be incorporated by reference in this short form prospectus. Any report filed by the Corporation with the SEC or Report of Foreign Private Issuer on Form 6-K furnished to the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the U.S. Securities Exchange Act of 1934 (the "U.S. Exchange Act") after the date of this short form prospectus until the termination of the distribution under this short form prospectus shall be deemed to be incorporated by reference into the registration statement of which this short form prospectus forms a part of, if and to the extent expressly provided in such report. The documents incorporated or deemed to be incorporated by reference herein contain meaningful and material information relating to the Corporation and the readers should review all information contained in this short form prospectus and the documents incorporated or deemed to be incorporated by reference herein.

        Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this short form prospectus, to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this short form prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not constitute a part of this short form prospectus, except as so modified or superseded. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of such a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

        Copies of the documents incorporated or deemed to be incorporated by reference herein may be obtained on request without charge from the Senior Corporate Secretary of IAMGOLD Corporation, at 401 Bay Street, Suite 3200, P.O. Box 153, Toronto, Ontario M5H 2Y4, Telephone: (416) 360-4710, and are also available electronically on SEDAR at www.sedar.com.

        Readers should rely only on information contained or incorporated by reference in this short form prospectus. The Corporation has not authorized anyone to provide the reader with different information. The Corporation is not making an offer of these securities in any jurisdiction where the offer is not permitted. Readers should not assume that the information contained in this short form prospectus is accurate as of any date other than the date on the front of this short form prospectus, unless otherwise noted herein or as required by law. It should be assumed that the information appearing in this short form prospectus and the documents incorporated by reference herein are accurate only as of their respective dates. The Corporation's business, financial condition, results of operations and prospects of the Corporation may have changed since those dates.

 AVAILABLE INFORMATION

        The Corporation files reports and other information with the securities commissions and similar regulatory authorities in each of the provinces and territories of Canada. These reports and information are available to the public free of charge on SEDAR at www.sedar.com.

        The Corporation has filed with the SEC a registration statement on Form F-10 relating to the Offered Shares. This short form prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement, certain items of which are contained in the exhibits to the registration statement as permitted by the rules and regulations of the SEC. Statements included in this short form prospectus or incorporated herein by reference about the contents of any contract, agreement or other documents referred to are not necessarily complete, and in each instance investors should refer to the exhibits for a more complete description of the matter involved. Each such statement is qualified in its entirety by such reference.

        The Corporation is subject to the information requirements of the U.S. Exchange Act and applicable Canadian securities legislation, and in accordance therewith files reports and other information with the SEC and with the securities regulatory authorities in Canada. Under the multi-jurisdictional disclosure system adopted by the United States and Canada, documents and other information that the Corporation files with the SEC may be prepared in accordance with the disclosure requirements of Canada, which are different from those of the United States. As a foreign private issuer, the Corporation is exempt from the rules under the U.S. Exchange Act prescribing the furnishing and content of proxy statements, and its officers, directors and principal shareholders are exempt from the reporting and shortswing profit recovery provisions contained in Section 16 of the U.S. Exchange Act. In addition, the Corporation is not required to publish financial statements as promptly as U.S. companies.

        Investors may read any document that the Corporation has filed with the SEC at the SEC's public reference room in Washington, D.C. Investors may also obtain copies of those documents from the public reference room of the SEC at 100 F Street, N.E., Washington, D.C. 20549 by paying a fee. Investors should call the SEC at 1-800-SEC-0330 or access its website at www.sec.gov for further information about the public reference rooms. Investors may read and download some of the documents the Corporation has filed with the SEC's Electronic Data Gathering and Retrieval system at www.sec.gov.

ELIGIBILITY FOR INVESTMENT

        In the opinion of Fraser Milner Casgrain LLP, counsel to the Corporation, and Fasken Martineau DuMoulin LLP, counsel to the Underwriters, the Offered Shares will be qualified investments under the Income Tax Act (Canada) (the "Tax Act") and the regulations thereunder at a particular time for trusts governed by registered retirement savings plans, registered retirement income funds, deferred profit sharing plans, registered education savings plans, registered disability savings plans and tax-free savings accounts ("Registered Plans"), as defined in the Tax Act, provided that such shares are listed on a "designated stock exchange" (which currently includes the TSX and the NYSE) at that time or, for Registered Plans other than tax-free saving accounts, the Corporation is a "public corporation", as defined in the Tax Act.

 THE CORPORATION

Overview

        IAMGOLD is a corporation governed by the Canada Business Corporations Act. The registered and principal office of the Corporation is located at 401 Bay Street, Suite 3200, Toronto, Ontario, Canada M5H 2Y4. The Corporation's telephone number is (416) 360-4710 and its website address is www.iamgold.com.

        The Corporation is engaged primarily in the exploration for, and the development and production of, mineral resource properties throughout the world. Through its holdings, the Corporation has interests in various operations and exploration properties as well as a royalty interest on a property that produces diamonds. The following chart illustrates certain subsidiaries of the Corporation, together with the jurisdiction of incorporation of each subsidiary and the percentage of voting securities beneficially owned or over which control or direction is exercised by the Corporation, and the material mineral projects of the Corporation held through such subsidiaries and the percentage of ownership interest that the relevant subsidiary of the Corporation has therein.

IAMGOLD Corporation (Canada)
100%
100%
100%
100%
100%
IAMGOLD-South American Corporation (Barbados)
Repadre Capital (BVI) Inc. (BVI)
Repadre International Corporation (Barbados)
IAMGOLD-Quebec Management Inc. (Québec)
IAMGOLD Burkina Faso Inc.(1) (Canada)
100%
100%
100%
95%
100%
IAMGOLD Equador S.A. (Ecuador)
Repadre Finance (BVI) Inc. (BVI)
Repadre Ventures (BVI) Inc. (BVI)
Rosebel Gold Mines N.V. (Suriname)
Essakane (BVI) Limited (BVI)
100%
100%
100%
Quimsacocha Project (Ecuador)
Rosebel Mine (Suriname)
Orezone Essakane Limited (BVI)
12.5%
1.4%
5%
Gold Fields Ghana Limited (Ghana)
90%
100%
Niobec Mine (Québec)
Essakane SA (Burkina Faso)
100%
Tarkwa Mine (Ghana)
100%
Westwood Project (Québec)
100%
Essakane Project (Burkina Faso)

Note:

(1)
See "Recent Developments — Acquisition of Orezone Resources Inc.".

        Other property interests of the Corporation include the following:

  (a)
  a 100 per cent interest in the mining leases in the Province of Québec, Canada, on which the Doyon gold mine (the "Doyon Mine") and the Mouska gold mine (the "Mouska Mine") are located and which are held by IAMGOLD-Québec Management Inc. ("IMG-QC");

  (b)
  an indirect 18.9 per cent interest in Abosso Goldfields Limited, the holder of the mineral rights to the Damang concession in Ghana on which the Damang gold mine is located. The Damang concession is contiguous with the concession on which the Tarkwa mine is located;

  (c)
  an indirect 38 per cent interest in La Société d'Exploitation des Mines d'Or de Sadiola S.A., the owner of the mining rights for the mining permit area (the "Sadiola Mining Permit") in Mali on which the Sadiola gold mine (the "Sadiola Mine") is located;

  (d)
  an indirect 50 per cent interest in Sadiola Exploration Limited which holds an 80% interest in Yatela Exploitation Company Limited, the owner of the mining rights for the mining permit area in Mali that is immediately to the north of the Sadiola Mining Permit and on which the Yatela gold mine (the "Yatela Mine") is located;

  (e)
  an indirect 100 per cent interest in Mupane Gold Mining (Pty) Ltd., the owner of the mining rights for the mining permit area in Botswana on which the Mupane gold mine (the "Mupane Mine") is located;

  (f)
  an indirect 100 per cent interest in IAMGOLD Tanzania Limited, which owns or has the right to earn between a 75 and 80 per cent interest in the prospecting and mining licenses relating to the Buckreef exploration project in Tanzania;

  (g)
  an indirect 100 per cent interest in IAMGOLD Guyane S.A.S., which owns the mining rights in connection with the Camp Caiman project in French Guiana;

  (h)
  an indirect 100 per cent interest in La Arena S.A., the owner of the mining concessions relating to the La Arena gold-copper project (the "La Arena Project") in Peru; and

  (i)
  a one per cent royalty on the Diavik diamond property located in the Northwest Territories, Canada.

        The Corporation is the operator of the following mines: Rosebel, Niobec, Mupane, Doyon and Mouska.

        As used in this short form prospectus, except as otherwise required by the context, reference to "IAMGOLD" or the "Corporation" means IAMGOLD Corporation and its subsidiaries. Further information regarding the business of the Corporation, its operations and its mineral properties can be found in the Annual Information Form and other documents incorporated herein by reference.

Mineral Reserves and Resources

        The following tables set out the Corporation's estimate of its mineral reserves and mineral resources as of December 31, 2008. Mineral reserves and resources at the Sadiola and Yatela mines, as well as the Buckreef and Kitongo projects, have been estimated in accordance with or reconciled to the definitions of the Australian Code for Reporting of Mineral Resources and Ore Reserves (the "JORC code"). Mineral reserves and resources at the Tarkwa and Damang mines have been estimated in accordance with or reconciled to the definitions of the South African Code for Reporting of Mineral Resources and Mineral Reserves (the "SAMREC code"). Mineral reserves and resources at Doyon, Mouska, Rosebel, Mupane, Camp Caiman, Quimsacocha, La Arena, Westwood, Niobec, Grand Duc and Essakane have been estimated in accordance with the Canadian Institute of Mining, Metallurgy and Petroleum's "CIM Standards on Mineral Resources and Reserve Definitions and Guidelines", as required by NI 43-101. The qualified persons, as defined by NI 43-101, or competent persons, as defined by the JORC code or the SAMREC code, responsible for the mineral resource and mineral reserve estimates contained in the following tables are set forth below under the heading "Interest of Experts". Except as otherwise indicated below, reported mineral reserves and resources were estimated using a long-term gold price assumption of $700 per ounce in 2008. The Corporation is required by NI 43-101 to disclose its mineral reserves and mineral resources using the subcategories of proven mineral reserves, probable mineral reserves, measured mineral resources, indicated mineral resources and inferred mineral resources. Unlike proven and probable mineral reserves, mineral resources (of all categories) do not have a demonstrated economic viability.

Consolidated Mineral Reserves and Resources as of December 31, 2008(1)(2)(3)

Attributable Contained Ounces of Gold
(000)
Total Proven and Probable Reserves	12,408
Total Measured and Indicated Resources (Inclusive of Reserves)	26,414
Total Inferred Resources	7,692

Notes:

(1)
Mineral resources that are not mineral reserves do not have demonstrated economic viability. Inferred resources are in addition to measured and indicated resources. Details of measured and indicated resources and other NI 43-101 information can be found in the relevant technical reports, all of which have been prepared by a qualified person as defined in NI 43-101 and filed with the Canadian securities regulators and which are available on SEDAR at www.sedar.com. Inferred resources have a great amount of uncertainty as to their existence and whether they can be mined legally or economically. It cannot be assumed that all or any part of the inferred resources will ever be upgraded to a higher category. Although "measured resources," "indicated resources" and "inferred resources" are categories of mineralization that are recognized and required to be disclosed under Canadian regulations, the SEC does not recognize them. Disclosure of contained ounces is permitted under Canadian regulations; however, the SEC generally permits resources to be reported only as in place tonnage and grade. See "Cautionary Note to U.S. Investors Regarding Mineral Reporting Standards". Measurements and numbers have been rounded and this may result in minor discrepancies.

(2)
Measured and indicated resources are inclusive of proven and probable reserves.

(3)
Mineral resources and mineral reserves for each property are reported separately in the tables below.

Mineral Reserves and Resources for Tarkwa and Damang as of June 30, 2008(1)(2)(3)(4)(5)

Gold Operations	Tonnes	Grade	Contained Ounces of Gold	Attributable Contained Ounces of Gold
	(000)	(g Au/t)	(000)	(000)
Tarkwa, Ghana				(18.9%	)
Proven Reserves	158,700	1.3	6,456	1,220
Probable Reserves	126,600	1.2	4,857	918

Subtotal	285,300	1.2	11,313	2,138

Measured Resources	152,900	1.4	7,004	1,324
Indicated Resources	146,100	1.3	6,021	1,138
Inferred Resources	24,400	3.1	2,411	456
Damang, Ghana				(18.9%	)
Proven Reserves	4,614	2.6	388	73
Probable Reserves	20,872	1.4	966	183

Subtotal	25,486	1.7	1,354	256

Measured Resources	9,103	2.3	681	129
Indicated Resources	30,838	1.5	1,474	278
Inferred Resources	11,162	3.7	1,336	252
Total (Tarkwa and Damang)

Proven and Probable Reserves	310,786	1.3	12,667	2,394

Measured and Indicated Resources	338,941	1.4	15,180	2,869
Inferred Resources	35,562	3.3	3,747	708

Notes:

(1)
Measured and indicated resources are inclusive of proven and probable reserves.

(2)
In mining operations, measured and indicated resources that are not mineral reserves are considered uneconomic at the price used for reserves estimations.

(3)
Mineral reserves have been estimated using a $650/oz gold price and mineral resources have been estimated using a $800/oz gold price.

(4)
Mineral resources have been estimated in accordance with the SAMREC code and have been reconciled to, and conform to, the JORC code.

(5)
Although "measured resources", "indicated resources" and "inferred resources" are categories of mineralization that are recognized and required to be disclosed under Canadian regulations, the SEC does not recognize them. Disclosure of contained ounces is permitted under Canadian regulations; however, the SEC generally permits resources to be reported only as in place tonnage and grade. See "Cautionary Note to U.S. Investors Regarding Mineral Reporting Standards".

Mineral Reserves and Resources of Gold Operations as of December 31, 2008(1)(2)(3)(4)

Gold Operations	Tonnes	Grade	Contained Ounces of Gold	Attributable Contained Ounces of Gold
	(000)	(g Au/t)	(000)	(000)
Rosebel,(5)(6) Suriname				(95%	)
Proven Reserves	46,188	1.1	1,649	1,566
Probable Reserves	55,240	1.2	2,067	1,964

Subtotal	101,428	1.1	3,716	3,530

Measured Resources	160,671	1.1	5,736	5,449
Indicated Resources	138,554	1.0	4,428	4,207
Inferred Resources	6,756	1.1	227	216
Essakane,(7)(8) Burkina Faso				(90%	)
Probable Reserves	58,122	1.7	3,121	2,809
Indicated Resources	78,400	1.6	3,993	3,594
Inferred Resources	16,100	1.7	860	774
Westwood,(9)(10) Quebec				(100%	)
Indicated Resources	313	6.9	70	70
Inferred Resources	11,283	8.7	3,154	3,154
Quimsacocha,(11) Ecuador				(100%	)
Probable Reserves	8,098	6.5	1,682	1,682
Indicated Resources	9,935	6.6	2,107	2,107
Inferred Resources	299	6.3	61	61
Mupane,(6) Botswana				(100%	)
Proven Reserves	2,896	1.9	180	178
Probable Reserves	311	2.6	26	25

Subtotal	3,207	2.0	206	203

Measured Resources	6,043	2.0	393	390
Indicated Resources	2,915	2.3	213	208
Inferred Resources	328	2.5	26	25
Sadiola,(12) Mali				(38%	)
Proven Reserves	5,996	2.2	423	161
Probable Reserves	8,183	2.6	680	258

Subtotal	14,179	2.4	1,103	419

Measured Resources	24,664	1.6	1,234	469
Indicated Resources	65,278	2.4	4,944	1,879
Inferred Resources	28,430	2.3	2,068	786

Gold Operations	Tonnes	Grade	Contained Ounces of Gold	Attributable Contained Ounces of Gold
	(000)	(g Au/t)	(000)	(000)
Yatela,(12) Mali				(40%	)
Proven Reserves	3,352	0.9	98	39
Probable Reserves	1,854	5.2	311	125

Subtotal	5,206	2.4	409	164

Measured Resources	4,421	1.6	228	91
Indicated Resources	3,962	4.4	554	222
Inferred Resources	745	3.5	84	34
Doyon Division,(13)(6) Quebec				(100%	)
Proven Reserves	219	10.6	75	75
Probable Reserves	46	12.0	18	18

Subtotal	265	10.9	93	93

Measured Resources	842	6.0	163	163
Indicated Resources	1,975	4.6	290	290
Inferred Resources	3,443	5.1	570	570
Camp Caiman,(14)(15) French Guiana				(100%	)
Probable Reserves	12,285	2.8	1,114	1,114
Measured Resources	5,371	2.7	467	467
Indicated Resources	15,071	2.4	1,148	1,148
Inferred Resources	3,767	2.1	249	249
La Arena,(16) Peru				(100%	)
Measured Resources	26,000	0.5	443	443
Indicated Resources	113,700	0.4	1,554	1,554
Inferred Resources	9,890	0.3	90	90
Buckreef,(17) Tanzania				(75-80%	)
Measured Resources	3,066	2.7	265	212
Indicated Resources	12,887	1.8	734	573
Inferred Resources	11,827	2.4	919	727
Kitongo,(18) Tanzania				(100%	)
Inferred Resources	4,440	2.0	291	291
Grand Duc,(19) Quebec				(100%	)
Indicated Resources	149	1.8	9	9
Inferred Resources	213	1.1	7	7
Total (excl. Tarkwa and Damang)

Proven and Probable Reserves	202,790	1.8	11,444	10,014

Measured and Indicated Resources	674,217	1.3	28,973	23,545
Inferred Resources	97,521	2.7	8,606	6,984

Notes:

(1)
Measured and indicated resources are inclusive of proven and probable reserves.

(2)
In underground operations, mineral resources contain similar dilution and mining recovery as mineral reserves.

(3)
In mining operations, measured and indicated resources that are not mineral reserves are considered uneconomic at the price used for reserve estimations but are deemed to have a reasonable prospect of economic extraction.

(4)
Although "measured resources", "indicated resources" and "inferred resources" are categories of mineralization that are recognized and required to be disclosed under Canadian regulations, the SEC does not recognize them. Disclosure of contained ounces is permitted under Canadian regulations; however, the SEC generally permits resources to be reported only as in place tonnage and grade. See "Cautionary Note to U.S. Investors Regarding Mineral Reporting Standards".

(5)
The Corporation indirectly owns a 95% interest in the Rosebel Mine.

(6)
The Corporation indirectly owns a 100% interest in all deposits at the Mupane Mine, other than the Golden Eagle deposit, in which it indirectly owns an 85% interest. Mineral reserves have been estimated as at December 31, 2008 using a $700/oz gold price and mineral resources have been estimated as at December 31, 2008 using a $700/oz gold price and have been estimated in accordance with NI 43-101.

(7)
Mineral reserves have been estimated as at June 2008 using a $600/oz gold price and have been estimated in accordance with NI 43-101.

(8)
Mineral resources have been estimated as at May 2007 at a 0.5 Au/t cutoff and have been estimated in accordance with NI 43-101. Indicated mineral resources reported are unconstrained by a $650 oz pit shell. Inferred mineral resources reported are constrained by a $650/oz Whittle pit shell.

(9)
Based on a 4 g Au/t cutoff.

(10)
Mineral resources have been estimated as at July 2008 using a $700/oz gold price and have been estimated in accordance with NI 43-101.

(11)
Mineral resources have been estimated as at August 2008 using a $750/oz gold price and have been estimated in accordance with NI 43-101.

(12)
Mineral reserves have been estimated as at December 31, 2008 using a $870/oz gold price and mineral resources have been estimated as at December 31, 2008 using a $1,000/oz gold price and have been estimated in accordance with the JORC code.

(13)
The Corporation indirectly owns 100% of the Doyon Division which includes mineral reserves and resources from the Doyon Mine and the Mouska Mine.

(14)
The Corporation indirectly owns a 100% interest in the Camp Caiman Project.

(15)
Mineral reserves and mineral resources have been estimated as at August 2005 using a $425/oz gold price and have been estimated in accordance with NI 43-101.

(16)
The Corporation indirectly owns 100% of La Arena Peru S.A. (formerly known as IAMGOLD Peru S.A.) which holds the La Arena Project. Resources are confined within a pit shell based on a $550/oz gold price and a $1.50/lb copper price and have been estimated in accordance with NI 43-101.

(17)
The Corporation indirectly owns an 80% interest in all deposits at the Buckreef Project, other than the Busolwa and Minzwel deposits, in which it indirectly owns a 75% interest. Mineral resources have been estimated as at July 2008 at a 1.0 g Au/t cutoff and have been estimated in accordance with the JORC code and NI 43-101.

(18)
Mineral resources have been estimated in accordance with the JORC code.

(19)
Mineral resources have been estimated at a $700/oz gold price and have been estimated in accordance with NI 43-101.

Mineral Reserves and Resources of Non-Gold Operations as of December 31, 2008(1)(2)

Niobium Operations	Tonnes	Grade	Contained Tonnes Nb2O5
	(000)	(%Nb2O5)	(000)
Niobec,(3) Quebec			(100%	)
Proven Reserves	11,367	0.58	66.0
Probable Reserves	12,133	0.59	71.8

Subtotal	23,500	0.59	137.8

Measured Resources	11,367	0.58	66.0
Indicated Resources	12,133	0.59	71.8
Inferred Resources	28,777	0.58	165.5

Copper Project	Tonnes	Grade	Contained Tons Cu
	(000)	(%Cu)	(short)
La Arena, Peru			(100%	)
Measured Resources	26,000	0.16	45,849
Indicated Resources	113,700	0.39	493,413
Inferred Resources	9,890	0.33	35,534

Notes:

(1)
Although "measured resources", "indicated resources" and "inferred resources" are categories of mineralization that are recognized and required to be disclosed by Canadian regulations, the SEC does not recognize them. Disclosure of contained ounces is permitted under Canadian regulations; however, the SEC generally permits resources to be reported only as in place tonnage and grade. See "Cautionary Note to U.S. Investors Regarding Mineral Reporting Standards".

(2)
Measured and indicated resources are inclusive of proven and probable reserves.

(3)
Mineral reserves and resources have been estimated at a 26.19/kg niobium price.

RECENT DEVELOPMENTS

Acquisition of Orezone Resources Inc.

        On February 25, 2009, the Corporation acquired (the "Orezone Transaction") all of the outstanding common shares of Orezone Resources Inc. ("Orezone Resources") for total consideration valued at approximately $139 million (as of December 10, 2008). The Orezone Transaction was completed pursuant to an arrangement agreement (the "Arrangement Agreement") dated December 10, 2008, as amended January 12, 2009, between the Corporation, Orezone Resources and Orezone Gold Corporation ("Orezone Gold"). The principal asset of Orezone Resources was a 90 per cent interest in the Essakane gold project comprised of a mining permit covering 100.2 square kilometres and certain exploration permits in Burkina Faso, West Africa (the "Essakane Project").

        Pursuant to the Orezone Transaction, the holders (the "Orezone Shareholders") of common shares of Orezone Resources ("Orezone Resources Shares") received for each one Orezone Resources Share (i) 0.08 of a Common Share, and (ii) 0.125 of a common share of Orezone Gold, a new public exploration and development company. As part of the Orezone Transaction, the exploration properties of Orezone Resources that were not related to the Essakane Project were spun-out into Orezone Gold together with C$10,000,000 in cash (collectively the "Orezone Gold Assets").

        On the effective date of the Orezone Transaction, IAMGOLD, among other things:

  •
  issued an aggregate of 28,817,244 Common Shares to acquire all of the outstanding Orezone Resources Shares;

  •
  issued 555,425 Common Shares and paid C$5,045,205 in satisfaction of the 6% convertible debenture (the "Orezone Convertible Debenture") dated July 1, 2008 in the principal amount of C$10 million issued by Orezone Resources;

  •
  reserved 282,656 Common Shares for issue upon the exercise of outstanding options (the "Replacement Options") granted by IAMGOLD to holders of options (the "Orezone 1997 Options") of Orezone Resources granted under the stock option plan of Orezone Resources approved by the directors and shareholders of Orezone in 1997;

  •
  reserved 84,800 Common Shares for issue upon the exercise of outstanding options (the "Orezone 2008 Options") of Orezone Resources granted under the stock option plan of Orezone Resources approved by the directors and shareholders of Orezone Resources in 2008; and

  •
  reserved 160,000 Common Shares for issue upon the exercise of outstanding warrants to purchase Orezone Resources Shares.

        As a result of the Orezone Transaction, among other things:

  •
  Orezone Resources was amalgamated with a wholly-owned subsidiary of the Corporation, incorporated for the purposes of the Orezone Transaction, to form IAMGOLD Burkina Faso Inc. ("IMG-BF");

  •
  IMG-BF holds 100 per cent of Essakane (BVI) Limited which indirectly holds a 90 per cent interest in the Essakane Project;

  •
  IAMGOLD held approximately 16.6 per cent of the outstanding common shares of Orezone Gold as of the effective date of the Orezone Transaction; and

  •
  the former Orezone Shareholders held approximately 9 per cent of the outstanding Common Shares as of the effective date of the Orezone Transaction.

        In addition, on February 24, 2009, The Standard Bank of South Africa Limited ("Standard Bank") effectively assigned to IAMGOLD the $40 million bridge loan payable by Orezone Essakane Limited (an indirect wholly-owned subsidiary of the Corporation) to Standard Bank in consideration for the payment by IAMGOLD of $40 million (plus accrued and unpaid interest outstanding on such loan). The $40 million bridge loan is now in the process of becoming an inter-company loan from IAMGOLD to Orezone Essakane Limited. Furthermore, the security associated with the original bridge loan is in the process of being released.

Other Acquisitions and Divestitures

Bid for Euro Ressources

        On December 23, 2008, the French Autorité des marchés financiers published the final results for the Corporation's public offer for Euro Ressources S.A. ("EURO"), including the re-opened offer. As a result of the offer, the Corporation controls 52.8 million shares of EURO representing 84.55 per cent of the current share capital of EURO. EURO has a participation right royalty on production from the Rosebel gold mine (the "Rosebel Mine") in Suriname that entitles EURO to payments of 10 per cent of the gold price above $300 per ounce for production from soft rock and above $350 per ounce for production from hard rock. As at December 31, 2008, the remaining number of ounces of gold covered by the royalty agreement was 5,509,446 ounces. The Corporation, from time to time, has and may make additional purchases of shares of EURO on the open market in France.

Option Agreement at Siribaya, Mali

        On December 23, 2008, the Corporation announced that it had entered into a definitive option agreement to earn a 50 per cent interest in the Siribaya gold project in Mali, West Africa, which is 100 per cent controlled by Merrex Gold Inc. ("Merrex"). The Corporation can earn its interest by spending C$10.5 million over four years on the project. Pursuant to the definitive option agreement, the Corporation purchased 4,285,714 units on a private placement basis at a price of C$0.35 per unit. Each unit is comprised of one common share of Merrex and a common share purchase warrant exercisable at C$0.45 per share for a period of 12 months. As of December 23, 2008, the Corporation held 6.47 per cent of the outstanding common shares of Merrex, or 12.15 per cent on a partially diluted basis.

Sale of Sleeping Giant

        On October 31, 2008, the Corporation completed the sale of the Sleeping Giant gold mine and related milling facilities to Cadiscor Resources Inc. ("Cadiscor"). The Sleeping Giant gold mine had ended its current reserve life at the end of October 2008. Following the sale, the Corporation held (i) 5,185,715 common shares of Cadiscor, representing approximately 12 per cent of the then outstanding common shares of Cadiscor, (ii) warrants to purchase 1,000,000 common shares of Cadiscor, exerciseable at C$0.70 per share and expiring on December 31, 2010; and (iii) a C$3.5 million debenture, convertible into common shares of Cadiscor during each of the next three years at prices per share of C$0.47, C$0.51 and C$0.56, respectively. If the Corporation were to exercise all warrants and fully convert the debenture, the Corporation would control an aggregate of 13,632,524 common shares of Cadiscor, representing approximately 26.3 per cent of the outstanding common shares of Cadiscor on a partially diluted basis.

Purchase of Barrick's Participation Right on Doyon and Westwood

        On July 23, 2008, the Corporation acquired the participation royalty on production from the Doyon Mine and the Corporation's Westwood gold project (the "Westwood Project") in the Province of Québec from Barrick Gold Corporation for $13 million in cash. The transaction eliminated the royalty obligation on production from the Doyon Mine, which was 24.75 per cent of the gold price above $375 per ounce. The participation royalty also extended to the Westwood Project, located two kilometres from the Doyon Mine. The acquisition should allow for future production from the Westwood Project to be free from royalty obligations.

Sale of La Arena

        On May 5, 2008, the Corporation announced that it had entered into an agreement for the sale of the La Arena Project to Rio Alto Mining Limited ("Rio Alto") for $47.55 million in cash and a 5.5 per cent interest in Rio Alto, subject to Rio Alto obtaining financing for the transaction. Rio Alto has been unable to obtain the financing required to complete the transaction. The Corporation and Rio Alto's financial advisors continue to consider alternative financial structures in order to complete a transaction including a structure that contemplates an option to purchase La Arena.

Issuance of Flow-Through Shares

        In March 2008, the Corporation issued 928,962 flow-through Common Shares for proceeds of C$8,500,000. As of December 31, 2008, the Corporation had applied all of the flow-through share proceeds raised to fund prescribed resource expenditures on the Westwood Project. Prior to December 31, 2008, the Corporation filed with tax authorities the documents required to renounce the tax credits associated with these expenditures and thereby fulfilled its commitments under the subscription agreement and satisfied the requirements under applicable Canadian federal income tax legislation.

Credit Facility

        The Corporation entered into a credit agreement (the "Credit Agreement") on April 15, 2008 with a syndicate of financial institutions (collectively the "Lenders") led by The Bank of Nova Scotia and Société Générale providing for a revolving bank credit facility of up to $140 million (the "Credit Facility"). The purpose of the Credit Facility is to finance general corporate requirements of the Corporation including permitted acquisitions. The Credit Facility matures and all indebtedness thereunder is due and payable on April 15, 2013. The Corporation, with the consent of lenders representing greater than 66 2/3 per cent of the aggregate commitments under the Credit Facility, has the option to extend the term of the facility for up to two additional one-year terms. The Corporation must replace or cancel the commitments of any Lenders who do not consent to such an extension.

        Advances under the Credit Facility are available in US dollars and bear interest at rates calculated with respect to certain financial ratios of the Corporation and vary in accordance with borrowing rates in Canada and the United States. The Lenders are each paid a standby fee on the undrawn portion of the Credit Facility, which fee also depends on certain financial ratios of the Corporation. Payment and performance of the Corporation's obligations under the facility are guaranteed by certain of the subsidiaries of the Corporation (collectively with the Corporation, the "Obligors") and are secured by a pledge by the Obligors of all of their equity interests in each of the other Obligors (other than the Corporation) and a pledge by the Obligors of their bank accounts, investment accounts, bullion accounts and certain debt obligations. The Credit Agreement includes certain covenants relating to the operations and activities of the Obligors including, among others, restrictions with respect to indebtedness, distributions, entering into derivative transactions, disposition of material assets, mergers and acquisitions and maintaining assets in certain jurisdictions, as well as covenants to maintain certain financial ratios and a tangible net worth of not less than the aggregate of $738 million plus 50 per cent of the Corporation's consolidated net income for the fiscal quarter ending December 31, 2007 and each subsequent fiscal year (excluding any period in which net income is a loss), plus 50 per cent of the proceeds of equity issuances or contributions after December 31, 2007. The Credit Agreement also includes typical events of default, including any change of control of the Corporation.

        As at March 6, 2009, there was approximately $99 million in the aggregate utilized under the Credit Facility, including $9 million in letters of credit.

Legal Proceedings

        In October 2007, audit claims for the years 2005 and 2006 were received from the Department of Taxation in Mali with respect to the Sadiola Mine and the Yatela Mine. The Corporation has recorded a provision regarding the audit claims. The Corporation is presently negotiating with the Government of Mali regarding the receipt of balances of VAT and fuel tax receivables due from the Government of Mali. Such negotiations may result in additional provisions with respect to the audit claims and balances of VAT and fuel tax receivables.

Project Updates

Rosebel Mine

        The mill optimization project at the Rosebel Mine was completed in the fourth quarter of 2008, and the mill expansion project is expected to be completed by April 2009. The purchase and installation of major process components, including a new ball mill, additional leach tanks and an additional main power transformer, have been completed and fully commissioned. With these components complete, the plant has achieved the expansion project nameplate capacity. Outstanding ancillary project elements include additional thickener underflow pumps, new carbon stripping tanks and completion of the pebble crusher. Total actual construction costs have been on or below budget.

Essakane Project

        The Corporation has commenced integrating Orezone Resources and its operations following the completion of the Orezone Transaction on February 25, 2009. Significant progress in planning and preparing for mine construction has been made at the Essakane Project. Construction of the mine commenced in September 2008 and production is anticipated in the third quarter of 2010. The Corporation is planning capital expenditures of approximately $219 million in 2009 at the Essakane Project, with major components including mill equipment and construction, mining equipment, prestripping, and the construction of water management structures. The Corporation plans to invest the remaining capital required for the Essakane Project in 2010.

        For further information on the Essakane Project see the description set out below under the heading "Information Concerning Certain Properties — Essakane Project, Burkina Faso".

Quimsacocha Project

        The Corporation has completed a pre-feasibility study for its Quimsacocha gold project (the "Quimsacocha Project") located in Ecuador which has assumed no changes to the mining and taxation framework in Ecuador from those laws previously in force. The findings and conclusions of the pre-feasibility study may be negatively affected by any such changes thereto or by political uncertainty and economic instability, or by unanticipated legislative, regulatory or public policy initiatives in Ecuador in the future. The results of the pre-feasibility study are summarized in a technical report for the Quimsacocha Project completed in February 2009. For further information on the Quimsacocha Project see the description below under the heading "Information Concerning Certain Properties — Quimsacocha Project, Ecuador".

        A mandate passed by the Constituent Assembly of Ecuador in April 2008 resulted in a moratorium on mining activities in the country pending the completion of new mining legislation. Following a national referendum which approved a new constitution in September 2008, a mini-congress or "Congresillo" was formed to act as Ecuador's legislative body pending presidential and congressional elections which have been set for April 26, 2009. The Congresillo is dominated by members of President Correa's Alianza Pais party. In recent months, President Correa has made numerous public statements in support of the introduction of responsible large-scale mining in Ecuador.

        On January 19, 2009, President Correa signed a new mining law passed by the Congresillo and proposed one amendment dealing with what are known as "special mining areas", which relate to the state's rights regarding concessions in which the state has previously undertaken exploration work. The Corporation understands that the proposed amendment was published in the government's Gazette and has now taken effect. A final feasibility study for the Quimsacocha Project is expected to take about 12 months to complete at a cost of $14 million. See "Risk Factors".

Westwood Project

        In January 2009, the Corporation announced an updated preliminary assessment study for the Westwood Project in Québec, Canada that demonstrated potential for gold production of 200,000 ounces per year over the first 13 years of production, commencing in 2013. The Corporation is continuing work at its Westwood Project on the raise boring, exploration shaft and ramp that it began in 2008. The Corporation is planning capital expenditures of approximately $81 million in 2009 at the Westwood Project, including costs to commence shaft sinking with a target of 500 metres for 2009, construct the headframe, complete a ventilation shaft, conduct significant lateral development work and further develop the exploration ramp. The plan includes 41,000 metres of infill drilling to upgrade resources to a higher confidence level. A further 32,000 metres of exploration drilling will test both down dip and along strike on the three major mineralized corridors at the Westwood Project. The Corporation plans to invest an additional amount of approximately $86 million in the Westwood Project in 2010.

        The Corporation completed a technical report for the Westwood Project in February 2009. For further information on the Westwood Project see the description below under the heading "Information Concerning Certain Properties — Westwood Project, Province of Québec, Canada".

Niobec Mine

        The Corporation has commitments for approximately 75% of the projected niobium production for 2009 from its Niobec mine (the "Niobec Mine") in Québec, Canada and a further 15% of the projected production has been allocated on an option basis to specific customers, all at prices similar to those in the fourth quarter of 2008. Capital expenditures of approximately $56 million are planned at the Niobec Mine in 2009. The Corporation expects that the shaft deepening project from 1,806 feet to 2,682 feet commenced in 2007 will be completed in March 2009 and will allow for the mining of three lower levels. The Corporation has allocated $30 million in 2009 and a further $9 million in 2010 for a mill expansion, including a new water pumping station, expected to be completed by the third quarter of 2010. In addition, approximately $9 million in 2009 and $3 million in 2010 is expected to be spent on construction of a paste backfill plant to be completed by mid-2010 and an underground piping network. Other capital projects at the Niobec Mine relate to the continued underground development and expansion to reach future stopes in the lower mine areas. A program of 8,400 metres of exploration drilling over two years is testing for extensions of the orebody, which remains open at depth.

        The Corporation completed a technical report for the Niobec Mine in February 2009. For further information on the Niobec Mine see the description below under the heading "Information Concerning Certain Properties — Niobec Mine, Province of Québec, Canada".

Tarkwa Mine

        The CIL expansion project at the Tarkwa Mine was substantially completed during December 2008 with all of the primary process equipment installed and operating and the plant achieving the nameplate throughput capacity. During the first quarter of 2009, installation of remaining ancillary equipment has been completed and the whole plant is finalizing commissioning and tuning work.

INFORMATION CONCERNING CERTAIN PROPERTIES

Essakane Project, Burkina Faso

        Unless stated otherwise, the information in the sections below (other than the information under the headings "Essakane Mining Convention" and "Mining Legislation") are based upon the technical report (the "Essakane Report") entitled "IAMGOLD Corporation: Updated Feasibility Study — Essakane Gold Project, Burkina Faso" dated March 3, 2009 (effective June 3, 2008), prepared by Louis Gignac (President, G Mining Services Inc.), Ian Glacken (Principal Consultant, Optiro Pty Ltd.), John Hawxby (Senior Project Manager, GRD Minproc (Pty) Ltd.), Louis-Pierre Gignac (Senior Mining Engineer, G Mining Services Inc.), and Philip Bedell (Principal, Golder Associates Ltd.). The Essakane Report has been filed with the securities regulatory authorities in each of the provinces and territories of Canada and the SEC. Portions of the following information are based on assumptions, qualifications and procedures which are not fully described herein.

Reference should be made to the full text of the Essakane Report which is available for review on SEDAR at www.sedar.com and on the website of the SEC at www.sec.gov. The Essakane Report is not and shall not be deemed to be incorporated by reference into this short form prospectus.

        The Essakane Report reports the results of a positive feasibility study (the "2007 Essakane Feasibility Study") which was completed by Gold Fields Essakane (BVI) Limited ("Gold Fields"), a predecessor majority owner of the Essakane Project, and an addendum to the 2007 Essakane Feasibility Study prepared by G Mining Services Inc. Within this section, Orezone Essakane Limited, Orezone Resources (now IMG-BF) and Essakane S.A. will be jointly referred to as "Essakane".

Mining Legislation and Permits

        The permits comprising the Essakane Project are subject to the Mining Law no. 031-2003/AN dated May 8, 2003 of Burkina Faso (the "Burkina Faso Mining Law"). The Essakane Exploration Permits (as set out in the table below entitled "Tenement Details: Permit Arrêté Numbers and Expiry Dates") are considered to be exploration permits as defined under the Mining Law. The Burkina Faso Mining Law gives the exploration permit holder the exclusive right to explore for the minerals requested on the surface and in the subsurface within the boundaries of the exploration permit.

        The exploration permit also gives the holder the exclusive right, at any time, to convert the exploration permit into a mining exploitation permit in accordance with the law. Exploration permits are valid for a period of three years from date of issue and may be renewed for two more consecutive terms of three years each for a total of nine years. Mining permits are valid for an initial period of twenty years and are renewable for five-year periods on an exclusive basis, until the deposit is exhausted. Pursuant to Article 20 of the Burkina Faso Mining Law, mining permits are treated as real property rights with complete right of mortgage and liens. Both exploration and mining permits are transferable rights subject to the consent of the Ministry of Mines Burkina Faso. Pursuant to article 78 of the law, only holders of mining exploitation permits are required to maintain a fiduciary account with an accredited bank to hold funds for reclamation of mining properties. As a result, IMG-BF is required to maintain a reserve for future reclamation in connection with the Essakane Mining Permit (defined below). The Burkina Faso Mining Law also guarantees a stable fiscal regime for the life of any mine developed. The Burkina Faso Mining Law also provides that work toward development and mining must be started within two years from the date a mining permit is granted and must conform to the feasibility study.

        According to article two of the standard convention contained in Decree no 2005-049 PRES/PM/MCE dated February 3, 2005 issued in relation to the Burkina Faso Mining Law, if a convention in not entered into between the holder of an exploration permit and the Burkina Faso government within six months following the execution of the exploration permit, the exploration permit is deemed to have expired. No such convention was entered into in connection with any of the Essakane Exploration Permits (defined below). However, it appears to currently be standard practice in Burkina Faso that such conventions are not entered into with exploration permits. Notwithstanding that a convention has not been entered into in respect of each of the Essakane Exploration Permits, the Ministry of Mines issued a letter dated February 25, 2009 to Essakane SARL, an indirect wholly-owned subsidiary of the Corporation, providing that the Essakane Exploration Permits granted to Essakane SARL are valid and that Essakane SARL is the sole holder of the Essakane Exploration Permits and has performed its fiscal and administrative obligations to date.

        All mining exploitation permits in Burkina Faso are subject to a ten per cent carried interest and a three per cent royalty on gold produced in favour of the Government of Burkina Faso once a mining convention is signed and an exploitation license is awarded by the government. The mining convention guarantees stabilization of financial and customs regulations and rates during the period of the exploitation to reflect the rates in place at the date of signing. The Burkina Faso Mining Law states that no new taxes can be imposed with the exception of mining duties, taxes and royalties. However, the title holder can benefit from any reductions of tax rates during the life of the exploitation license.

Property Description and Location

        The Essakane main zone deposit (the "EMZ deposit") is located in the north central part of the Tassiri permit, one of six Essakane Exploration Permits comprising the Essakane Project in the Oudalan and Seno provinces of northeast Burkina Faso. The northern end of a $650 per ounce Whittle pit shell developed on the EMZ deposit crosses Tassiri's northern boundary. The area of the Tassiri Permit is 175.5 square kilometres. The areas of the Essakane Exploration Permits are listed in the following table:

Tenement Details: Permit Arrêté Numbers and Expiry Dates(1)

Permit Name	Arrêté	Date Granted	Date of Expiry	Surface Area
				(km2)
Tassiri	03/028/MCE/SG/DGMGC	July 10, 2000	July 10, 2009	175.5
Alkoma	03/030/MCE/SG/DGMGC	July 10, 2000	July 10, 2009	174.3
Gomo	03/029/MCE/SG/DGMGC	July 10, 2000	July 10, 2009	171.6
Gossey	03/027/MCE/SG/DGMGC	July 10, 2000	July 10, 2009	178.1
Lao Gountouré	03/031/MCE/SG/DGMGC	July 10, 2000	July 10, 2009	176.9
Korizéna	06/135/MCE/SG/DGMGC	November 21, 2006	November 21, 2015	192.2

Notes:

(1)
The Dembam exploration permit was abandoned by Orezone Resources subsequent to the date of the Essakane Report and is therefore not reflected in the table.

        The Essakane Project straddles the boundary of the Oudalan and Seno provinces in the Sahel region of Burkina Faso and is approximately 330 kilometers northeast of the capital, Ouagadougou. It is situated some 42 kilometres east of the nearest largest town and the provincial capital of Oudalan, Gorom-Gorom, and near the village of Falagountou to the east. All the Essakane Exploration Permits are located on contiguous ground.

Type of Mineral Tenure

        Each of the Essakane Exploration Permits has been granted by the Minister of Mines, Quarries and Energy pursuant to the Burkina Faso Mining Law. The Essakane Exploration Permits are in good standing. All of the Essakane Exploration Permits except Korizéna have to be converted to mining permits by July 10, 2009 or be relinquished to the Government of Burkina Faso with no residual interest. Pursuant to the Burkina Faso Mining Law, each mining exploitation permit application requires a separate feasibility study but there is precedent in Burkina Faso for variations to this rule. The Korizéna exploration permit is valid until November 21, 2009 and expires on November 21, 2015 after two renewals of three years each (with the permit area being reduced by 25 per cent upon the second renewal). The total entitlement of an exploration permit is nine years. Exploration permits are guaranteed by the Burkina Faso Mining Laws, provided the permit holder complies with annual exploration expenditures and reporting requirements. The Burkina Faso Mining Law provides for an exploration permit to be superseded by a mining permit. The requirements are:

  •
  exploration permit holders must have observed all prior obligations under the Burkina Faso Mining Law;

  •
  applications for conversion to a Mining Permit must be made at least three months before expiry of the exploration permit; and

  •
  the applications must be accompanied by a feasibility study and a deposit development and mining plan which must include, among other things, an environmental impact study and rehabilitation plan.

        In April 2008, following the filing by Orezone Resources of the 2007 Essakane Feasibility Study, an environmental and socio-economic impact assessment (the "Environmental Assessment") and the obtaining of the Essakane Environmental Permit (defined below), the Government of Burkina Faso granted to Essakane a mining permit (the Essakane Mining Permit") over an area of 100.2 square kilometres containing the EMZ deposit. The Essakane Mining Permit is for an initial period of twenty years and can be renewed for successive periods of five years until depletion of the orebodies within the limits of the permit.

        Essakane S.A. is a Burkinabe company created for the purpose of developing and operating the Essakane Project. IMG-BF (formerly Orezone Resources) owns 90 per cent of the outstanding shares of Essakane S.A. through its wholly-owned subsidiaries Essakane (BVI) Limited and Orezone Essakane Limited, while the Government of Burkina Faso has a ten per cent free-carried interest in the outstanding shares in Essakane S.A.

and a three per cent royalty on gold and other minerals from production. The ten per cent interest of the Government of Burkina Faso is a carried interest. The Government of Burkina Faso also collects various taxes and duties on the imports of fuels, supplies, equipments and outside services as specified in the Burkina Faso Mining Law.

Essakane Mining Convention

        In July 2008, subsequent to the date of the Essakane Report, the mining convention (the "Essakane Mining Convention") for the Essakane Project was signed by the Minister of Mines and Energy for Burkina Faso and Essakane S.A. Pursuant to a condition contained in a bridge loan facility agreement entered into by Orezone Essakane Limited, Essakane S.A. was required to re-execute the Essakane Mining Convention in September 2008. The Essakane Mining Convention acts as a stability agreement in respect of mining operations by, among other things, transferring the state-owned mineral rights to a mining company. The Essakane Mining Convention clarifies the application of the provisions of the Burkina Faso Mining Law with respect to Essakane S.A. by describing the Government of Burkina Faso's commitments and operational tax regime and the obligations of Essakane S.A. to the Government of Burkina Faso. The Essakane Mining Convention cannot be changed without the mutual agreement of both parties. Pursuant to the Essakane Mining Convention, Essakane S.A. is to carry out its operations in furtherance of, and in accordance with, the 2007 Essakane Feasibility Study and the Environmental Assessment. The Essakane Mining Convention is valid from the date of issuance for a period of 20 years and is renewable for the full life of the Esskane Mining Permit. Thereafter, the Essakane Mining Convention is renewable at the request of either of Essakane S.A. or the Government of Burkina Faso for one or more periods of ten years each, subject to the provisions of the Burkina Faso Mining Law.

        The Essakane Mining Convention stabilizes and governs specific details relating to fiscal policy, taxation, employment, land and mining guarantees, customs and currency exchange regulations and environmental protection in accordance with the Burkina Faso Mining Law.

        Pursuant to the Essakane Mining Convention, a three per cent royalty is payable to the Government of Burkina Faso on the value of all gold and precious metals produced from the Essakane Project. Other royalties payable to the Government of Burkina Faso in respect of production from the Essakane Project are as follows:

  •
  diamonds and precious stones — seven per cent;

  •
  base metals and other mineral substances — four per cent; and

  •
  hand-crafted (artisanal) gold products — three per cent (subject to a reduction).

        In accordance with Burkina Faso's statutory requirements and international best practices, the Environmental Assessment had been submitted to the Burkina Faso Minister of Environment on August 8, 2007. After review and public consultations, the Environmental permit (the "Essakane Environmental Permit") for the Essakane Project was issued by the Minister of the Environment on November 30, 2007.

        The Essakane Project will result in the displacement of approximately 11,300 people living in 2,562 households in the Essakane Project area. A resettlement action plan (the "RAP") has been developed and approved in consultation with the community to address the resettlement of these people. The RAP describes the policies, procedures, compensation rates, mitigation measures and schedule for resettlement. The approach to involuntary resettlement is consistent with the International Financial Corporation's Performance Standards on Environmental and Social Sustainability and Essakane will adopt a collaborative approach involving the Government of Burkina Faso and the affected communities. Construction of resettlement villages commenced in October 2008.

Accessibility, Climate, Local Resources, Infrastructure and Physiography

        The Essakane Project area and specifically the area surrounding the EMZ deposit are characterized by relatively flat terrain sloping gently towards the Gorouol River to the north of the EMZ deposit. Vegetation consists mostly of light scrub and seasonal grasses. Access to and from the capital Ouagadougou is by paved road and then by laterite road and within the exploration permits, access is by way of local tracks and paths. The derelict heap leach pad and plant operated by Compagnie d'Exploitation des Mines d'Or du Burkina ("CEMOB") in the 1990s is located one kilometre east of the EMZ deposit and contains approximately one million tonnes of leached material.

        The Essakane Project is approximately 330 kilometers north-east of the capital, Ouagadougou. As discussed above under the heading "Essakane Mining Convention", some 2,562 households totalling 11,300 individuals live within the Essakane Project footprint or will be economically affected by the Essakane Project. There are no major commercial activities in the project area and economic activity is confined to subsistence farming and artisanal mining. There are no operating rail links and all transport is by road. The climate is typically sahelian and with the temperature ranging from 46oC to 10oC. A wet season occurs between late May and September. Surface rights in the area of the Essakane Mining Permit belong to the State of Burkina Faso. Utilisation of the surface rights is granted by the Essakane Mining Permit under condition that the current users are properly compensated. Existing infrastructure consists of an exploration camp with accommodation and canteen facilities for up to 150 persons. Offices, maintenance facilities and shelters required for exploration activities are also available. In 2008, subsequent to the Essakane Report, construction of additional infrastructure began at the Essakane Project. Among other things, foundations for offices, workshops and warehouses have been completed, a new permanent camp has been partly completed, and earthwork is ongoing.

        Public infrastructure such as electrical power, potable water, distribution, sewage treatment and disposal, and telecommunications does not exist in the Esskane Project area. Electricity to the exploration site is provided by on-site diesel generators; satellite communication is also available at the exploration site. Water is pumped from wells (boreholes) in sufficient quantities for exploration drilling and the exploration camp. A 26 megawatt power plant, fuelled with heavy fuel oil will be built for the production phase. Construction power will be supplied by three 800 kilowatt diesel gensets, which will become emergency generators during the production phase. A much larger supply of water mainly for milling operations will be required by the Essakane Project. The main sources of water will be the Gorouol River during the rainy season and well fields around the Essakane pit and near the Gorouol River.

        Essakane has initiated local training programs for artisans. It is envisaged that unskilled labour will be sourced locally with skilled labour drawn from Burkina Faso at large. It is expected that some 90-100 expatriates from North America and Europe will be required in the initial years of production, but that number will decrease as Burkinabe workers acquire the expertise and experience to replace the expatriate employees.

        The EMZ deposit is surrounded by ample flat and uninhabited land where tailings and waste dump storage can be located. The tailings storage facility is to be located southwest of the surface mine and processing plant. The mine waste storage facility will be located mainly west of the surface mine, but a smaller waste dump will also be located east of the surface mine.

        Approximately one million tonnes of material on the existing CEMOB heap leach pad from previous mining operations may be processed during the production phase. Currently, there is no plan for heap leaching at the Essakane Project in the future.

History

        The EMZ deposit has been an active artisanal mining site since 1985. Heap leach processing of gravity rejects from the artisanal winnowing and washings was carried out by CEMOB in the period 1992-1999. From available records located in Burkina Faso, CEMOB placed 1.01 million tonnes of material at an average grade of 1.9 grams of gold per tonne and achieved 73 per cent recovery. It is estimated that 250,000 ounces of gold has been extracted from the local area since 1992. At its peak, up to 25,000 miners worked the EMZ deposit.

        A company named Société Filière Or ("SFO") was formed in which the Government of Burkina Faso held a 10 per cent interest. SFO controlled all mining and processing. During this period, the Bureau des Mines et de la Géologie du Burkina undertook regional mapping and geochemical programs and arranged and financed the program of heap leach test work between 1989 and 1991. The plant was constructed in 1992 and produced 18,000 ounces in 1993 but averaged between 3,000 and 5,000 ounces per year. Serious efforts were also made to leach saprolite from the EMZ deposit but, based on verbal accounts, leaching failed because of high cement consumption and solution blinding in the heaps.

        CEMOB was granted the Essakane mining research permit in 1991. The permit covered most of the area which is now included within the Essakane Project (excluding the Gomo permit). BHP Minerals International Exploration Inc. ("BHP") assisted CEMOB and explored the area from 1993 to 1996 under a proposed joint venture earn-in. BHP excavated and sampled 26 trenches (for 4,903 metres) along the EMZ deposit. Scout reverse circulation drilling was completed (including on the Falagountou and Gossey prospects), followed by reverse circulation drilling (7,949 metres of vertical holes on a 100 metre by 50 metre grid) and a few diamond drill holes (1,510 metres) in the main area of artisanal mining on the EMZ deposit.

        Upon CEMOB going into liquidation in 1996, Coronation International Mining Corporation ("CIMC") secured title and in July 2000 six new Essakane licenses were granted to CIMC. In September 2000, CIMC entered into an option agreement with Ranger Minerals ("Ranger") pursuant to which Ranger undertook an exploration program, focusing on intensive rotary air blast and reverse circulation drilling of an oxide resource between October 2000 and June 2001. Rotary air blast drilling (12,867 metres) was used to locate drill targets at Essakane North, Essakane South, Falagountou and Gossey. Follow up reverse circulation drilling at the EMZ deposit amounting to 22,393 metres was completed along with 1,070 metres of diamond drill twins and extensions. Ranger mapped and sampled veins in the BHP trenches and decided to drill toward local grid east at a dip of -60 degrees.

        In April 2007, Orezone Resources, Orezone Inc., Orezone Essakane Limited, Gold Fields Essakane (BVI) Limited ("GF BVI"), Orogen and Essakane (BVI) Limited entered into a members agreement which gave effect to the terms of an option agreement and also set out the terms and conditions on which the parties would form a joint venture. As GF BVI earned a 50 per cent interest in Essakane (BVI) Limited by spending the requisite $8 million on exploration. It increased its ownership to 60 per cent in the Essakane Project when it gained a further ten per cent interest in Essakane (BVI) Limited having completed a 2007 Essakane Feasibility Study on September 11, 2007. In October 2007, Orezone Resources entered into an agreement with Gold Fields to acquire its 60 per cent interest in the Essakane Project in consideration for $200 million, with $150 million in cash and $50 million in Orezone Resources Shares. The transaction closed on November 26, 2007 and Orezone Resources became the operator and owner of a 100 per cent interest in the Essakane Project subject to the interest of the Burkina Faso government.

        After obtaining the Essakane Environmental Permit, and concluding an agreement with the local population discussed above under the heading "Essakane Mining Convention", the Essakane Mining Permit was granted, which resulted in the transfer of the Essakane Project to Essakane S.A. See "Recent Developments — Acquisition of Orezone Resources Inc." for a description of the acquisition of Orezone Resources by IAMGOLD.

        Previous exploration of the EMZ has been completed by CEMOB, BHP, Ranger, Orezone Resources and Gold Fields and can be summarized as follows:

  •
  Trenching by CEMOB in the early 1990s, a total of five trenches (705 metres) were excavated;

  •
  Trenching, reverse circulation and diamond core drilling, airborne geophysics and mapping by BHP in 1995 and 1996: a total of 25 trenches (1,445 metres), 117 vertical reverse circulation holes (5,732 metres) and 9 diamond core drill holes (1,510 meters) inclined at 60 degrees to local grid west were completed.

  •
  Rotary air blast, diamond core and reverse circulation drilling by Ranger between 2000 and 2001: a total of 21 rotary air blast holes (541 metres) 239 reverse circulation holes (19,777 metres) and 15 diamond core drill holes (2,131 metres) were completed. All holes were inclined at 60 degrees to local grid east.

  •
  Diamond core and reverse circulation drilling, trenching, mapping and assaying by Orezone Resources between 2003 and 2005: a total of 44 rotary air blast holes (1,275 metres), 658 reverse circulation holes (63,572 metres), 211 diamond core drilling tails (35,064 metres) and 56 diamond core drill holes (7,245 metres) were drilled at various angles but predominantly vertical.

  •
  Reverse circulation, diamond core and aircore drilling and assaying by Gold Fields since January 2006: total drilling amounts to 69,251 metres. Holes were inclined to local grid east or west depending on the collar position in relation to the EMZ deposit fold axis. Generally the holes were inclined at 60 degrees to grid east. The aircore drilling holes were vertical and inclined holes, drilled to bit refusal on condemnation programs at the Essakane Project site and on regional exploration programs on the surrounding permits. Geotechnical drilling comprised diamond core and reverse circulation drilling at the expected highwall positions of the EMZ deposit design pit shell.

        Orezone Resources was the project operator at the Essakane Project from July 2002 through December 2005. The 2006 project development exploration program on the deposit was carried out by Gold Fields and focused on quality of gold assay, quality of geological modelling and quality of mineral resource estimate.

Geological Setting

        The Essakane Project occurs in outlier folded sedimentary Birimian rocks which are intruded in places by intermediate and mafic sills. The sediments in the district have been subdivided on the basis of lithology into deep-water turbidites (the Birimian) and the coarse clastic basin margin sequences (the Tarkwaian). Intermediate intrusives occurring as sills are common and appear to predate all gold mineralization in the district. The Birimian and Tarkwaian are bounded to the west by the major north-northeast trending Markoye fault and to the south by the Dori batholith. Other regional faults in the district appear to trend northeast and west-northwest. Mesozoic aged dolerite dykes are generally found in the latter. Gold prospects on the permits occur exclusively in the Birimian rocks and are generally associated with quartz veining on the margins of mafic and intermediate sills.

        The project has been explored since 1995 by a variety of methods ranging from soil sampling and pitting to analysis of Aster and Landsat images. Outcrop is limited. Soil sampling has been successful in locating potential targets for follow up pitting and drilling. The dominant alteration is pervasive silicification which produces outcrops of hard pebble conglomerate and quartzite. Conformable sills of intermediate composition have been emplaced into the Tarkwaian and Birimian stratigraphy. The margins of these sills are commonly the locus of quartz veining with associated sulphides and gold mineralization. A series of west northwest — east southeast dolerite dykes crosscut all earlier rock units. The deposit is a greenstone hosted orogenic gold deposit consisting of a quartz carbonate, stockwork vein deposit, hosted by a folded turbidite succession of arenite and argillite. Gold occurs as free particles within the veins and also intergrown with arsenopyrite on vein margins or in the host rocks.

Mineralization

        The main gold bearing unit is in equigranular arenite with subordinate lithic arenite and wacke. The secondary gold bearing unit is found in the tourmalinized siltstone with thin arenite bands. It is mineralized in embedded parallel veins, steep quartz veins and pressure solution veins mainly within the fold hinge domain. Some high grade gold intercepts are found along contact zones. Hydrothermal alteration is generally associated with quartz veining and gold mineralization in deformed main arenite. Very little of the primary lithology can be recognized in the clay-rich saprolite near surface. Weathering within the zone consists of one to three metres of laterite, an upper saprolite zone of 30 to 50 metres and a lower saprolite or transition zone of 10 to 30 metres underlain by the competent rock. The deposit is a coarse gold deposit, and visible gold particles have been recorded during core logging within and on the margins of quartz veins intergrown with coarse arsenopyrite and as isolated grains in the host rock. There are two distinct structural controls on gold mineralization: (i) gold associated with bedding parallel deformation within the main arenite; and (ii) gold associated with structures formed by the anticlinal folding event.

Drilling

        Orezone Resources and Gold Fields drilled 20,364 metres of oriented HQ diameter core between September 2005 and June 2006 for the project development and feasibility study program. The objectives were to infill drill to upgrade inferred resources, expand the resource inventory and better understand the geology and controls on mineralization to advance geological modelling and improve the quality of assay samples.

Sampling Method

        Most of the 2006 drill holes were sampled as one metre lengths of full core. The first one kilogram assay sub-sample was split out only after the sample had been crushed to 80 per cent passing 2 millimetres. The entire one kilogram sub-sample aliquot was pulverized to 90 per cent passing 75 microns and assayed without further sub-sampling. Reverse circulation drilling during 2006 was mainly used as a pre-collar to diamond drill holes. Drilling changed to diamond drilling as soon as wet samples were returned generally at a depth of 45 to 50 metres. All operators sampled the 5 1/4 to 5 1/2 inch reverse circulation holes at 1 metre intervals at the drill rig. 20 to 40 kilogram reverse circulation rig samples were reduced to 3 to 5 kilograms with an 8 to 1 riffle splitting. This was subsequently changed in 2006 to use rotor splitters to split out a 1 kilogram sample which was pulverized to 90 per cent passing 75 microns and assayed by LeachWELL rapid cyanide leach. The one kilogram splits were pulverized and bagged under full time SGS management and transported to SGS Tarkwa in Ghana in sealed bags. The bags were sealed with metal clips and placed in large calico grain bags which were tied off. Gold Fields supplied a full time geologist to SGS Tarkwa to receive the samples at Tarkwa and manage the unloading and sample preparation process. A small number of assays were completed by SGS Burkina Faso in Ouagadougou in 2007.

        Gold Fields completed a range of bottle roll leach and gravity concentration tests in late 2005 and demonstrated that the previous BLEG and LeachWELL bottle roll assays were biased low because of anomalously poor dissolution of coarse gold. Gold Fields introduced a comprehensive QA/QC system involving insertion of certified standards reference materials supplied by RockLabs. Coarse quartz blanks were inserted as well. An umpire check assay process was also used by Gold Fields.

Data Verification

        A significant proportion of the assay data for the Essakane Project has been generated by previous operators. However, much of this historical data have been generated either with inadequate QA/QC measures in place, or uncertified reference materials were used, and thus made the quality control measures equivocal. RSG Global completed a review of the recorded quality control data for the Essakane pre-feasibility study. The key findings of this review are summarized below:

  •
  The use of uncertified (unaccredited) standards should be discontinued; the use of 250 gram standards for BLEG and LeachWELL cyanide leach assays should be examined.

  •
  Orezone standards appear to have been mixed up during laboratory submission; much of Orezone standard data appears unusable.

  •
  The Abilabs QA/QC results appear to be substandard.

  •
  A bias between BHP FA (ITS FAA) and BLEG assays may be the result of incomplete dissolution during the BLEG process.

  •
  Indications exist that unaccounted gold is present within samples that report BLEG results less than 1.0 grams of gold per tonne; this suggests that tails samples should be taken for all BLEG samples greater than 0.5 grams of gold per tonne.

  •
  Heterogeneity test work should be undertaken to optimise the sub-sampling protocol.

Mineral Processing and Metallurgical Testing

        At an early stage in 2005 it was determined that a conventional crushing, milling, carbon in leach gold plant would be required and extensive leaching tests were conducted on various ore types.

Mining Operations

        Operating costs were estimated based on fuel costs of $0.81 per litre for HFO and $1.09 per litre for diesel delivered to site (inclusive of applicable duties and taxes) in each case based on a Brent crude oil price of $65 per barrel.

        The ore based costs consist of processing and general and administrative ("G&A") costs. Saprolite has a processing cost of $6.67 per tonne and a G&A cost of $1.55 per tonne. Transition ore has a processing cost of $8.52 per tonne and a G&A cost of $1.67 per tonne. Fresh rock has a processing cost of $10.36 per tonne and a G&A cost of $1.85 per tonne.

        It will be necessary to divert water from a nearby river to create a reservoir because the deposit is located in a semi-desertic area. Dewatering of the pit will be required with the use of boreholes and submersible pumps with a sump at the pit bottom to hold wet season rain. Fuel will have to be imported and power will be provided by generating units. Tank farms will be established at the site for fuel storage. The mining is intended to be carried out using a conventional drill, blast, load and haul surface mining method with an owner fleet. Annual mining rates will be at 32 million tonnes per year for the first four years of operation after which it decreases to 25 million tonnes per year and stabilizes at 15 million tonnes per year thereafter. The weathered zones will be sequentially mined over the life of the operation commencing with the saprolite and benches will be on six metre heights. Grade control samples will be collected using reverse circulation drills and drill rigs will be used for drilling production blast holes. Loading will be accomplished with hydraulic excavators and wheel loader. The truck fleet will be composed of fourteen 140 ton class and five 100 ton class trucks. Tailing ponds will be constructed for tailings disposal.

        The mine production schedule includes a six month pre-production period during which time the overburden will be pre-stripped and some ore will be stockpiled (two million tonnes at an average grade of 1.26 grams of gold per tonne which will be drawn down by the third year of production). During pre-production, a total of 6.0 million tonnes of waste material (mainly saprolite) will be mined and it will be used for pad construction and tailings dam construction. Ore to the plant will be a blend of the three weathered types commencing predominantly with saprolite and transition (saprock) for the first three years. Fresh rock mill feed will gradually increase from Year 4 onward. Milling rates will be at 7.5 million tonnes per year for the first three years of operation, 6.5 million tonnes per year for the fourth year, and 5.4 million tonnes per year thereafter when mill feed is entirely fresh rock. The great majority of waste material will be stored in the main overburden storage facility. Other mining infrastructure involves a mine office complex (mine offices, change house and canteen), equipment workshop with overhead cranes integrated to the main warehouse and external wash down bays, blasting and explosives compound including magazines, diesel storage and dispensing facility and a drill core storage facility. The operating costs have been determined for two ore types, namely the saprolite ore and fresh rock arenite/argillite ore. The operating cost for the transition ore type is determined by averaging the process cost for the oxide and fresh ore.

        The proposed tailings storage facility has an overall base of some 450 hectares and will be developed in stages concurrent with mine production using thickened tailings disposal. Three stages are proposed for the tailings storage facility. Stage one construction covers the initial three years of mine production when mostly saprolite ore will be milled resulting in more process water reporting to the tailings facility. Stage two covers years four, five and six during which time the ore will predominantly be a blend of transition and fresh ore. Stage three covers the remaining four years. The perimeter berms will be 10 metres high with crest widths of 10 metres. The main stages are separated by low internal berms. Roads within the plant will be four metres wide and of laterite construction. The haul road will be 20 metres wide and will be constructed by the mining department and will have to support the 140 tonne mine haul trucks. The mine village will be built from prefabricated structures and this village will initially be used as the construction camp. The site will be provided with a satellite communications system. Two office complexes will be located in the mine plant area, one to service mine operations and maintenance and the other reserved for construction management and administrative services. The main warehouse is attached to the mine maintenance shops and will include a sizeable storage yard.

        General services are an essential component to the success of the project. Because of the remoteness and complex logistics of the project coupled with the limited services available in Burkina Faso, the scope and extension of the general services department to support construction and subsequently production is very substantial. Construction manpower will eventually peak in excess of 2,000 workers in 2009 and manpower during production will be approximately 800 workers. The capital costs for infrastructure, processing facilities, plant and equipment, construction indirects, general services and pre-production development are estimated at $395,071,495 and a contingency of $25,372,689 for a total of $420,444,184.

Exploration and Development

        Further work recommended includes infill diamond core drilling, infill drilling north of the May 2007 block model, resources calculations for surface satellite deposits, exploration of resource extensions, mapping of structural details within the pit benches and training of geologists, scout drilling of depth extensions and/or selective underground stoping and ongoing evaluation of gold prospects. The estimated exploration budget for the period 2008 to 2010 is $5,665,000. In addition, the following studies are recommended: detailed geochemical characterization of materials, optimization studies regarding waste disposal, identification of suitable construction materials, engineering studies respecting explosives, long term water quality studies and a determination of the kaolinite content within the different types of saprolite ore and its impact on processing.

Mineral Resources and Mineral Reserve Estimates

        The principal block model used for the mineral resource estimation consists of large panels of dimensions of 25 metres eastings, 50 metres northings and six metres vertical. The panels were truncated where necessary against the major geological boundaries and the topographic surface. Internally the panels are sub celled to a dimension of 2 1/2 metres east by five metres north by three metres vertical. The density was determined by sampling approximately 6,000 saprock and fresh arenite and argillite core samples. The open pit optimizations were performed using Whittle software based on the Lerch-Grossman algorithm. The final pit shell used for mine design corresponds to the one that maximizes the net present value of the Essakane Project.

        The basis of the mineral resource estimate included geological interpretation and modelling, block modelling, drill hole compositing at three metre lengths, statistical analysis of sample sets to establish a suitable domaining strategy, analysis of caps by examining the cumulative mean grade and cumulative standard deviation of the data sets and variography of the raw composite grades within each domain. The base case gold price used for pit optimization and design was $600 per ounce.

May 2007 Mineral Resources Reported at a Cut-Off of 0.5 g Au/t Unconstrained by $650/oz Pit Shell(1)

Category	Tonnage	Grade	Contained Gold
	(M t)	(g/t Au)	(M oz)
Indicated	78.4	1.58	3.993
Inferred	27.4	1.44	1.272

May 2007 Mineral Resources Reported at a Cut-Off of 0.5 g Au/t Within a $650/oz Whittle Pit Shell(1)

Category	Tonnage	Grade	Contained Gold
	(M t)	(g/t Au)	(M oz)
Indicated	73.4	1.62	3.822
Inferred	16.1	1.66	0.860

Notes:

(1)
Mineral resources are inclusive of mineral reserves. Although "measured resources", "indicated resources" and "inferred resources" are categories of mineralization that are recognized and required to be disclosed by Canadian regulations, the SEC does not recognize them. Disclosure of contained ounces is permitted under Canadian regulations; however, the SEC generally permits resources to be reported only as in place tonnage and grade. See "Cautionary Note to U.S. Investors Regarding Mineral Reporting Standards".

June 2008 Mineral Reserve Estimate Based on $600/oz

Category	Reporting Cut-off	Tonnage	Grade	Contained Gold
	(g /t Au)	(M t)	(g/t Au)	(M oz)
Probable	Oxide (0.441)	13.915	1.36	0.610
	Transition (0.547)	12.389	1.58	0.630
	Fresh (0.656)	31.817	1.84	1.881

Total Probable		58.122	1.67	3.121

Total		58.122	1.67	3.121

Essakane Mineral Reserves

			Total
				Grade		Au
Weathering Type		COG(1)	Tonnage	Rec	In-situ	Rec	In-situ
		(g Au/t)	(000t)	(g Au/t)		(koz)
Probable Mineral Reserves	Saprolite	0.441	13,915	1.313	1.363	587	610
	Transition	0.547	12,389	1.506	1.581	600	630
	Fresh Rock	0.656	31,817	1.733	1.839	1,773	1,881

	Total		58,122	1.584	1.670	2,960	3,121

Non-Reserve Material	Saprolite	0.441	139	0.847	0.907	3.8	4.1
	Transition	0.547	12	1.247	1.272	0.5	0.5
	Fresh Rock	0.656	1,019	1.868	1.972	61.2	64.6

	Total		1,170	1.740	1.838	65.5	69.1

Waste (including non-reserve material)		(000t)	157,467
Strip Ratio			2.71

Notes:

(1)
Cut-off grade.

Westwood Project, Province of Québec, Canada

        Unless stated otherwise, the information in this section is based upon the technical report (the "Westwood Report") entitled "NI 43-101 Technical Report: Westwood Project, Québec, Canada" dated February 27, 2009, prepared by Rejean Sirois (Manager, Mining Geology, IAMGOLD-Québec Management Inc.), Daniel Vallières (Manager, Underground Projects, IAMGOLD-Québec Management Inc.) and Pierre Pelletier (Vice President, Metallurgy, IAMGOLD-Québec Management Inc.). The Westwood Report has been filed with the securities regulatory authorities in each of the provinces and territories of Canada and the SEC. Portions of the following information are based on assumptions, qualifications and procedures which are not fully described herein. Reference should be made to the full text of the Westwood Report which is available for review on SEDAR at www.sedar.com and on the website of the SEC at www.sec.gov. The Westwood Report is not and shall not be deemed to be incorporated by reference into this short form prospectus.

Project Description and Location

        The Westwood Project, which is indirectly wholly-owned by the Corporation, is located in the Bousquet Township approximately 40 kilometres east of Rouyn-Noranda, Québec. The Westwood Project covers some 30 square kilometres (1,925 hectares) and consists of 120 titles, one mining lease, one surface lease and three tailings leases. Mining and tailing leases are renewable annually against a payment and can be renewed at a global cost of about $120,500 for two years. Federal and provincial permits will be required for project approval; however, the approval process may be made easier if the Westwood Project is considered to be an extension of the Doyon Mine. The Westwood Project will use existing mill and water management facilities from the Doyon Mine.

Accessibility, Climate, Local Infrastructure and Physiography

        Access to the Westwood Project is by road from the Doyon Mine. The Westwood Project is at an elevation of about 340 metres, its physiography is relatively flat and it is accessible generally year round. It is located in a mature forest and power, water and labour are all readily available in the area.

History

        Exploration in the area of the Westwood Project dates back to 1910. In 1980, the Doyon Mine was brought into production by Lac Minerals Ltd.("Lac"), and Cambior Inc. ("Cambior") subsequently acquired a 50 per cent interest therein. In 1998, Cambior became the sole owner of the Doyon Mine when it acquired the remaining interest of Barrick Gold Corporation, which had acquired its interest pursuant to its acquisition of Lac. In 2002, Cambior commenced exploration and spent $11.3 million in drilling 50,000 metres and completing 2.6 kilometres of drift development. The Corporation acquired Cambior in November 2006.

Geology

        The Westwood Project is located within the southern volcanic zone of the Abitibi sub-province, which is within the Archaean volcanics and intrusive rocks of the Bousquet formation at the top of the Blake River group. These rocks are approximately 2.7 billion years old. There are four deposit types: (i) gold rich base metal; (ii) vein stockworks and sulphide disseminations of gold, copper and zinc; (iii) intrusion related gold, copper sulphide rich veins; and (iv) shear related copper, gold, sulphide rich veins. The Westwood Property overlies the Blake River, metavolcanic group and a part of the metasedimentary Cadillac and Kewagama groups. The Mooshla intrusive intrudes the volcanics. Gold bearing zones occur in the eastern part of the claims to the west and the east of the Bousquet fault. Gold rich sulphide veins, stockworks and disseminations are the principal deposit type at the Westwood Project.

Exploration

        From 2004 through the end of June 2008, some 21,241 metres of surface drilling, 86,813 metres of underground drilling and 2.89 kilometres of exploration drifts were carried out.

Sampling and Analysis

        Sampling is conducted on intervals selected based on quartz sulphides, veins stringers, sulphide rich concentrations, shearing/deformation, alteration and disseminated sulphides, and the geologists at the Westwood Project are responsible for sample selection. Core is sawed in half with one half sent to the laboratory and the other half kept as a reference in the core box. In areas of definition drilling, samples were first cut in half and then half was sent for metallurgical testing and the other half to the lab for assaying. The samples are put into a sample bag, identified by sample number and typically samples are 1 metre long in the possible high grade zones. Outside these zones, sample intervals are 1 metre or 1.5 metres. The analytical quality assurance program includes systematic addition of blank samples, renumbered reject and pulp duplicates and internal reference material standards for each batch of samples sent for analysis. Some reject samples are sent to an external laboratory (Lab Expert of Rouyn, Noranda) for reassaying. In addition, some reject samples are sent to ALS Chemex at Val d'Or for base metal content determination as well as gold and silver assays. A data verification program is in place.

Drilling

        Orbit Garant Drilling is the drilling contractor. The 2004 program had objectives to explore the favourable stratigraphy using two drills set in an underground drift. By the end of 2007, the electrical capacity was increased to support more equipment. Current power installation is sufficient to feed six underground drills. During 2008, nine electric drills (six from underground and three from surface) were running simultaneously most of the time on the project. Two sizes of diamond drill core, BQ and NQ, are used. To date, hole lengths vary from 800 metres to 2.2 kilometres. In 2008, Orbit Garant built an innovative rig capable of achieving 2.5 kilometre depth penetration. This drill is currently active underground and once the first deep hole is completed, it will provide information up to 3 kilometres below surface. Overall, the core recovery is usually very good (greater than 95 per cent) but for the main fault zone and the sericitic schist intervals recovery may locally decrease to 50 per cent. Even when the recovery is good, the RQD is generally poor within the main fault zone area. All exploration holes are surveyed, in direction and dip, at the collar and while drilling is in progress. Collar coordinates are obtained in 3D from a total station TCR-1105 (Leica) instrument after the beginning of the hole. Down hole surveys are performed at nominal 50 metre downhole intervals with Reflex or Flexit tools depending on the availability of the instrument. In some cases, readings were taken with a Pajari tool, mainly at the beginning of the program or while other surveying instruments were away for maintenance. Some holes have been surveyed with the Geophysic-INFINITEM method.

Security of Samples

        All samples are sent to the Doyon Mine laboratory. A complete QA/QC program is then incorporated into the mine's own quality control system. A typical batch of samples sent to the laboratory numbers approximately 150 samples and around 15 to 20 QA/QC samples are inserted into the sample stream.

Mineralization

        As mentioned above, the mineralization observed in the camp is mainly associated with certain units of the Bosquet Formation. These units show potential for gold-VMS-type semi-massive to massive lens such as Bousquet, LaRonde, Westwood / Warrenmac deposits and for gold-sulphide vein-types mineralization.

        Excluding the Doyon Mine area, three distinct mineralized envelopes are identified in the area covered by this report. The first two zones (Zone 2 Extension and North Corridor) consist of quartz - pyrite ± chalcopyrite ± sphalerite veins and veinlets (<15 centimetres) system within a matrix containing two to ten per cent of disseminated pyrite. The vein system is roughly N85-95° / 60-70°S which is slightly discordant to the regional foliation (direction and dip). Free gold is at the origin of high-grade values. These zones are located within felsic volcanic units #4.3 and #4.4, which are associated with sericite/pyrite and garnets closed to mineralized zones.

        The third envelope comprises the Warrenmac and the Westwood mineralized corridor. These are located at the same stratigraphic contact on each side of the Bousquet Fault. Both consist of gold-rich sphalerite - pyrite stringers or concentrations with local massive sulphide bands (5-20 centimetres) and few gold-bearing sulfide-rich quartz veins/veinlets, all included in a disseminated pyrite-rich halo. The zinc and copper distribution is not well understood. Occasional black quartz veins with chalcopyrite traces return gold values, but not systematically. Finally, east-west sub-horizontal quartz-tourmaline (pyrite) veins are also present but rarely anomalous in gold.

        These ore zones may represent a transitional system and an hydrothermal link between the syn-magmatic gold-copper veins of the Doyon deposit to the west, and the volcanogenic sulfide veins, stockworks and disseminations of the Bousquet 1 mine to the east.

Exploration Drilling

        The 2007-08 exploration drilling campaigns have increased the information coverage over and below the 14th level, on both sides of the Bousquet Fault. The knowledge of the continuity and the lateral extensions of the mineralized lenses improved. The current definition drilling program on Zone 2 showed better mineralization continuity than expected but the grade distribution is quite variable inside the lens. Some of these extensions will require follow-up in 2009. New drill access and additional definition drilling programs are planned.

        As drilling is continuing with four exploration drill rigs, the recommendations do not include additional instructions for specific drill holes or for a specific drill pattern. The recommendation is to complete additional step-out drilling for the three mineralized corridors and determine full resource potential of the project.

        Two additional rigs will also conduct in-fill drilling programs on three distinct limited blocks (NC Zone — West of Bousquet Fault, Westwood Au-Zn Zone, close to surface — East of Bousquet Fault and Zone 2 — close to the 14-level, east of Bousquet Fault). These programs will increase our level of knowledge in the currently delineated resource.

Mining Operations and Processing

        It is planned that the ore will be processed at the existing mill complex at the Doyon Mine and in the first phase only the gold ore will be treated in the mill at a proposed annual rate of 700,000 tonnes per year with the intention to increase this to 800,000 tonnes per year in the second year. Cyanide destruction will be increased to treat 100 per cent of the tailings. A new circuit will be set up for desulphuration in order to begin the restoration work of the tailings in the ponds. In the second phase, capacity will be added to the existing copper flotation circuit and a zinc flotation circuit will be added.

        The ore will be trucked to the Doyon Mine mill at a distance of approximately 2 kilometres for crushing and then conveyed to ore bins using the existing conveyor system. The existing SAG mill and ball mill will also be utilized. The existing gold recovery circuit will require some repairs and improvements. Tailings disposal includes the use of desulphurized tailings for reclamation cover materials at the Doyon tailings impoundments, underground paste backfill and in pit disposal.

        Preliminary mineral processing and metallurgical testing has been carried out. A series of tests of cyanide with carbon obtained recoveries varying from 90 per cent to 97 per cent according to the ore evaluated.

Mineral Resources and Mineral Reserves Estimates

        Modeling of the 3D mineralized envelopes and block modeling resource estimation is performed using Data Mine software. The interpretation is done on sections using polylines and then checked on plan use. Extension of the mineralized zones was restricted to 100 metres from the nearest drill hole and minimum widths of 3 metres were used based on the experience at the Doyon Mine for this type of mineralization. The sample length varied from 0.5 metres to 1.5 metres with an average about one metre. All drill hole assay values are grouped into 0.5 metre, equal-length composites, except for one area where a 1 metre composite was generated to compare with the 2007 estimates. Assays pertaining to the Zone 2 corridor were capped at 34 grams of gold per tonne over 1.5 metres, 51 grams per tonne over one metre or 102 grams per tonne over 0.5 metres based on the experience at the Doyon Mine. All other composite grades were capped at 40 grams per tonne. A specific gravity of 2.9 tonnes per cubic metre was used for most mineralized zones. Assuming a price of $700 per ounce for gold and an exchange rate of C$1.25 for each US$1.00, four grams per tonne cut off for resources was used as a base. Some base metal resources were added using $2.50 per pound for copper and $1.00 per pound for zinc. A development dilution of ten per cent was added on the development ore and a 28 per cent dilution and a 95 per cent mining recovery was added on the production ore.

        A proposed production rate of 2,200 tonnes per day or 800,000 tonnes per year was used. Preliminary estimates of operational costs (not including pre-production expenditures) are C$87.77 per tonne.

Total Inferred Resources by Cut-Offs(1)

Cut-Off	Tonnes	Grade	Contained Gold
(g Au/t)	(000)	(g Au/t)	(000 oz)
1.0	19,894	6.0	3,817
2.0	16,390	6.9	3,658
3.0	14,182	7.6	3,482
4.0	11,283	8.7	3,154
5.0	9,052	9.7	2,836

Inferred Resources — Lens WW25 (Cut-off = 4 g Au/t or NSR = $80/Tonne)

			Grade
							Ounces of Gold	Ounces of Silver
Lens	Cut-off	Tonnes	Gold	Silver	Zinc	Copper			Zinc	Copper
		(000's)	(g/t)	(g/t)	(%)	(%)	(000's)	(000's)	(tonnes)	(tonnes)
Westwood — WW25	4 g Au/t	856	6.0				164
Westwood — WW25	$80 NSR	1,294	5.0	25.0	1.98	0.12	207	1,039	25,639	1,567

Inferred Resources (Cut-off = 4 g Au/t or NSR = $80/Tonne for WW25 lens)

			Grade
							Ounces of Gold	Ounces of Silver
Location	Corridor	Tonnes	Gold	Silver	Zinc	Copper			Zinc	Copper
		(000's)	(g/t)	(g/t)	(%)	(%)	(000's)	(000's)	(tonnes)	(tonnes)
East of Bousquet Fault	Zone 2 Ext	404	10.6				138
	North	1,993	11.1				708
	Westwood	3,385	6.7				726
	Westwood — WW25	1,294	5.0	25.0	1.98	0.12	207	1,039	25,639	1,567
West of Bousquet Fault	Zone 2 Ext	2,848	9.0				820
	North	1,554	10.1				502
	Warrenmac
	Westwood	244	12.2				96

Total		11,721	8.5				3,197	1,039	25,639	1,567

Indicated Resources (Cut-off = $80/tonne)

Grade
							Ounces of Gold	Ounces of Silver
Location	Corridor	Tonnes	Gold	Silver	Zinc	Copper			Zinc	Copper
		(000's)	(g/t)	(g/t)	(%)	(%)	(000's)	(000's)	(tonnes)	(tonnes)
East of Bousquet Fault	Zone 2 Ext
North
Westwood
Westwood — WW25
West of Bousquet Fault	Zone 2 Ext
North
	Warrenmac	313	6.9	53.7	4.54	0.20	70	540	14,200	626
	Westwood								—	—

Total		313	6.9	53.7	4.54	0.20	70	540	14,200	626

Note:

(1)
Although "measured resources", "indicated resources" and "inferred resources" are categories of mineralization that are recognized and required to be disclosed by Canadian regulations, the SEC does not recognize them. Disclosure of contained ounces is permitted under Canadian regulations, however, the SEC generally permits resources to be reported only as in place tonnage and grade. See "Cautionary Note to U.S. Investors Regarding Mineral Reporting Standards".

Financial Evaluation

        A preliminary assessment was completed to determine the economic viability of the Westwood Project. The base case was estimated using a gold price of $700 per ounce, a copper price of $2.50 per pound and a zinc price of $1.00 pound. The exchange rate from US dollars to Canadian dollars was fixed at C$1.25 for each US$1.00. The production is no longer subject to Barrick Gold Corporation's participation royalty previously held on the Doyon Mine. The revenues from base metals were calculated using estimated treatment terms. Total production of 2.8 million ounces of gold is expected to generate net revenues estimated at C$2.5 billion.

        The operating costs, capital expenditures, and sustaining capital total respectively C$1,047 million, C$412 million and C$231 million. Cash flows are made before taxes and have been made on the basis of project years. They exclude any element or impact of debt financing. A summary of the preliminary assessment is set out in the following table.

Economic Evaluation

Tonnes Mined		11,929,742
Tonnes Milled		11,929,742
Gold Production (oz)		2,809,289
Copper Production (000 lb)		2,476
Zinc Production (000 lb)		43,118
Gold Revenues (C$000)		2,512,185
	$/t milled	(C$000)
Mining	62.46	745,133
Processing	19.12	228,081
Administration	6.19	73,815
Total Operating Costs	87.77	1,047,029
Operating Cash Flow		1,473,682
Capital Expenditures		411,527
Sustaining Capital		231,088
Net Cash Flow (Before Tax)		831,067
IRR		13.2%

        A taxation scenario was performed on the project under the assumption of a C$300 million tax credit pool and a 15 per cent tax credit on exploration work. The results were that C$202 million will be paid in tax and C$37 million will be recovered from tax credit. The net cash flow after tax will be C$665.8 million with an internal rate of return of 12.5 per cent.

Cautionary Note to Investors Concerning Preliminary Assessment

        There has been insufficient work to date to define a NI 43-101 compliant measured or indicated mineral resource for the Westwood Project. Due to the uncertainty that may be attached to inferred mineral resources, it cannot be assumed that all or any part of an inferred mineral resource will be upgraded to an indicated or measured mineral resource with continued exploration. The preliminary assessment set out above is preliminary in nature and includes inferred mineral resources that are considered too speculative geologically to have the economic considerations applied to them that would enable them to be categorized as mineral reserves, and there is no certainty that the preliminary assessment set out above will be realized.

Niobec Mine, Province of Québec, Canada

        Unless stated otherwise, the information in the sections below are based upon the technical report (the "Niobec Report") entitled "Technical Report for Niobec Mine" dated February 18, 2009, prepared by Elzéar Belzile (Belzile Solutions Inc.) and provide an update to certain information relating to the Niobec Mine contained in the Annual Information Form. The Niobec Report has been filed with the securities regulatory authorities in each of the provinces and territories of Canada and the SEC. Portions of the following information are based on assumptions, qualifications and procedures which are not fully described herein. Reference should be made to the full text of the Niobec Report which is available for review on SEDAR at www.sedar.com and on the website of the SEC at www.sec.gov. The Niobec Report is not and shall not be deemed to be incorporated by reference into this short form prospectus.

Overview

        The Niobec Mine is an underground ferroniobium producing mine located on a 1,735-hectare property, comprised of two mining leases which have been renewed until 2015 and 43 claims, 25 kilometres north of Chicoutimi, in the Simard Township, Québec. The Niobec Mine is held 100 per cent by IMG-QC, a wholly-owned subsidiary of the Corporation. All of IMG-QC's right, title and interest in the Niobec Mine is hypothecated pursuant to the Credit Facility.

        The topography of the Niobec Mine is relatively flat at an average elevation of 144 metres and is surrounded by a mix of forest and farms. The Niobec Mine is readily accessible by existing paved roads and benefits from available water supply and electric power supply sources. Facilities at the Niobec Mine include a headframe, a pyrochlore-to-niobium pentoxide (Nb2O5) concentrator, a concentrate-to-ferroniobium converter and ancillary surface installations. Operation is year-round.

Mineral Reserves and Resources

        The following table sets out the estimated mineral resources at the Niobec Mine as of December 31, 2008:

Niobec Mine Mineral Resources as of December 31, 2008(1)

		Tonnes	Grade	Metal Rec.	Yield
		(000)	(%Nb2O5)	(%)	(Kg Nb2O5/t)
Measured	Block 1	1,405	0.51	57.63	2.91
	Block 2	3,203	0.56	57.60	3.20
	Block 3	5,694	0.60	58.73	3.54
	Block 4	1,065	0.64	57.06	3.63
Indicated	Block 4	11,747	0.59	59.92	3.55
	Block 5	385	0.57	56.48	3.24

Total Measured and Indicated		23,500	0.59	58.99	3.46

Inferred	Block 4	4,563	0.51	59.28	3.04
	Block 5	12,976	0.56	59.74	3.38
	Block 6	11,238	0.61	59.37	3.63

Total Inferred		28,777	0.58	59.53	3.42

Note:

(1)
Mineral resources are inclusive of mineral reserves. Numbers have been rounded and this may result in minor discrepancies. Although "measured resources", "indicated resources" and "inferred resources" are categories of mineralization that are recognized and required to be disclosed by Canadian regulations, the SEC does not recognize them.

        The resources presented in the above table are inclusive of the mineral reserves as set out below. Mineral resources which are not mineral reserves do not have demonstrated economic viability.

        A mineral reserve is the economically mineable part of a measured or indicated mineral resource. As only inferred resources are identified in mining block 6, mineral reserves are accordingly limited to mining blocks 1 through 5.

        The following table sets out the estimated mineral reserves at the Niobec Mine as of December 31, 2008.

Niobec Mine Mineral Reserves as of December 31, 2008

		Tonnes	Grade	Metal Rec.	Yield
		(000)	(%Nb2O5)	(%)	(Kg Nb2O5/t)
Proven	Block 1	1,405	0.51	57.53	2.91
	Block 2	3,203	0.56	57.60	3.20
	Block 3	5,694	0.60	58.73	3.54
	Block 4	1,065	0.64	57.06	3.63

Subtotal Proven		11,367	0.58	58.11	3.38

Probable	Block 4	11,747	0.59	59.92	3.55
	Block 5	385	0.57	56.48	3.24

Subtotal Probable		12,133	0.59	59.81	3.54

Total Proven and Probable		23,500	0.59	58.99	3.46

        The mineral reserves at the Niobec Mine are sufficient for approximately 13 years of operation at currently planned mining rates.

Exploration and Development

        In 2008, 12,656 metres of diamond drilling were completed at the Niobec Mine, 10,672 of which was definition drilling, and all of which was from underground drifts.

Quimsacocha Project, Ecuador

        Unless stated otherwise, the information in the sections below are based upon the technical report (the "Quimsacocha Report") entitled "Quimsacocha Gold Project, Ecuador: Technical Report NI 43-101" dated February 2009, prepared by Pierre Pelletier (Vice-President Metallurgy, IAMGOLD-Québec Management Inc.), Daniel Vallières (Manager, Underground Projects, IAMGOLD-Québec Management Inc.) and Francis Clouston (Manager, Project Evaluation, IAMGOLD-Québec Management Inc.) and provide an update to certain information relating to the Quimsacocha Project contained in the Annual Information Form. The Quimsacocha Report has been filed with the securities regulatory authorities in each of the provinces and territories of Canada and the SEC. Portions of the following information are based on assumptions, qualifications and procedures which are not fully described herein. Reference should be made to the full text of the Quimsacocha Report which is available for review on SEDAR at www.sedar.com and on the website of the SEC at www.sec.gov. The Quimsacocha Report is not and shall not be deemed to be incorporated by reference into this short form prospectus.

Overview

        The Corporation indirectly holds 100 per cent of the Quimsacocha Project, which is located approximately 40 kilometres southwest of the city of Cuenca, Azuay Province, Ecuador. The Quimsacocha Project consist of four mining concessions covering an aggregate area of approximately 9,497 hectares. The Corporation commenced a pre-feasibility study in the second quarter of 2008, which culminated in the Quimsacocha Report. As of the date of the Quimsacocha Report, a total of 74,625 metres had been drilled.

Mineral Processing and Metallurgical Testing

        The following is a summary of the mineral processing and metallurgical testing conducted at Quimsacocha:

  •
  A flotation process followed by an off-site pressure oxidation ("POX") of the concentrate process has been selected as the most environmentally and economically favorable ore treatment option.

  •
  Design is based on a 3,000 tonnes per day ore production during an 8-year mine life (1,095,000 tonnes per year).

  •
  The chosen processes should ensure optimal recovery of several economic elements: 90% Au, 92% Cu and 77% Ag. Flotation of the sulfides will ensure removal of approximately 95% of the sulphur from the ore treated on-site.

  •
  78% of the total planned ore to be milled at the mine site and the resulting tailings will remain there. This stream theoretically represents the less reactive material and should result in less reactive waste. 58% will be used as paste backfill underground and the remaining 20% will be deposited on surface in the form of thickened tails or paste tails in secured containment facilities.

  •
  For economic reasons, the POX will ideally be located near a source of limestone.

  •
  Recent testwork confirms that the ore is moderately hard but that its abrasion index is exceptionally high. A technical review of the grinding and milling circuits is warranted at the feasibility stage for proper design of the mill media and liners.

  •
  Capital costs for the flotation plant and associated processing and storage facilities at the mine site are estimated at US$61.2 M and at US$93.8 M at POX site. Total processing operating costs are estimated at $31.72/tonne ore or $145/oz Au (including copper credits).

Mineral Reserves and Resources

        In 2008, personnel of the Corporation completed a mineral resource estimate. The following table sets out the indicated and inferred mineral resource of the Quimsacocha Project at a cut-off of 3.0 grams of gold per tonne.

Indicated Mineral Resource at 3.0 g Au/t grade cutoff as of August 2008(1)

Resource Status	Tonnage	Gold		Silver		Copper
	(000)	(g/t)	(000 oz)	(g/t)	(000 oz)	(%)	(lbs)
High grade	9,242.41	6.76	2,009	37.94	11,275	0.44	88,926,400
Low grade	692.93	4.40	98	26.31	586	0.47	7,182,800

Total	9,935.34	6.60	2,107	37.13	11,861	0.44	96,109,200

Inferred Mineral Resources at 3.0 g Au/t grade cutoff as of August 2008(1)

Resource Status	Tonnage	Gold		Silver		Copper
	(000)	(g/t)	(000 oz)	(g/t)	(000 oz)	(%)	(lbs)
High grade	104.60	8.94	30	41.09	138	1.18	2,728,400
Low grade	194.60	4.91	30	47.48	297	0.85	3,629,700

Total	299.20	6.32	61	45.24	435	0.96	6,538,100

Note:

(1)
Mineral resources are inclusive of mineral reserves. Tonnes and ounces have been rounded and this may result in minor discrepancies. Although "measured resources", "indicated resources" and "inferred resources" are categories of mineralization that are recognized and required to be disclosed by Canadian regulations, the SEC does not recognize them. Disclosure of contained ounces is permitted under Canadian regulations; however, the SEC generally permits resources to be reported only as in place tonnage and grade. See "Cautionary Note to U.S. Investors Regarding Mineral Reporting Standards".

        The following table sets out the diluted probable mineral reserve after factoring in mining recovery and development. Currently there are no proven mineral reserves at the Quimsacocha Project.

Mineral Reserves

Resource Status	Tonnage	Gold		Silver		Copper
	(000)	(g/t)	(000 oz)	(g/t)	(000 oz)	(%)	(lbs)
Development	135	6.46	28	34.45	150	0.42	1,250,021
Mining Recovery (95%)	7,963	6.46	1,654	36.45	9,332	0.42	73,732,717

Probable Mineral Reserve	8,098	6.46	1,682	36.44	9,482	0.42	74,982,738

CONSOLIDATED CAPITALIZATION

        The following table sets forth cash and cash equivalents and the consolidated capitalization of the Corporation as at September 30, 2008, the date of the Corporation's most recently filed financial statements, and as at September 30, 2008 after giving effect to the Orezone Transaction and the Offering as though it had occurred on such date. The table should be read in conjunction with the unaudited consolidated financial statements of the Corporation as at and for the nine month period ended September 30, 2008, including the notes thereto which are incorporated by reference into this short form prospectus.

	As at September 30, 2008	As at September 30, 2008 after giving effect to Orezone Transaction but before giving effect to the Offering	As at September 30, 2008 after giving effect to Orezone Transaction and the Offering (1)
Long-term debt (including current portion):	$6.1 million	$6.1 million	$6.1 million
Credit Facility	—	$40 million	$40 million
Shareholders' equity:
Common Shares	$1,656 million	$1,795.6 million	$2,016.1(3)(4)
Common Shares Outstanding(2)	295,645,178	325,017,847(5)	359,317,847
Contributed surplus	$36,983	$36,983	$36,983
Warrants	—	160,000(6)	160,000(6)
Retained earnings	$136,046	$136,046	$136,046
Accumulated other comprehensive income	$6,821	$6,821	$6,821

Notes:

(1)
Assuming no exercise of the Over-Allotment Option.

(2)
Excluding 6,443,903 Common Shares issuable upon the exercise of options granted under the share incentive plan of the Corporation, which include 282,656 Common Shares issuable upon the exercise of the Replacement Options, and 84,800 Common Shares issuable upon the exercise of Orezone 2008 Options.

(3)
After deducting the expenses of the Offering estimated at approximately C$1,500,000 and the Underwriters' Commission of C$12,005,000, assuming that the Over-Allotment Option is not exercised by the Underwriters. If the Over-Allotment Option is exercised in full the capitalization for the Common Shares will be $2,049.3 million and 364,462,847 Common Shares will be outstanding. Excludes Common Shares that may be issued upon exercise of any other options, warrants or rights to purchase Common Shares.

(4)
Net proceeds to the Corporation and estimated expenses of the Offering have been converted into US dollars at the rate of C$1.00 = US$0.7692 as at March 9, 2009.

(5)
On February 25, 2009, the Corporation completed the Orezone Transaction. Pursuant to the Orezone Transaction, the Corporation issued 28,817,244 Common Shares to the former Orezone Shareholders. In connection with the Orezone Transaction, the Corporation also issued 555,425 Common Shares in partial satisfaction of the Orezone Convertible Debenture.

(6)
160,000 Common Shares are issuable upon the exercise of 2,000,000 warrants to purchase Orezone Resources Shares issued by Orezone Resources. See "Recent Developments — Acquisition of Orezone Resources Inc."

 USE OF PROCEEDS

        The Corporation estimates that the net proceeds from the Offering will be approximately C$286.6 million, based on an Offering Price of C$8.75 per Offered Share and after deducting the Underwriters' Fee and the Corporation's estimated fees and expenses. If the Underwriters' Over-Allotment Option is exercised in full, the net proceeds will be approximately C$329.8 million. The Corporation intends to use approximately C$250 million of the net proceeds from the Offering to fund the construction and development of the Essakane Project (replacing all or substantially all of the previously proposed Essakane project debt facility and related gold hedging requirements); and the balance to fund capital expenditures at the Corporation's other properties and for general corporate purposes including future acquisition opportunities.

        Pending the use of proceeds outlined above, the Corporation intends to invest the net proceeds of the Offering in investment grade, short-term, interest bearing securities. The Chief Financial Officer is responsible for following the investment policy of the Corporation.

        The Corporation intends to spend the available funds as set forth above. However, there may be circumstances where, for sound business reasons, a reallocation of the net proceeds may be necessary. The actual amount that the Corporation spends in connection with each of the intended use of proceeds may vary significantly from the amounts specified above and will depend on a number of factors, including those referred to under "Risk Factors".

PLAN OF DISTRIBUTION

        Pursuant to an underwriting agreement dated March 10, 2009 (the "Underwriting Agreement") by and among the Corporation and the Underwriters, the Corporation has agreed to sell, and the Underwriters have severally agreed to purchase from the Corporation, the Offered Shares on the Closing Date, but, in any event, no later than 42 days from the date of receipt for the final short form prospectus, subject to the conditions stipulated in the Underwriting Agreement, at the Offering Price for total consideration of C$286.6 million (after deducting the Underwriters' Fee and the Corporation's estimated fees and expenses) payable in cash against delivery of the Offered Shares (assuming no exercise of the Over-Allotment Option).

        The obligations of the Underwriters under the Underwriting Agreement are several and neither joint nor joint and several and may be terminated upon the occurrence of certain stated events. The Underwriters are, however, obligated to take up and pay for all of their respective allotment of Offered Shares if any of the Offered Shares are purchased under the Underwriting Agreement.

        The Offering Price was established by negotiation between the Corporation and the Underwriters. In connection with this distribution, the Underwriters may over-allot or effect transactions that stabilize or maintain the market price of the Common Shares at levels other than those which otherwise might prevail on the open market. The Corporation has granted to the Underwriters the Over-Allotment Option which is exercisable in whole or in part at any time and from time to time for a period of 30 days from the Closing Date and pursuant to which the Underwriters may purchase up to 5,145,000 Additional Shares on the same terms as set forth above solely to cover over-allotments, if any. This short form prospectus qualifies the grant of the Over-Allotment Option and the issue of the Additional Shares on the exercise of the Over-Allotment Option. A purchaser who acquires Additional Shares forming part of the Underwriters' over-allocation position acquires those Additional Shares under this short form prospectus, regardless of whether the over-allocation position is ultimately filled through the exercise of the Over-Allotment Option or secondary market purchases.

        The expenses of the Offering, not including the Underwriters' Fee, are estimated to be C$1,500,000 and are payable by the Corporation. The Underwriters will receive a fee of C$12,005,000 (C$0.35 per Offered Share or 4.0 per cent of the gross proceeds) for the services performed in connection with the Offering (assuming no exercise of the Over-Allotment Option). In respect of the Over-Allotment Option, the Corporation will pay to the Underwriters a fee equal to 4.0 per cent of the gross proceeds realized on the exercise of the Over-Allotment Option, being C$0.35 per Additional Share. The Underwriters may form a selling group including other qualified investment dealers and determine the fee payable to the members of such group, which fee will be paid by the Underwriters.

        The Offering is being made concurrently in each of the provinces and territories of Canada, other than the Province of Québec, and in the United States pursuant to the multi-jurisdictional disclosure system implemented by securities regulatory authorities in the United States and Canada. Each of the Underwriters will offer the Offered Shares for sale in the United States and Canada either directly or through their respective broker-dealer affiliates or agents registered in each jurisdiction. Subject to applicable law and the terms of the Underwriting Agreement, the Underwriters may offer the Offered Shares outside the United States and Canada. The Corporation has applied to list the Offered Shares on the TSX and the NYSE. Listing will be subject to the Corporation fulfilling all of the listing requirements on the TSX and NYSE, respectively.

        The Corporation has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the United States Securities Act of 1933, as amended (the "U.S. Securities Act"), and applicable Canadian securities legislation, and to contribute to payments that the Underwriters may be required to make in respect thereof.

        Pursuant to policy statements of certain securities regulators, the Underwriters may not, throughout the period of distribution, bid for or purchase Offered Shares. The foregoing restriction is subject to certain exceptions including: (i) a bid or purchase permitted under the Universal Market Integrity Rules for Canadian Marketplaces of the Investment Industry Regulatory Organization of Canada relating to market stabilization and passive market making activities; and (ii) a bid or purchase made for and on behalf of a customer where the order was not solicited during the period of the distribution, provided that the bid or purchase was not engaged in for the purpose of creating actual or apparent active trading in, or raising the price of such securities.

        In connection with this Offering, the Underwriters may engage in activities that stabilize, maintain or otherwise affect the price of the Common Shares, including:

  •
  stabilizing transactions;

  •
  short sales;

  •
  purchases to cover positions created by short sales;

  •
  imposition of penalty bids; and

  •
  syndicate covering transactions.

        Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Common Shares while the Offering is in progress. These transactions may also include making short sales of the Common Shares, which involve the sale by the Underwriters of a greater number of Common Shares than they are required to purchase in the Offering. Short sales may be "covered" short sales, which occur when short positions are in an amount not greater than the Over-Allotment Option, or may be "naked" short sales, which occur when short positions are in excess of that amount.

        The Underwriters may close out any covered short position either by exercising the Over-Allotment Option, in whole or in part, or by purchasing Common Shares in the open market. In making this determination, the Underwriters will consider, among other things, the price of Common Shares available for purchase in the open market compared to the price at which they may purchase Additional Shares through the exercise of the Over-Allotment Option. The Underwriters must close out any naked short position by purchasing Common Shares in the open market. A naked short position is more likely to be created if the Underwriters are concerned that there may be downward pressure on the price of the Common Shares in the open market that could adversely affect investors who purchase in the Offering.

        The Underwriters also may impose a penalty bid. This occurs when a particular Underwriter is required to pay to the Underwriters a portion of the Underwriters' Fee received by it because the syndicate has repurchased Common Shares sold by or for the account of that Underwriter in stabilizing or short covering transactions.

        As a result of these activities, the price of the Common Shares may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the Underwriters at any time. The Underwriters may carry out these transactions on the TSX, NYSE, in the over-the-counter market or otherwise.

        The Underwriting Agreement provides that the Corporation will not, directly or indirectly, without the prior written consent of Canaccord Capital Corporation and TD Securities Inc. (together the "Lead Underwriters"), on behalf of the Underwriters: (a) issue, offer, sell, secure, pledge, grant any option, right or warrant to purchase or otherwise lend, transfer or dispose of (or agree to do any of such things or announce any intention to do any of such things) any equity securities of the Corporation or announce an intention to do so, until 90 days after the date of the Underwriting Agreement without the prior consent of the Lead Underwriters, such consent not to be unreasonably withheld, other than: (a) pursuant to the grant of options or other securities under the share incentive plan of the Corporation; (b) pursuant to letter agreements to issue common shares of the Corporation which are "flow-through shares" for the purposes of the Income Tax Act (Canada) for an aggregate amount of up to $25,000,000; (c) pursuant to the exercise of the Over-Allotment Option; (d) pursuant to the rights and obligations of the Corporation under outstanding securities as of the date hereof, including but not limited to, the exercise of outstanding stock options or other similar issuances pursuant to any stock option plan entitling the holder to purchase common shares of the Corporation; and (e) pursuant to an acquisition of a business or entity, a consolidation, merger, combination or plan of arrangement, or a transaction or series of transactions entered into in response to an unsolicited bid by a third party to engage in any of the foregoing transactions provided that, except in the circumstances of an unsolicited bid, any such securities issued may not be subsequently disposed of until 60 days after the date of the Underwriting Agreement.

        The Corporation agrees to request and advise, and the Corporation has requested and advised, the senior officers of the Corporation and each of the directors of the Corporation that they not sell, or enter into any agreement to sell, or otherwise reduce their financial exposure to, any securities of the Corporation held by each of them, in each case, for a period of 45 days after the date of the Underwriting Agreement without the prior written consent of the Lead Underwriters, such consent not to be unreasonably withheld.

        Subscriptions for the Offered Shares will be received subject to rejection or allotment in whole or in part and the right is reserved to close the subscription books at any time without prior notice. It is expected that the Corporation will arrange for an instant deposit of the Offered Shares to or for the account of the Underwriters with CDS and CEDE on the date of the Closing, against payment by the Underwriters to the Corporation of the aggregate purchase price for the Offered Shares purchased by the Underwriters.

        The Corporation expects that delivery of the Offered Shares will be made against payment therefor on or about March 26, 2009, which is expected to be the sixth business day following the date of effectiveness of the registration statement. Under Rule 15c6-1 under the U.S. Exchange Act trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Offered Shares acquired in the Offering may be required, by virtue of the fact that the Offered Shares are scheduled to settle on March 26, 2009, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement.

        The Underwriters propose to offer the Offered Shares initially at the Offering Price. After the Underwriters have made a reasonable effort to sell all of the Offered Shares at the Offering Price, the Offering Price may be decreased and may be further changed from time to time to an amount not greater than that set out on the cover page, and the compensation realized by the Underwriters will be decreased by the amount that the aggregate price paid by purchasers for the Offered Shares is less than the gross proceeds paid by the Underwriters to the Corporation.

        Certain of the Underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Corporation, for which they received or will receive customary fees and expenses.

RELATIONSHIP BETWEEN THE CORPORATION AND CERTAIN UNDERWRITERS

        Scotia Capital Inc., National Bank Financial Inc. and TD Securities Inc. are each direct or indirect wholly owned subsidiaries of certain lenders to the Corporation under the Credit Facility. Accordingly, the Corporation may be considered a "connected issuer" (within the meaning of applicable Canadian securities legislation) of Scotia Capital Inc., National Bank Financial Inc. and TD Securities Inc. The aggregate amount owing by the Corporation under the Credit Facility at March 6, 2009 was approximately C$99 million. The Corporation is currently in compliance in all material respects with the terms of the Credit Facility and the lenders have not waived any material breach by the Corporation of the Credit Facility. The financial position of the Corporation has not changed materially since the indebtedness under the Credit Facility was incurred. See "Recent Developments — Credit Facility".

        The decision to distribute the Offered Shares, including the terms of the Offering, was made through negotiations between the Corporation and the Underwriters. The banking affiliates of Scotia Capital Inc., National Bank Financial Inc. and TD Securities did not have any involvement in such decision or determination. As a consequence of the Offering, Scotia Capital Inc., National Bank Financial Inc. and TD Securities Inc. will each receive their share of the Underwriters' fee and agreed upon expenses of the Offering payable by the Corporation to the Underwriters. See "Plan of Distribution".

DESCRIPTION OF SHARE CAPITAL

Preference Shares and Common Shares

        The Corporation is authorized to issue an unlimited number of first preference shares ("First Preference Shares"), issuable in series, an unlimited number of second preference shares ("Second Preference Shares"), issuable in series, and an unlimited number of Common Shares, of which 325,602,556 Common Shares and no First Preference Shares or Second Preference Shares were issued and outstanding as at March 9, 2009.

        Each Common Share entitles the holder thereof to one vote at all meetings of shareholders other than meetings at which only holders of another class or series of shares are entitled to vote. Each Common Share entitles the holder thereof, subject to the prior rights of the holders of the First Preference Shares and the Second Preference Shares, to receive any dividends declared by the directors of the Corporation and the remaining property of the Corporation upon dissolution.

        The First Preference Shares are issuable in one or more series. Subject to the articles of the Corporation, the directors of the Corporation are authorized to fix, before issue, the designation, rights, privileges, restrictions and conditions attaching to the First Preference Shares of each series. The First Preference Shares rank prior to the Second Preference Shares and the Common Shares with respect to the payment of dividends and the return of capital on liquidation, dissolution or winding-up of the Corporation. Except with respect to matters as to which the holders of First Preference Shares are entitled by law to vote as a class, the holders of First Preference Shares are not entitled to vote at meetings of shareholders of the Corporation. The holders of First Preference Shares are not entitled to vote separately as a class or series or to dissent with respect to any proposal to amend the articles of the Corporation to create a new class or series of shares ranking in priority to or on parity with the First Preference Shares or any series thereof, to effect an exchange, reclassification or cancellation of the First Preference Shares or any series thereof or to increase the maximum number of authorized shares of a class or series ranking in priority to or on parity with the First Preference Shares or any series thereof.

        The Second Preference Shares are issuable in one or more series. Subject to the articles of the Corporation, the directors of the Corporation are authorized to fix, before issue, the designation, rights, privileges, restrictions and conditions attaching to the Second Preference Shares of each series. The Second Preference Shares rank junior to the First Preference Shares and prior to the Common Shares with respect to the payment of dividends and the return of capital on liquidation, dissolution or winding-up of the Corporation. Except with respect to matters as to which the holders of Second Preference Shares are entitled by law to vote as a class, the holders of Second Preference Shares are not entitled to vote at meetings of shareholders of the Corporation. The holders of Second Preference Shares are not entitled to vote separately as a class or series or to dissent with respect to any proposal to amend the articles of the Corporation to create a new class or series of shares ranking in priority to or on parity with the Second Preference Shares or any series thereof, to effect an exchange, reclassification or cancellation of the Second Preference Shares or any series thereof or to increase the maximum number of authorized shares of a class or series ranking in priority to or on parity with the Second Preference Shares or any series thereof.

 PRIOR SALES

        During the 12 month period before the date of this short form prospectus, the Corporation has issued Common Shares and securities convertible into Common Shares as follows:

Date of Issue/Grant	Price per Security		Number of Securities
	(C$)
Common Shares
March 18, 2008	7.79		2,100	(1)
March 18, 2008	5.48		2,100	(1)
March 18, 2008	5.24		1,470	(1)
March 18, 2008	4.65		2,100	(1)
March 28, 2008	1.22		4,200	(1)
March 31, 2008	7.61		5,000	(2)
April 8, 2008	3.75		60,000	(1)
May 22, 2008	1.22		12,600	(1)
May 26, 2008	5.48		1,000	(1)
June 16, 2008	6.40		135,000	(3)
June 30, 2008	6.10		5,000	(2)
July 10, 2008	5.48		2,100	(1)
July 15, 2008	5.24		8,400	(1)
July 17, 2008	4.09		3,463	(1)
August 7, 2008	6.51		2,886	(1)
September 30, 2008	5.87		5,000	(2)
December 5, 2008	1.28		10,667	(1)
December 18, 2008	4.65		630	(1)
December 24, 2008	5.24		4,200	(1)
December 24, 2008	4.65		4,200	(1)
December 29, 2008	4.65		46,800	(1)
December 31, 2008	7.60		5,000	(2)
January 6, 2009	4.65		30,900	(1)
January 9, 2009	4.65		3,360	(1)
January 16, 2009	5.48		42,000	(1)
January 20, 2009	5.48		42,000	(1)
January 21, 2009	5.24		72,000	(1)
January 22, 2009	5.24		12,000	(1)
January 27, 2009	7.79		21,000	(1)
January 28, 2009	7.79		10,000	(1)
January 29, 2009	7.79		73,000	(1)
February 3, 2009	5.48		24,400	(1)
February 4, 2009	5.48		5,000	(1)
February 20,2009	9.18		11,700	(1)
February 23, 2009	9.02		50,000	(1)
February 23, 2009	11.00		46,152	(1)
February 24, 2009	5.48		10,500	(1)
February 25, 2009	9.02		45,000	(1)
February 25, 2009	(5)		28,817,244	(4)
February 25, 2009	9.08		555,425	(6)
February 27, 2009	9.02		10,000	(1)
Options to Purchase Common Shares
May 16, 2008	6.40	(7)	50,000
May 16, 2008	6.40	(7)	1,931,000
May 16, 2008	6.40	(7)	2,500
May 16, 2008	6.40	(7)	9,000

Date of Issue/Grant	Price per Security		Number of Securities
	(C$)
September 4, 2008	6.17	(7)	38,000
September 15, 2008	5.33	(7)	10,000
December 22, 2008	6.63	(7)	190,000
January 13, 2009	7.08	(7)	20,000
February 25, 2009	12.50-26.25(9)		282,656	(8)
February 25, 2009	(10)		84,800
Warrants to Purchase Common Shares
February 25, 2009	(11)		160,000	(11)

Notes:

(1)
Issued upon exercise of previously granted options to purchase Common Shares.

(2)
Issued under the share bonus plan comprising part of the share incentive plan of the Corporation.

(3)
Issued under the deferred share plan comprising part of the share incentive plan of the Corporation.

(4)
Issued to Orezone Shareholders pursuant to the Orezone Transaction.

(5)
The Common Shares were issued in exchange for all of the outstanding Orezone Resources Shares.

(6)
Issued in connection with the Orezone Transaction in partial satisfaction of the repayment of the Convertible Debenture.

(7)
This is the exercise price per Common Share of the options to purchase Common Shares granted under the stock option plan comprising part of the share incentive plan of the Corporation.

(8)
Granted in connection with the Orezone Transaction to holders of Orezone 1997 Options.

(9)
The exercise price per Common Share varies from C$12.50 per Common Share to C$26.25 per Common Share.

(10)
In connection with the Orezone Transaction, 84,800 Common Shares are reserved for issue to holders of options to purchase Orezone Resources Shares granted under the 2008 stock option plan of Orezone Resources. Such options expire after 30 days following the closing of the Orezone Transaction.

(11)
In connection with the Orezone Transaction, reserved for issue to the holder of 2,000,000 warrants to purchase Orezone Resources Shares.

TRADING PRICE AND VOLUME

        The principal market on which the Common Shares trade is the TSX. The Common Shares also trade on the NYSE and the Botswana Stock Exchange.

        The following tables set forth the reported high and low closing prices and the aggregate volume of trading of the Common Shares on the TSX and the NYSE for the periods indicated during the 12 month period before the date of this short form prospectus:

TSX

Month	High	Low	Volume
	(C$)	(C$)
March 2008	8.63	7.32	31,553,397
April 2008	7.70	5.80	33,046,506
May 2008	6.50	5.82	31,593,295
June 2008	6.57	5.69	30,312,169
July 2008	6.93	5.82	29,958,930
August 2008	7.00	5.10	37,263,882
September 2008	6.80	4.79	34,767,539
October 2008	6.14	2.93	41,539,327
November 2008	5.89	3.50	30,976,896
December 2008	7.60	4.51	36,393,690
January 2009	8.92	6.35	57,236,336
February 2009	11.38	8.06	97,478,688
March 2009 (to March 9)	9.99	9.43	22,915,047

        The closing price of the Common Shares on the TSX on March 9, 2009 was C$9.43.

NYSE

Month	High	Low	Volume
March 2008	8.66	7.15	37,361,821
April 2008	7.64	5.71	36,468,719
May 2008	6.68	5.79	33,668,935
June 2008	6.45	5.59	35,369,895
July 2008	6.84	5.70	38,652,105
August 2008	6.90	5.16	32,166,702
September 2008	6.36	4.45	45,905,093
October 2008	5.79	2.22	45,381,913
November 2008	4.70	2.69	35,826,053
December 2008	6.24	3.48	51,262,350
January 2009	7.25	5.25	60,868,005
February 2009	9.00	6.48	81,167,797
March 2009 (to March 9)	7.73	7.33	23,168,863

        The closing price of the Common Shares on the NYSE on March 9, 2009 was US$7.33.

INTEREST OF EXPERTS

        The following table sets out the individuals who are the qualified persons, as defined by NI 43-101, or competent persons, as defined by the JORC code or the SAMREC code, responsible for scientific or technical information, including the mineral reserve and mineral resource estimates, set out under the heading "The Corporation — Mineral Reserves and Resources" in this short form prospectus (including the documents incorporated by reference to the extent not superseded by the disclosure in this short form prospectus) for the mineral properties set out opposite their respective names.

Mines	Location	Name	Title
Doyon Gold Mine	Québec, Canada	P. Simard	Chief of the Geology Department
		F. Ferland	Chief Engineer
Mouska Gold Mine	Québec, Canada	P. Lévesque	Chief of the Geology Department
		E. Williams	Chief Engineer
Mupane Gold Mine	Botswana	N. Chouinard	Mine Manager
		R. Sirois	Manager, Mining Geology
Tarkwa Gold Mine	Ghana	G. Chapman	Mineral Resource Manager (Gold Fields Ghana Limited)
Damang Gold Mine	Ghana	A. van Heerden	Mineral Resource Manager (Abosso Goldfields Limited)
Sadiola Gold Mine(1)	Mali	A. Ngilazi	Senior Evaluation Geologist (AngloGold Ashanti Limited)
		K. Bartsch	Senior LT Planning Manager (AngloGold Ashanti Limited)

Mines	Location	Name	Title
Yatela Gold Mine(1)	Mali	A. Ngilazi	Senior Evaluation Geologist (AngloGold Ashanti Limited)
		K. Bartsch	Senior LT Planning Manager (AngloGold Ashanti Limited)
Rosebel Gold Mine	Suriname	G. Voicu	Geology Superintendent
		P. Pecek	Senior Mine Engineer

Projects	Location	Name	Title
Buckreef Project	Tanzania	N. Johnson	Consulting Geologist (Hellman & Schofield Associates)
		F. Clouston	Manager, Project Evaluations
Camp Caiman Project	French Guiana	F. Clouston	Manager, Project Evaluations
Quimsacocha Project	Ecuador	F. Clouston	Manager, Project Evaluations
		D. Vallières	Manager, Underground Projects
La Arena Project	Peru	F. Clouston	Manager, Project Evaluations
Westwood Project	Québec, Canada	R. Sirois	Manager, Mine Geology
		D. Vallières	Manager, Underground Projects
Grand Duc Project	Québec, Canada	P. Simard	Chief of the Geology Department
Kitongo Project	Tanzania	N. Johnson	Consulting Geologist (Hellman & Schofield Associates)
Essakane Project	Burkina Faso	(2)	(2)

Industrial Minerals	Location	Name	Title
Niobec Mine	Québec, Canada	D. Villeneuve	Chief of the Geology Department
		S. Thivierge	Engineering Superintendant

Notes:

(1)
A. Ngilazi was responsible for the mineral resource estimate and K. Bartsch was responsible for the mineral reserve estimate at each of the Sadiola Gold Mine and the Yatela Gold Mine.

(2)
Mineral reserve and mineral resources estimates at the Essakane Project set out under the heading "The Corporation — Mineral Reserves and Resources" are contained in the Essakane Report.

        The following are the technical reports prepared in accordance with NI 43-101 from which certain technical information relating to the mineral projects of the Corporation contained in this short form prospectus (including the documents incorporated by reference herein) was derived:

  (a)
  Tarkwa Gold Mine — SRK Consulting under the supervision of Rick Skelton (Principal Consulting Mining Engineer, Steffen, Robertson and Kirsten (UK) Limited) prepared a report in accordance with NI 43-101 for Gold Fields Limited and IAMGOLD entitled "An Independent Technical Report on the Tarkwa Gold Mine" dated July 1, 2004.

  (b)
  Damang Gold Mine — SRK Consulting under the supervision of Rick Skelton (Principal Consulting Mining Engineer, Steffen, Robertson and Kirsten (UK) Limited) prepared a report in accordance with NI 43-101 for Gold Fields Limited and IAMGOLD entitled "An Independent Technical Report on the Damang Gold Mine" dated July 1, 2004.

  (c)
  Mupane Gold Mine — Marcus Tomkinson and Linton Putland (both of Gallery Gold Limited) and Nicholas Johnson (Consulting Geologist, Hellman & Schofield Associates) prepared a report in accordance with NI 43-101 for IAMGOLD entitled "Technical Report on the Mupane Gold Project" dated January 18, 2006.

  (d)
  Buckreef Project — Marcus Tomkinson and Linton Putland (both of Gallery Gold Limited) and Nicholas Johnson (Consulting Geologist, Hellman & Schofield Associates) prepared a report in accordance with NI 43-101 for IAMGOLD entitled "Technical Report on the Buckreef Gold Project" dated January 18, 2006.

  (e)
  Rosebel Gold Mine — Paul M. Johnson prepared a report in accordance with NI 43-101 for Cambior Inc. entitled "Cambior — Rosebel Project Technical Report — Suriname, South America" dated September 2002.

  (f)
  Camp Caiman Project — Patrick Godin prepared a report in accordance with NI 43-101 for Cambior Inc. entitled "Cambior — Rapport Technique — Projet Camp Caiman — Norme Canadienne 43-101" dated September 2005.

  (g)
  Essakane Project — Louis Gignac (President, G Mining Services Inc.), Ian Glacken (Principal Consultant, Optiro Pty Ltd.), John Hawxby (Senior Project Manager, GRD Minproc (Pty) Ltd.), Louis-Pierre Gignac (Senior Mining Engineer, G Mining Services Inc.), and Philip Bedell (Principal, Golder Associates Ltd.) prepared a report in accordance with NI 43-101 for IAMGOLD entitled "IAMGOLD Corporation: Updated Feasibility Study — Essakane Gold Project, Burkina Faso" dated March 3, 2009 (effective June 3, 2008).

  (h)
  Quimsacocha Project — Francis Clouston (Manager, Project Evaluation, IAMGOLD-Québec Management Inc.), Daniel Vallières (Manager, Underground Projects, IAMGOLD-Québec Management Inc.) and Pierre Pelletier (Vice President, Metallurgy, IAMGOLD-Québec Management Inc.) prepared a report in accordance with NI 43-101 for IAMGOLD entitled "Quimsacocha Gold Project, Ecuador, Technical Report NI 43-101" dated February 2009.

  (i)
  Westwood Project — Rejean Sirois (Manager, Mining Geology, IAMGOLD-Québec Management Inc.), Daniel Vallières (Manager, Underground Projects, IAMGOLD-Québec Management Inc.) and Pierre Pelletier (Vice President, Metallurgy, IAMGOLD-Québec Management Inc.) prepared a report in accordance with NI 43-101 for IAMGOLD entitled "NI 43-101 Technical Report: Westwood Project, Québec, Canada" dated February 27, 2009.

  (j)
  Niobec Mine — Elzéar Belzile (Belzile Solutions Inc.) prepared a report in accordance with NI 43-101 for IAMGOLD entitled "43-101 Technical Report for Niobec Mine, Québec, Canada" dated February 18, 2009.

        The aforementioned firms or persons each held either less than one per cent of the Corporation or of any associate or affiliate of the Corporation when they prepared the reports or the mineral reserve estimates or the mineral resource estimates referred to, or following the preparation of such reports or data, and either did not receive any or received less than a one percent direct or indirect interest in any securities of the Corporation or of any associate or affiliate of the Corporation in connection with the preparation of such reports or data.

        Except for those persons noted above as employed by the Corporation, none of the aforementioned firms or persons, nor any directors, officers or employees of such firms, are currently expected to be elected, appointed or employed as a director, officer or employee of the Corporation or of any associate or affiliate of the Corporation.

        KPMG LLP is the auditor of the Corporation and is independent of the Corporation within the meaning of the Rules of Professional Conduct of the Institute of Chartered Accountants of Ontario.

 LEGAL MATTERS

        Certain legal matters relating to the Offering will be passed upon on behalf of the Corporation by Fraser Milner Casgrain LLP with respect to Canadian legal matters, and by Dorsey & Whitney LLP, with respect to U.S. legal matters and on behalf of the Underwriters by Fasken Martineau DuMoulin LLP, with respect to Canadian legal matters, and by Goodwin Procter LLP, with respect to U.S. legal matters. As at the date hereof, the partners and associates, as a group, of each of Fraser Milner Casgrain LLP, Fasken Martineau DuMoulin LLP, Goodwin Procter LLP and Dorsey & Whitney LLP beneficially owned, directly or indirectly, less than one per cent, respectively, of any issued and outstanding securities of the Corporation or any associates or affiliates of the Corporation.

RISK FACTORS

        An investment in securities of the Corporation involves significant risks, which should be carefully considered by prospective investors before purchasing such securities. In addition to other information set out or incorporated by reference in this short form prospectus, investors should carefully consider the risk factors set out below. Any one of such risk factors could materially affect the Corporation's future operating results and could cause actual events to differ materially from those described in forward- looking statements relating to the Corporation.

Financial Risks

The Corporation's earnings are directly related to the market prices for various minerals.

        The Corporation's revenues depend on the market prices for mine production from the Corporation's producing properties. In 2008, approximately 83 per cent of the Corporation's revenues were attributable to gold sales. The gold market is highly volatile and is subject to various factors including political stability, general economic conditions, mine production, and intent of governments who own significant above-ground reserves. Gold prices fluctuate widely and are affected by numerous factors beyond the Corporation's control, including central bank lending, sales and purchases of gold, producer hedging activities, expectations of inflation, the level of demand for gold as an investment, speculative trading, the relative exchange rate of the US dollar with other major currencies, interest rates, global and regional demand, political and economic conditions and uncertainties, industrial and jewellery demand, production costs in major gold producing regions and worldwide production levels. The aggregate effect of these factors is impossible to predict with accuracy. In addition, the price of gold has on occasion been subject to very rapid short-term changes because of speculative activities. Fluctuations in gold prices may materially adversely affect the Corporation's financial performance or results of operations. If the world market price of gold was to drop and the prices realized by the Corporation on gold sales were to decrease significantly and remain at such a level for any substantial period, the profitability of the Corporation and cash flow would be negatively affected. The world market price of gold has fluctuated widely during the last several years. On March 9, 2009, the London pm fix price for gold was $923.75 per ounce. Historically, gold prices ranged from $712.50 to $1011.25 per ounce in 2008 and $608.40 to $841.10 per ounce in 2007. If the market price of gold falls significantly from its current level, the mine development projects may be rendered uneconomic and the development of the mine projects may be suspended or delayed. The profitability and economic viability of the Corporation's niobium producing property, the Niobec mine, is subject to market fluctuations in the price of niobium. The niobium market is characterized by a dominant producer whose actions may affect the price of niobium and steel. The Corporation is a new entrant in the niobium market and could be negatively affected by its lack of market share.

Failure to obtain the financing necessary for the Corporation's capital expenditure plans may result in a delay of indefinite postponement of exploration, development or production on any or all of the Corporation's properties.

        To fund growth, the Corporation may depend on securing the necessary capital through loans or permanent capital. The availability of this capital is subject to general economic conditions and lender and investor interest in the Corporation and its projects. The construction of mining facilities and commencement of mining operations, such as at the Essakane Project and the exploration and development of the Corporation's properties, including continuing exploration and development projects in Québec and Ecuador, will require substantial capital expenditures. In addition, a portion of the Corporation's activities is directed to the search for and the development of new mineral deposits. The Corporation may be required to seek additional financing to maintain its capital expenditures at planned levels. The Corporation will also have additional capital requirements to the extent that it decides to expand its present operations and exploration activities or construct additional new mining and processing operations at any of its properties or take advantage of opportunities for acquisitions, joint ventures or other business opportunities that may arise. Financing may not be available when needed or, if available, may not be available on terms acceptable to the Corporation. Failure to obtain any financing necessary for the Corporation's capital expenditure plans may result in a delay of indefinite postponement of exploration, development or production on any or all of the Corporation's properties.

In order to finance future operations and development efforts, the Corporation may raise funds through the issue of Common Shares or the issue of securities convertible into Common Shares, which would dilute the shareholdings of the then current shareholders.

        In order to finance future operations and development efforts, the Corporation may raise funds through the issue of Common Shares or the issue of securities convertible into Common Shares. The constating documents of the Corporation allow it to issue, among other things, an unlimited number of Common Shares for such consideration and on such terms and conditions as may be established by the directors of the Corporation, in many cases, without the approval of shareholders. The Corporation cannot predict the size of future issues of Common Shares or the issue of securities convertible into Common Shares or the effect, if any, that future issues and sales of the Corporation's Common Shares will have on the market price of its Common Shares. Due to recent market volatility and the devaluation of global stock markets, there may be an increased risk of dilution for existing shareholders should the Corporation need to issue additional Common Shares at a lower share price to meet its capital requirements. Any transaction involving the issue of previously authorized but unissued Common Shares, or securities convertible into Common Shares, would result in dilution, possibly substantial, to present and prospective holders of shares.

The recent unprecedented events in global financial markets have had a profound impact on the global economy and the gold mining industry.

        The recent unprecedented events in global financial markets have had a profound impact on the global economy. Many industries, including the gold mining industry, are impacted by these market conditions. Some of the key impacts of the current financial market turmoil include contraction in credit markets resulting in a widening of credit risk, devaluations and high volatility in global equity, commodity, foreign exchange and precious metal markets, and a lack of market liquidity. A continued or worsened slowdown in the financial markets or other economic conditions, including, but not limited to, consumer spending, employment rates, business conditions, inflation, fuel and energy costs, consumer debt levels, lack of available credit, the state of the financial markets, interest rates and tax rates may adversely affect the Corporation's growth and profitability. Specifically the global credit/liquidity crisis could impact the cost and availability of financing and the Corporation's overall liquidity; the volatility of gold prices impacts the Corporation's revenues, profits and cash flow; volatile energy, commodity and consumables prices and currency exchange rates impact the Corporation's production costs; and the devaluation and volatility of global stock markets impacts the valuation of the Corporation's equity securities. These factors could have a material adverse effect on the Corporation's financial condition and results of operations.

Recent market events and conditions and the deterioration of general economic indicators have led to a loss of confidence in global credit and financial markets, restricted access to capital and credit, and increased counterparty risk.

        Beginning in 2007, the U.S. credit markets began to experience and continue to experience serious disruption due to a deterioration in residential property values, defaults and delinquencies in the residential mortgage market (particularly, sub-prime and non-prime mortgages) and a decline in the credit quality of mortgage backed securities. These problems led to a slow-down in residential housing market transactions, declining housing prices, delinquencies in non-mortgage consumer credit and a general decline in consumer confidence. These conditions continued and worsened in 2008, causing a loss of confidence in the broader U.S.

and global credit and financial markets and resulting in the collapse of, and government intervention in, major banks, financial institutions and insurers and creating a climate of greater volatility, less liquidity, widening of credit spreads, a lack of price transparency, increased credit losses and tighter credit conditions. Notwithstanding various actions by the U.S. and foreign governments, concerns about the general condition of the capital markets, financial instruments, banks, investment banks, insurers and other financial institutions caused the broader credit markets to further deteriorate and stock markets to decline substantially. In addition, general economic indicators have deteriorated, including declining consumer sentiment, increased unemployment and declining economic growth and uncertainty about corporate earnings.

        These unprecedented disruptions in the current credit and financial markets have had a significant material adverse impact on a number of financial institutions and several financial institutions have either gone into bankruptcy or have had to be rescued by governmental authorities. Access to capital and credit has been negatively impacted. These disruptions could, among other things, make it more difficult for the Corporation to obtain, or increase its cost of obtaining, capital and financing for its operations. The Corporation's access to additional capital may not be available on terms acceptable to it or at all. Failure to raise capital when needed or on reasonable terms may have a material adverse effect on the Corporation's business, financial condition and results of operations. In addition, recent market events and conditions have significantly raised the risk of counterparty default. The Corporation is subject to counterparty risk and may be impacted in the event that a counterparty, including suppliers and joint venture partners, becomes insolvent.

        These factors, as well as other related factors, may cause decreases in asset values that are deemed to be other than temporary, which may result in impairment losses. If such increased levels of volatility and market turmoil continue, the Corporation's operations could be adversely impacted and the trading price of the Common Shares may be adversely affected.

Mining tax regimes in foreign jurisdictions are subject to differing interpretations and are subject to constant change.

        Mining tax regimes in foreign jurisdictions are subject to differing interpretations and are subject to constant change and may include fiscal stability guarantees. The Corporation's interpretation of taxation law as applied to its transactions and activities may not coincide with that of the tax authorities. As a result, transactions may be challenged by tax authorities and the Corporation's operations may be assessed, which could result in significant additional taxes, penalties and interest. See the discussion relating to the audit claim received by the Corporation from the Department of Taxation in Mali under the heading "Recent Developments — Legal Proceedings" above.

The violation by the Corporation of covenants contained in its credit facility may cause the Corporation to be in default under the terms of the facility.

        The Credit Facility limits, among other things, the Corporation's ability to incur additional indebtedness, enter into derivative transactions, make investments in a business, or carry on business unrelated to mining, dispose of the Corporation's material assets or, in certain circumstances, pay dividends. Further, the Credit Facility requires the Corporation to maintain specified financial ratios and meet financial condition covenants. Events beyond the Corporation's control, including changes in general economic and business conditions, may affect the Corporation's ability to satisfy these covenants, which could result in a default under the Credit Facility. At March 6, 2009 there was approximately $99 million utilized under the Credit Facility, including $9 million in letters of credit. Depending on its cash position and cash requirements, the Corporation may continue to draw on the Credit Facility to fund part of the capital expenditures required in connection with its current development projects. If an event of default under the Credit Facility occurs, the Corporation would be unable to draw down further on the Credit Facility and the lenders could elect to declare all principal amounts outstanding thereunder at such time, together with accrued interest, to be immediately due. An event of default under the Credit Facility may also give rise to an event of default under future debt agreements and, in such event, the Corporation may not have sufficient funds to repay amounts owing under such agreements.

The Corporation's fair value estimates with respect to the carrying amount of mineral interests (including goodwill) are based on numerous assumptions and may differ significantly from actual fair values.

        The Corporation evaluates the carrying amount of mineral interests (including goodwill) to determine whether current events and circumstances indicate such carrying amount may no longer be supportable, which becomes more of a risk in the global economic conditions that exist currently. The fair values of its reporting units are based, in part, on certain factors that may be partially or totally outside of the Corporation's control. This evaluation involves a comparison of the estimated fair value of the Corporation's reporting units to their carrying values. The Corporation's fair value estimates are based on numerous assumptions and may differ from actual fair values and these differences may be significant and could have a material effect on the Corporation's financial position and results of operation. If the Corporation fails to achieve its valuation assumptions or if any of its reporting units experiences a decline in its fair value, then this may result in an impairment charge, which would reduce the Corporation's earnings. In the fourth quarter of 2008 the Corporation reviewed the fair value estimates of minerals interests (including goodwill) and determined the carrying amounts were impaired. The impairment charge to earnings of $125.3 million ($112.8 million net of tax) included $33 million of impaired goodwill. The Corporation's Tanzanian projects, and principally the Buckreef Project, accounted for $111.6 million of the impairment charge.

Fluctuations in exchange rates of currencies directly impact the earnings of the Corporation.

        Currency fluctuations may affect the revenues which the Corporation will realize from its operations since gold is sold in the world market in United States dollars. The costs of the Corporation are incurred principally in Canadian dollars, United States dollars, euros and CFA francs. The appreciation of non-U.S. dollar currencies against the U.S. dollar increases the cost of gold production in U.S. dollar terms. From time to time, the Corporation transacts currency hedging to reduce the risk associated with currency fluctuations. Currency hedging involves risks and may require margin activities. Sudden fluctuations in currencies could result in margin calls that could have an adverse effect on the financial position of the Corporation. While CFA francs currently have a fixed exchange rate to the euro and are currently convertible into Canadian and United States dollars, they may not always have a fixed exchange rate or be convertible in the future.

The Corporation is affected by movements in interest rates.

        The Corporation is affected by movements in interest rates. Interest payments under the Credit Facility are subject to fluctuation based on changes to specified interest rates. See the discussion above under the heading "Recent Development — Credit Facility". A copy of the credit agreement in connection with the Credit Facility is available under the Corporation's profile on SEDAR at www.sedar.com.

There are risks associated with being a holding company.

        The Corporation is a holding company that conducts operations through mainly foreign subsidiaries, foreign companies and joint ventures, and substantially all of the assets of Corporation consist of equity in these entities. Accordingly, any limitations, or the perception of limitations, on transfer of cash or other assets between the parent corporation and these entities, or among these entities, could restrict the Corporation's ability to fund its operations efficiently, or to repay its debts, and could impact negatively the Corporation's valuation and share price.

The use of derivative instruments involves certain inherent risks including credit risk, market liquidity risk and unrealized mark-to-market risk.

        While the Corporation generally does not employ hedge (or derivative) products in respect of mineral production, the Corporation may from time to time employ hedge (or derivative) products in respect of other commodities, interest rates and/or currencies. Hedge (or derivative) products are generally used to manage the risks associated with, among other things, mineral price volatility, changes in commodity prices, interest rates, foreign currency exchange rates and energy prices. Where the Corporation holds such derivative positions, the Corporation will deliver into such arrangements in the prescribed manner. The use of derivative instruments involves certain inherent risks including: (a) credit risk — the risk of default on amounts owing to the

Corporation by the counterparties with which the Corporation has entered into such transactions; (b) market liquidity risk — the risk that the Corporation has entered into a derivative position that cannot be closed out quickly, by either liquidating such derivative instrument or by establishing an offsetting position; and (c) unrealized mark-to-market risk — the risk that, in respect of certain derivative products, an adverse change in market prices for commodities, currencies or interest rates will result in the Corporation incurring an unrealized mark-to-market loss in respect of such derivative products.

        In the case of a gold or niobium forward sales program, if the metal price rises above the price at which future production has been committed under a forward sales hedge program, the Corporation may have an opportunity loss. However, if the metal price falls below that committed price, revenues will be protected to the extent of such committed production. There can be no assurance that the Corporation will be able to achieve future realized prices for metal prices that exceed the spot price as a result of any forward sales hedge program.

Operational Risks

The Corporation's mineral reserves and mineral resources are estimates, and no assurance can be given that the estimated reserves and resources are accurate or that the indicated level of gold will be produced.

        Reserves are statistical estimates of mineral content and ore based on limited information acquired through drilling and other sampling methods and require judgmental interpretations of geology. Successful extraction requires safe and efficient mining and processing. The Corporation's mineral reserves and mineral resources are estimates, and no assurance can be given that the estimated reserves and resources are accurate or that the indicated level of gold will be produced. Such estimates are, in large part, based on interpretations of geological data obtained from drill holes and other sampling techniques. Actual mineralization or formations may be different from those predicted. Further, it may take many years from the initial phase of drilling before production is possible, and during that time the economic feasibility of exploiting a discovery may change. Mineral resource estimates for properties that have not commenced production are based, in many instances, on limited and widely spaced drill hole information, which is not necessarily indicative of the conditions between and around drill holes. Accordingly, such mineral resource estimates may require revision as more drilling information becomes available or as actual production experience is gained. You should not assume that all or any part of the Corporation's mineral resources constitute or will be converted into reserves. Market price fluctuations of gold or niobium, as applicable, as well as increased production and capital costs or reduced recovery rates, may render the Corporation's proven and probable reserves unprofitable to develop at a particular site or sites for periods of time or may render mineral reserves containing relatively lower grade mineralization uneconomic. Moreover, short-term operating factors relating to the mineral reserves, such as the need for the orderly development of ore bodies or the processing of new or different ore grades, may cause mineral reserves to be reduced or the Corporation to be unprofitable in any particular accounting period. Estimated reserves may have to be recalculated based on actual production experience. Any of these factors may require the Corporation to reduce its mineral reserves and resources, which could have a negative impact on the Corporation's financial results. Failure to obtain necessary permits or government approvals could also cause the Corporation to reduce its reserves. There is also no assurance that the Corporation will achieve indicated levels of gold or niobium recovery or obtain the prices for gold or niobium production assumed in determining the amount of such reserves. Level of production may also be affected by weather or supply shortages. The SEC does not permit mining companies in their filings with the SEC to disclose estimates other than mineral reserves. However, because the Corporation prepares its disclosure in accordance with Canadian disclosure requirements, the Corporation's disclosure contains resource estimates in addition to reserve estimates, in accordance with NI 43-101. See the discussion above under the heading "Cautionary Note to U.S. Investors Regarding Mineral Reporting Standards".

The Corporation must continually replace reserves depleted by production to maintain production levels over the long term.

        The Corporation must continually replace reserves depleted by production to maintain production levels over the long term. The life-of-mine estimates for each of the material properties of the Corporation are based on a number of factors and assumptions and may prove to be incorrect. In addition, mine life would be shortened if the Corporation expands production. Reserves can be replaced by expanding known ore bodies, locating new deposits or making acquisitions. Exploration is highly speculative in nature. The Corporation's exploration projects involve many risks and are frequently unsuccessful. Once a site with mineralization is discovered, it may take several years from the initial phases of drilling until production is possible, during which time the economic feasibility of production may change. Substantial expenditures are required to establish proven and probable reserves and to construct mining and processing facilities. As a result, there is no assurance that current or future exploration programs will be successful. There is a risk that depletion of reserves will not be offset by discoveries or acquisitions. The mineral base of the Corporation may decline if reserves are mined without adequate replacement and the Corporation may not be able to sustain production beyond the current mine lives, based on current production rates.

The ability of the Corporation to sustain or increase its present levels of gold production is dependent in part on the success of its projects, which are subject to numerous known and unknown risks.

        The ability of the Corporation to sustain or increase its present levels of gold production is dependent in part on the success of its projects. Risks and unknowns inherent in all projects include: the accuracy of reserve estimates; metallurgical recoveries; capital and operating costs of such projects; and the future prices of the relevant minerals. Projects have no operating history upon which to base estimates of future cash flow. While the Corporation has completed an economic assessment at the Westwood Project and a pre-feasibility study on Quimsacocha, the capital expenditures and time required to develop new mines or other projects are considerable and changes in costs or construction schedules can affect project economics. It is not unusual in the mining industry for new mining operations to experience unexpected problems during the start-up phase, resulting in delays and requiring more capital than anticipated. Actual costs and economic returns may differ materially from the Corporation's estimates or the Corporation could fail to obtain the governmental approvals necessary for the operation of a project, in which case, the project may not proceed, either on its original timing, or at all.

Reserve and resource calculations may be over/underestimated as a result of coarse gold at the Essakane Project.

        The Essakane project is a "coarse gold" deposit with particles up to five millimetres in diameter. Attempts have been made to ensure that the grade samples used to determine mineral reserves and resources are representative by using various sample preparation and analytical techniques and by re-assaying many of the earlier samples using these sample preparation and analytical techniques. The grade of the deposit could be lower or higher than predicted by the grade model developed for the feasibility study and included in the Essakane Report.

The Corporation is subject to continuously evolving legislation, which may have unknown and negative impact on operations.

        The Corporation is subject to continuously evolving legislation in the areas of labour, environment, land titles, mining practices and taxation. New legislation may have a negative impact on operations. The Corporation participates in a number of industry associations to monitor changing legislation and maintains a good dialogue with governmental authorities in that respect. However, the Corporation is unable to predict what legislation or revisions may be proposed that might affect its business or when any such proposals, if enacted, might become effective. Such changes, however, could require increased capital and operating expenditures and could prevent, delay or prohibit certain operations of the Corporation.

The validity of mining interests held by the Corporation can be uncertain and may be contested, and there can be no assurance that the Corporation will continue to be able to compete successfully with its competitors in acquiring such properties and assets or in attracting and retaining skilled and experienced employees.

        The validity of mining interests held by the Corporation, which constitute most of the Corporation's property holdings, can be uncertain and may be contested. Acquisition of title to mineral properties is a very detailed and time-consuming process, and the Corporation's title to its properties may be affected by prior unregistered agreements or transfers, or undetected defects. Several of the Corporation's licenses will need to be renewed, and on renewal the license may cover a smaller area. There is a risk that the Corporation may not have clear title to all its mineral property interests, or they may be subject to challenge or impugned in the future.

Although the Corporation has attempted to acquire satisfactory title to its properties, some risk exists that some titles, particularly title to undeveloped properties, may be defective. A successful challenge to the Corporation's title to its properties could result in the Corporation being unable to operate on its properties as anticipated or being unable to enforce its rights with respect to its properties which could have a material and adverse effect on the Corporation. According to article two of the standard convention contained in Decree no 2005-049 PRES/PM/MCE dated February 3, 2005 issued in relation to the Burkina Faso Mining Law, if a convention in not entered into between the holder of an exploration permit and the Burkina Faso government within six months following the execution of the exploration permit, the exploration permit is deemed to have expired. No such convention was entered into in connection with any of the Essakane Exploration Permits. However, it appears to currently be standard practice in Burkina Faso that such conventions are not entered into with exploration permits. Notwithstanding that a convention has not been entered into in respect of each of the Essakane Exploration Permits, the Ministry of Mines issued a letter dated February 25, 2009 to Essakane SARL, an indirect wholly-owned subsidiary of the Corporation, providing that the Essakane Exploration Permits granted to Essakane SARL are valid and that Essakane SARL is the sole holder of the Essakane Exploration Permits and has performed its fiscal and administrative obligations to date. The Corporation competes with other mining companies and individuals for mining interests on exploration properties and the acquisition of mining assets, which may increase its cost of acquiring suitable claims, properties and assets, and the Corporation also competes with other mining companies to attract and retain key executives and employees. There can be no assurance that the Corporation will continue to be able to compete successfully with its competitors in acquiring such properties and assets or in attracting and retaining skilled and experienced employees. The mining industry has been impacted by increased worldwide demand for critical resources such as input commodities, drilling equipment, tires and skilled labour and these shortages have caused unanticipated cost increases and delays in delivery times, thereby impacting operating costs, capital expenditures and production schedules.

The Corporation cannot confirm the likelihood that a new application for a mining permit will be granted at its Camp Caiman Project in French Guiana.

        In January 2008, the Corporation's application to begin construction of the Camp Caiman project in French Guiana was refused by the French Government. The Corporation developed a conceptual plan for the project, entitled Project Harmonie, which was designed to address concerns about the proximity of milling and processing facilities to the Kaw Mountain Reserve. The Government of France is creating a new mining framework to allow for responsible mining that is respectful of the bio-diversity of French Guiana. The Corporation has continued to work with the French mining and environmental administration as well as key stakeholders in French Guiana to explain the benefits of Project Harmonie and to develop cooperative working relationships. Until the mining framework is completed and the new fiscal and regulatory requirements are assessed, the Corporation is not able to confirm the economic feasibility of Project Harmonie or the likelihood that a new application for a mining permit would be granted. If the Corporation is unable to reach an agreement on the acceptable project plan in respect of its Camp Caiman project there may be an adverse impact on existing rights and interests which could adversely affect the carrying value of the property. The impact is difficult to assess and the Corporation believes there is insufficient evidence at this time to indicate an impairment exists.

The Corporation is subject to risks and expenses related to reclamation costs and related liabilities.

        The Corporation is generally required to submit for governmental approval a reclamation plan (some of which are reassessed on regular basis) and to pay for the reclamation of its mine sites upon the completion of mining activities. It is anticipated that the Doyon, Mouska, Mupane and Yatela mines will complete mining activities within the next two years. The Corporation estimates the net present value of future cash outflows for reclamation costs at all properties under CICA Handbook Section 3110 at $77.014 million as at December 31, 2008 based on information available as of that date. Any significant increases over the current estimates of these costs could have an adverse impact on the Corporation's future cash flows, earnings, results of operations and financial condition.

The success of the Corporation is heavily dependent on its key personnel and on its ability to motivate, retain and attract highly skilled persons.

        The success of the Corporation is heavily dependent on its key personnel and on its ability to motivate, retain and attract highly skilled persons. The competition for qualified personnel in the mining industry is currently intense. There can be no assurance that the Corporation will successfully attract and retain additional qualified personnel to manage its current needs and anticipated growth. The failure to attract such qualified personnel to manage growth effectively could have a material adverse effect on the Corporation's business, financial condition or results of operations.

The Corporation operates certain of its properties through joint ventures and is subject to the risks normally associated with the conduct of joint ventures.

        Certain of the properties in which the Corporation has an interest are operated through joint ventures with other mining companies and are subject to the risks normally associated with the conduct of joint ventures. Such risks include: inability to exert control over strategic decisions made in respect of such properties; disagreement with partners on how to develop and operate mines efficiently; inability of partners to meet their obligations to the joint venture or third parties; and litigation between partners regarding joint venture matters. Any failure of such other companies to meet their obligations to the Corporation or to third parties, or any disputes with respect to the parties' respective rights and obligations, could have a material adverse effect on the joint ventures or their respective properties, which could have a material adverse effect on the Corporation's results of operations and financial condition.

The Corporation's non-controlled assets may not comply with its standards.

        Some of the Corporation's assets are controlled and managed by other companies or joint venture partners, some of which may have a substantially higher interest in the assets than the interest of the Corporation. Some of the Corporation's partners may have divergent business objectives which may impact business and financial results. Management of the Corporation's non-controlled assets may not comply with the Corporation's management and operating standards, controls and procedures (including with respect to health, safety and the environment). Failure to adopt equivalent standards, controls and procedures at these assets or improper management or ineffective policies, procedures or controls could not only adversely affect the value of the related non managed projects and operations but could also lead to higher costs and reduced production and adversely impact the Corporation's results and reputation and future access to new assets.

        As a holder of a minority interest in some assets, the Corporation neither serves as the mine's operator nor does the Corporation have significant input into how the operations are conducted. As such, the Corporation has varying access to data on the operations or to the actual properties themselves. It is difficult or impossible for the Corporation to ensure that the properties are operated in its best interest.

The Corporation's business is subject to a number of risks and hazards, most of which are beyond the Corporation's control, and many of which are not economically insurable.

        The Corporation's business is subject to a number of risks and hazards generally, including adverse environmental conditions and hazards, industrial accidents, labour disputes, adverse property ownership claims, unusual or unexpected geological conditions, ground or slope failures, pit wall failures, rock bursts, cave-ins, flooding, changes in the regulatory environment, most of which are beyond the Corporation's control, and natural phenomena such as inclement weather conditions, floods and earthquakes. Such occurrences could result in damage to, or destruction of, mineral properties or production facilities, personal injury or death, environmental damage to the Corporation's properties or the properties of others, delays in mining, monetary losses and legal liability.

        Where economically feasible and based on availability of coverage, a number of operational, financial and political risks are transferred to insurance companies. The availability of such insurance is dependent on the Corporation's past insurance loss and records and general market conditions. Available insurance does not cover all the potential risks associated with a mining company's operations. The Corporation may also be unable to maintain insurance to cover insurable risks at economically feasible premiums, and insurance coverage may not be available in the future or may not be adequate to cover any resulting loss. Moreover, insurance against risks such as the validity and ownership of unpatented mining claims and mill sites and environmental pollution or other hazards as a result of exploration and production is not generally available to the Corporation or to other companies in the mining industry on acceptable terms. As a result, the Corporation might become subject to liability for environmental damage or other hazards for which it is completely or partially uninsured or for which it elects not to insure because of premium costs or other reasons. Losses from these events may cause the Corporation to incur significant costs that could have a material adverse effect upon its financial condition and results of operations.

The mining industry is subject to significant risks and hazards, most of which are beyond the Corporation's control.

        The mining industry is subject to significant risks and hazards, including environmental hazards, industrial accidents, unusual or unexpected geological conditions, labour force disruptions, unavailability of materials and equipment, weather conditions, pit wall failures, rock bursts, groundfalls, slope failures, cave-ins, flooding, seismic activity, water conditions and gold bullion losses and other natural or man-provoked incidents that could affect the mining of ore, most of which are beyond the Corporation's control. These risks and hazards could result in: damage to, or destruction of, mineral properties or production facilities; personal injury or death; environmental damage; delays in mining; and monetary losses and possible legal liability. As a result, production may fall below historic or estimated levels and the Corporation may incur significant costs or experience significant delays that could have a material adverse effect on the Corporation's financial performance, liquidity and results of operations. To minimize risks in these areas, the Corporation provides training programs for employees and has joint management-worker committees to review work practices and environment.

The profitability of the Corporation's business is affected by the market prices and availability of commodities which are consumed or otherwise used in connection with the Corporation's operations and projects.

        The profitability of the Corporation's business is affected by the market prices and availability of commodities which are consumed or otherwise used in connection with the Corporation's operations and projects, such as diesel fuel, electricity, steel, concrete and cyanide. Prices of such commodities also can be subject to volatile price movements, which can be material and can occur over short periods of time, and are affected by factors that are beyond the Corporation's control. Operations consume significant amounts of energy and are dependent on suppliers to meet these energy needs. In some cases, no alternative source of energy is available. An increase in the cost, or decrease in the availability, of construction materials such as steel and concrete may affect the timing and cost of the Corporation's projects. If the costs of certain commodities consumed or otherwise used in connection with the Corporation's operations and projects were to increase significantly, and remain at such levels for a substantial period of time, the Corporation may determine that it is not economically feasible to continue commercial production at some or all of the Corporation's operations or the development of some or all of the Corporation's current projects, which could have a material adverse impact on the Corporation.

The operations of the Corporation are carried out in geographical areas which lack adequate infrastructure and are subject to various other risk factors.

        Mining, processing, development, and exploration activities depend, to one degree or another, on adequate infrastructure. Reliable roads, bridges, power sources, and water supply are important determinants which affect capital and operating costs. Lack of such infrastructure or unusual or infrequent weather phenomena, sabotage, terrorism, government, or other interference in the maintenance or provision of such infrastructure could adversely affect the Corporation's operations, financial condition, and results of operations.

The Corporation's operations at its Quimsacocha Project in Ecuador are subject to increased political and other risks relating to operating in Ecuador.

        The Corporation has completed a pre-feasibility study on its Quimsacocha Project located in Ecuador which has assumed no changes to the mining and taxation framework in Ecuador. The findings and conclusions of the pre-feasibility study may be negatively affected by any such changes thereto or by political uncertainty and economic instability, or by unanticipated legislative, regulatory or public policy initiatives in Ecuador in the future.

        A mandate passed by the Constituent Assembly of Ecuador in April 2008 resulted in a moratorium on mining activities in the country pending the completion of new mining legislation. Following a national referendum which approved a new constitution in September 2008, a mini congress or "Congresillo" was formed to act as Ecuador's legislative body pending presidential and congressional elections which have been set for April 26, 2009. The Congresillo is dominated by members of President Correa's AP Party. In recent months, President Corea has made numerous public statements in support of the introduction of responsible large-scale mining in Ecuador.

        On January 19, 2009, President Correa signed a new mining law passed by the Congresillo and proposed one amendment dealing with what are known as "special mining areas", which relate to the state's rights regarding concessions in which the state has previously undertaken exploration work. The Corporation understands that the proposed amendment was published in the government's Gazette and has now taken effect. Based on the Corporation's understanding, some key provisions of the law include the following, all of which are consistent with the expectations of the Corporation:

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  no limits imposed on the number of concessions that can be held by a concessionaire;

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  no mining concessionaire may have one or more titles which together cover an area over 5,000 hectares;

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  concessions are limited to a term of 25 years but are renewable;

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  a royalty of not less than 5% on sales;

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  establishes clear timelines for project exploration and development; and

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  an exploitation contract must be entered into with the Government (which is expected to occur concurrently with the development of the regulations and finalizing terms and conditions of mining operations as they relate to the new law).

Certain aspects of the new mining law are discretionary in nature, and so the Corporation expects the ultimate impact of the new mining law will not be known until rules and regulations have been issued. Now that the new mining law is effective, the Corporation understands that the Mining Mandate imposed on April 18, 2008, which (among other things) suspended most mining activities in the country, has been lifted. However, even though the new mining law is in place, the Corporation understands that the Ministry of Mines and Petroleum takes the position that the Constituent Mandate remains in full force. If the Ministry continues to take this position, certain of the Corporation's mining concessions are potentially at risk.

        Under the new mining law, the Corporation must agree on an exploitation contract with the government prior to resuming operations at the Quimsacocha Project. There is no certainty that the Corporation will be able to enter into an exploitation contract on favourable terms. The failure to agree on such a contract would have a material adverse effect on the Corporation's financial condition and results of operations.

        There are risks that, should they materialize, could create a situation hostile to the Corporation or which could undermine the ability of mining companies to operate successfully in Ecuador. These risks include, but are not limited to, the possibility that: the mining law is amended, or regulations are promulgated under the mining law, in a manner which renders the development of the Quimsacocha Project uneconomic; the Corporation is unsuccessful in entering into an "exploitation contract" with the government, as required under the law; and a political party or coalition of parties hostile to the mining industry wins the national elections currently scheduled for April 26, 2009 and assumes control of the Presidency, the Congress or both. If the Ecuadorian government continues its existing default or subsequently defaults on additional foreign debt obligations, this could have negative implications for the country's economy and investment climate, although the Corporation does not anticipate it will impact the implementation and application of the new mining law.

The Corporation is dependent on its workforce to extract and process minerals, and is therefore sensitive to a labour disruption at any of the Corporation's material properties.

        The Corporation is dependent on its workforce to extract and process minerals. The Corporation has programs to recruit and train the necessary manpower for its operations and endeavours to maintain good relations with its workforce in order to minimize the possibility of strikes, lock-outs and other stoppages at its work sites. Relations between the Corporation and its employees may be impacted by changes in labour relations which may be introduced by, among other things, employee groups, unions, and the relevant governmental authorities in whose jurisdictions the Corporation carries on business. In 2007 and 2008 the Corporation experienced a work stoppage at its Rosebel mine which impeded its access to the mine site and resulted in damages to equipment. Further labour disruptions at any of the Corporation's material properties could have a material adverse impact on its business, results of operations and financial condition. Some of the Corporation's employees are represented by labour unions under various collective labour agreements. The Corporation may not be able to satisfactorily renegotiate its collective labour agreements when they expire. In addition, existing labour agreements may not prevent a strike or work stoppage at the Corporation's facilities in the future, and any such work stoppage could have a material adverse effect on the Corporation's earnings and financial condition.

There are health risks associated with the mining work force in Africa.

        Malaria and other diseases such as HIV/AIDS represent a serious threat to maintaining a skilled workforce in the mining industry throughout Africa and are a major healthcare challenge faced by the Corporation's operations in Africa. There can be no assurance that the Corporation will not lose members of its workforce or see its workforce man-hours reduced or incur increased medical costs as a result of these health risks, which could have a material and adverse effect on the Corporation's future cash flows, earnings, results of operations and financial condition.

Surrounding communities may affect mining operations through the restriction of access of supplies and workforce to the mine site or through legal challenges asserting ownership rights.

        Surrounding communities may affect the mining operations through the restriction of access of supplies and workforce to the mine site. Certain of the material properties of the Corporation may be subject to the rights or asserted rights of various community stakeholders, including indigenous people. Active community outreach and development programs are maintained to mitigate the risk of blockades or other restrictive measures by the communities.

        Artisanal miners make use of some or all of the Corporation's properties. This condition may interfere with work on the Corporation's properties and present a potential security threat to the Corporation's employees. There is a risk that the Corporation's operations may be delayed, or interfered with, due to the use of the properties by artisanal miners. The Corporation uses its best efforts to maintain good relations with the local communities in order to minimize such risks.

The Corporation's mining and processing operations and exploration activities are subject to extensive laws and regulations governing the environment, health and safety.

        The Corporation's mining and processing operations and exploration activities are subject to extensive laws and regulations governing the protection of the environment, exploration, development, production, exports, taxes, labour standards, occupational health, waste disposal, toxic substances, mine and worker safety, protection of endangered and other special status species and other matters. The Corporation's ability to obtain permits and approvals and to successfully operate in particular communities may be adversely impacted by real or perceived detrimental events associated with the Corporation's activities or those of other mining companies affecting the environment, human health and safety of the surrounding communities. Delays in obtaining or failure to obtain government permits and approvals may adversely affect the Corporation' s operations, including its ability to explore or develop properties, commence production or continue operations. Failure to comply with applicable environmental and health and safety laws and regulations may result in injunctions, fines, suspension or revocation of permits and other penalties. The costs and delays associated with compliance with these laws, regulations and permits could prevent the Corporation from proceeding with the development of a project or the operation or further development of a mine or increase the costs of development or production and may materially adversely affect the Corporation's business, results of operations or financial condition. The Corporation may also be held responsible for the costs of addressing contamination at the site of current or former activities or at third party sites. The Corporation could also be held liable for exposure to hazardous substances. The costs associated with such responsibilities and liabilities may be significant. In certain of the countries in which the Corporation has operations, it is required to submit, for government approval, a reclamation plan for each of its mining sites that establishes the Corporation's obligation to reclaim property after minerals have been mined from the site. In some jurisdictions, bonds or other forms of financial assurances are required as security for these reclamation activities. The Corporation may incur significant costs in connection with these reclamation activities, which may materially exceed the provisions the Corporation has made for such reclamation. In addition, the unknown nature of possible future additional regulatory requirements and the potential for additional reclamation activities create further uncertainties related to future reclamation costs, which may have a material adverse effect on the Corporation's financial condition, liquidity or results of operations. Various environmental incidents can have a significant impact on operations.

Mining investments are subject to the risks normally associated with any conduct of business in foreign countries including varying degrees of political and economic risk.

        Mining investments are subject to the risks normally associated with any conduct of business in foreign countries including: uncertain political and economic environments; war, terrorism and civil disturbances; changes in laws or policies of particular countries, including those relating to imports, exports, duties and currency; cancellation or renegotiation of contracts; royalty fees, net profits payments and tax increases or other claims by government entities, including retroactive claims; risk of loss due to disease and other potential endemic health issues; risk of expropriation and nationalization; delays in obtaining or the inability to obtain necessary governmental permits; currency fluctuations; restrictions on the ability of local operating companies to sell gold offshore for U.S. dollars, and on the ability of such companies to hold U.S. dollars or other foreign currencies in offshore bank accounts; import and export regulations, including restrictions on the export of gold; limitations on the repatriation of earnings; and increased financing costs.

        These risks may limit or disrupt operating mines or projects, restrict the movement of funds, cause the Corporation to have to expend more funds than previously expected or required, or result in the deprivation of contract rights or the taking of property by nationalization or expropriation without fair compensation, and may materially adversely affect the Corporation' s financial position or results of operations. In addition, the enforcement by the Corporation of its legal rights in foreign countries, including to exploit its properties or utilize its permits and licenses may not be recognized by the court systems in such foreign countries.

Operations, particularly those located in emerging countries, are subject to a number of political risks.

        The Corporation currently conducts mining, development and exploration activities in countries with developing economies. These countries and other emerging markets in which the Corporation may conduct operations have, from time to time, experienced economic or political instability. It is difficult to predict the future political, social and economic direction of the countries in which the Corporation operates, and the impact government decisions may have on the Corporation's business. Any political or economic instability in the countries in which the Corporation currently operates could have a material and adverse effect on the Corporation's business and results of operations.

        Operations in Burkina Faso, Ghana, Guyana, Mali and Suriname are governed by mineral agreements with local governmental authorities that establish the terms and conditions under which the Corporation's affairs are conducted. These agreements are subject to international arbitration and cover a number of items, including: duration of mining licenses/operating permits; right to export production; labour matters; right to hold funds in foreign bank accounts and foreign currencies; taxation rates; and right to repatriate capital and profits.

        While the governments of most countries the Corporation operates in have modernized their mining legislation and are generally considered by the Corporation to be mining friendly, no assurances can be provided that this will continue in the future. The economy and political system of Ecuador, French Guiana, Suriname,

Peru, Burkina Faso, Ghana, Botswana, Mali and Tanzania should be considered to be less predictable than in countries such as Canada and the U.S. The possibility that current, or a future, government may adopt substantially different policies or take arbitrary action which might halt exploration, production, extend to the nationalization of private assets or the cancellation of contracts, the cancellation of mining and exploration rights and/or changes in taxation treatment cannot be ruled out, any of which could have a material and adverse effect on the Corporation's future cash flows, earnings, results of operations and financial condition.

        The Corporation maintains active communications programs with host governmental authorities and the Canadian government. The Corporation no longer carries political risk insurance.

The Corporation's mining properties are subject to various royalty, carried ownership interests and land payment agreements.

        The Corporation's mining properties are subject to various royalty, free-carried ownership interests and land payment agreements. Failure by the Corporation to meet its payment obligations under these agreements could result in the loss of related property interests.

        The mining laws of Burkina Faso, Ghana, Tanzania, Mali and Senegal stipulate that should an economic ore body be discovered on a property subject to an exploration permit, a permit that allows processing operations to be undertaken must be issued to the holder. Except for Tanzania, legislation in these countries currently provides for the relevant government to acquire a free-carried ownership interest, normally of at least 10%, in any mining project. In Ghana, in addition to its current 10% interest, the Government of Ghana has the right to purchase an additional 20% interest in the Damang Gold Mine at fair market price. The requirements of the various governments as to the foreign ownership and control of mining companies may change in a manner which adversely affects the Corporation.

The operations of the Corporation require licenses and permits from various governmental authorities to exploit its properties.

        The operations of the Corporation require licenses and permits from various governmental authorities to exploit its properties, and the process for obtaining licenses and permits from governmental authorities often takes an extended period of time and is subject to numerous delays, costs and uncertainties. Any unexpected delays or costs associated with the permitting process could delay the development or impede the operation of a mine, which could adversely impact the Corporation's operations and profitability. Such licenses and permits are subject to change in various circumstances. Failure to comply with applicable laws and regulations may result in injunctions, fines, suspensions or revocation of permits and licenses and other penalties. There can be no assurance that the Corporation has been or will be at all times in compliance with all such laws and regulations and with its licenses and permits or that the Corporation has all required licenses and permits in connection with its operations. The Corporation may be unable to timely obtain, renew or maintain in the future all necessary licenses and permits that may be required to explore and develop its properties, commence construction or operation of mining facilities and properties under exploration or development or to maintain continued operations that economically justify the cost.

The Corporation is subject to the risk of litigation, the causes and costs of which cannot be known.

        The Corporation is subject to litigation arising in the normal course of business and may be involved in disputes with other parties in the future which may result in litigation. The causes of potential future litigation cannot be known and may arise from, among other things, business activities, environmental laws, volatility in stock price or failure to comply with disclosure obligations. The results of litigation cannot be predicted with certainty. If the Corporation is unable to resolve these disputes favourably, it may have a material adverse impact on the Corporation's financial performance, cash flow and results of operations. See the discussion under the heading "The Corporation — Legal Proceedings" above.

        In the event of a dispute involving the foreign operations of the Corporation, the Corporation may be subject to the exclusive jurisdiction of foreign courts or may not be successful in subjecting foreign persons to the jurisdiction of courts in Canada. The Corporation's ability to enforce its rights could have an adverse effect on its future cash flows, earnings, results of operations and financial condition.

The Corporation's evaluation of its internal controls over financial reporting is not capable of detecting or uncovering all failures of persons within the Corporation to disclose material information required to be reported.

        The Corporation documented and tested, during its 2007 fiscal year, its internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act ("SOX"). SOX requires an annual assessment by management of the effectiveness of the Corporation's internal control over financial reporting and an attestation report by the Corporation's independent auditors addressing this assessment. The Corporation has not completed such annual assessment for 2008. The Corporation may fail to achieve and maintain the adequacy of its internal control over financial reporting as such standards are modified, supplemented, or amended from time to time, and the Corporation may not be able to ensure that it can conclude on an ongoing basis that it has effective internal controls over financial reporting in accordance with Section 404 of SOX. The Corporation's failure to satisfy the requirements of Section 404 of SOX on an ongoing, timely basis could result in the loss of investor confidence in the reliability of its financial statements, which in turn could harm the Corporation's business and negatively impact the trading price of its Common Shares or market value of its other securities. In addition, any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm the Corporation's operating results or cause it to fail to meet its reporting obligations. Future acquisitions of companies may provide the Corporation with challenges in implementing the required processes, procedures and controls in its acquired operations. Acquired companies may not have disclosure controls and procedures or internal control over financial reporting that are as thorough or effective as those required by securities laws currently applicable to the Corporation. The Corporation completed the acquisition of Orezone Resources in February 2009. For the fiscal year ended December 31, 2007, Orezone Resources identified a material weakness with certain entity level controls and concluded that as a result of such material weakness, its internal controls were not effective.

        No evaluation can provide complete assurance that the Corporation's internal control over financial reporting will detect or uncover all failures of persons within the Corporation to disclose material information required to be reported. The effectiveness of the Corporation's control and procedures could also be limited by simple errors or faulty judgments. In addition, as the Corporation continues to expand, the challenges involved in implementing appropriate internal controls over financial reporting will increase and will require that the Corporation continue to improve its internal controls over financial reporting. Although the Corporation intends to devote substantial time and incur substantial costs, as necessary, to ensure ongoing compliance, the Corporation cannot be certain that it will be successful in complying with Section 404 of SOX.

Any acquisition that the Corporation may choose to complete may be of a significant size, may change the scale of the Corporation's business and operations and may expose the Corporation to new geographic, political, operating, financial and geological risks.

        The Corporation plans to continue to pursue the acquisition of producing, development and advance state exploration properties and companies. The search for attractive acquisition opportunities and the completion of suitable transactions are time consuming and expensive, divert management attention away from the Corporation's existing business and may be unsuccessful. Any acquisition that the Corporation may choose to complete may be of a significant size, may change the scale of the Corporation's business and operations and may expose the Corporation to new geographic, political, operating, financial and geological risks. The Corporation's success in its acquisition activities depends on its ability to identify suitable acquisition candidates, negotiate acceptable terms for any such acquisition and integrate the acquired operations successfully with those of the Corporation. Any acquisitions would be accompanied by risks. For example, there may be a significant change in commodity prices after the Corporation has committed to complete the transaction and established the purchase price or share exchange ratio; a material orebody may prove to be below expectations; the Corporation may have difficulty integrating and assimilating the operations and personnel of any acquired companies, realizing anticipated synergies and maximizing the financial and strategic position of the combined enterprise, and maintaining uniform standards, policies and controls across the organization; the integration of the acquired business or assets may disrupt the Corporation's ongoing business and its relationships with employees, customers, suppliers and contractors; and the acquired business or assets may have unknown liabilities which may be significant. In the event that the Corporation chooses to raise debt capital to finance any such acquisition, the Corporation's leverage will be increased. If the Corporation chooses to use equity as consideration for such acquisition, existing shareholders may suffer dilution. Alternatively, the Corporation may choose to finance any such acquisition with its existing resources. There can be no assurance that the Corporation would be successful in overcoming these risks or any other problems encountered in connection with such acquisitions.

Efficient integration of the operations of Orezone and realization of anticipated benefits from the Orezone Transaction are not certain.

        The Corporation acquired Orezone with the expectation of increased gold production and enhanced growth opportunities for the Corporation. The realization of these anticipated benefits will depend in part on whether the operations of the Corporation and Orezone can be integrated in an efficient and effective manner. The integration of the two companies will present challenges to management, including the integration of systems and personnel of the two companies, and special risks, including unanticipated liabilities, unanticipated costs and the loss of key employees.

        Although the Corporation has conducted investigations in connection with the Orezone Transaction, risks remain regarding any undisclosed or unknown liabilities associated therewith. The Corporation may discover that it has acquired substantial undisclosed liabilities. The Corporation may have little or no recourse in respect of any of the representations or warranties provided in connection with the Orezone Transaction in the event that any of such representations or warranties prove to be inaccurate. Such liabilities could have an adverse impact on the business, financial condition, results of operations or cash flows of the Corporation.

The success of the construction, development and start-up of the Essakane Project by the Corporation will be subject to numerous risk factors.

        The Corporation intends to continue with the construction and development of the Essakane Project. The success of the construction, development and start-up of the Essakane Project by the Corporation will be subject to a number of factors including the availability and performance of engineering and construction contractors, mining contractors, suppliers and consultants, the receipt of required governmental approvals and permits (including environmental permits) in connection with the construction of mining facilities and the conduct of mining operations and other operational elements at the Essakane Project. Any delay in the performance of any one or more of the contractors, suppliers, consultants or other persons on which the Corporation is dependent in connection with its construction activities, a delay in or failure to receive the required governmental approvals and permits in a timely manner or on reasonable terms, or a delay or failure in connection with the completion and successful operation of the operational elements in connection with the Essakane Project could delay or prevent the construction and startup of the Essakane Project, as planned. There can be no assurance that current or future construction and start-up plans to be implemented by the Corporation will be successful; that the Corporation will be able to obtain the remaining funds to finance construction and start-up activities in connection with the Essakane Project; that available personnel and equipment will be available in a timely manner or on reasonable terms to successfully complete construction of the Essakane Project; that the Corporation will be able to obtain all necessary governmental approvals and permits; or that the completion of the construction, the start-up costs and the ongoing operating costs associated with the development of the Essakane Project will not be significantly higher than anticipated by the Corporation. Any of the foregoing factors could materially adversely impact the business, results of operations and financial condition of the Corporation.

The Corporation faces certain risks relating to the training of workers and the resettlement of local communities in connection with the Essakane Project.

        Additional challenges associated with the development of the Essakane Project include, but are not limited to, securing a bilingual work force, the training of Burkina Faso nationals as skilled mine operators, many of whom will need to be recruited from outside the local area, and the need to resettle approximately 11,000 people. The inability to implement an effective training program on a timely basis could result in delays to the development of the Essakane Project, and could adversely affect mine development and production. In addition to this, any opposition to the resettlement program may cause further delays and costs in the development of the Essakane Project.

Risks related to the Common Shares

There can be no assurance that any future dividends will be paid on the Common Shares.

        While the Corporation intends to continue to pay a dividend on the Common Shares on an annual basis, there can be no assurance that any future dividends will be paid on the Common Shares. The payment of any future dividends will be at the discretion of the directors of the Corporation, after taking into account many factors, including the Corporation's operating results, financial condition and current and anticipated cash needs. The Corporation's Credit Facility contains covenants that restrict the ability of the Corporation to declare or pay dividends if a default under the Credit Facility has occurred and is continuing or would result from the declaration or payment of the dividend.

The trading price of the Common Shares has been, and may continue to be, subject to large fluctuations.

        The Common Shares are listed on the TSX, the NYSE and the Botswana Stock Exchange. The trading price of the Common Shares has been, and may continue to be, subject to large fluctuations and, therefore, the value of any of the Corporation's Securities convertible into, or exchangeable for, Common Shares may also fluctuate significantly, which may result in losses to investors. The trading price of the Common Shares and, if applicable, any Securities convertible into, or exchangeable for, Common Shares may increase or decrease in response to a number of events and factors, including: the Corporation's operating performance and the performance of competitors and other similar companies; volatility in gold and other metal prices; the public's reaction to the Corporation's press releases, other public announcements and the Corporation's filings with the various securities regulatory authorities; the failure of the Corporation to meet the reporting and other obligations under Canadian and U.S. securities laws or imposed by the exchanges; changes in earnings estimates or recommendations by research analysts who track the Common Shares or the shares of other companies in the resource sector; a reduction in coverage by such research analysts; changes in general economic and/or political conditions; the number of Common Shares to be publicly traded after an offering pursuant to any Prospectus Supplement; the arrival or departure of key personnel; and acquisitions, strategic alliances or joint ventures involving the Corporation or its competitors, which, if involving the issue of Common Shares, or securities convertible into Common Shares, would result in dilution to present and prospective holders of Common Shares.

        In addition, the market price of the Common Shares is affected by many variables not directly related to the Corporation's success and are, therefore, not within the Corporation's control, including other developments that affect the market for all resource sector securities, the breadth of the public market for the Common Shares, and the attractiveness of alternative investments. The effect of these and other factors on the market price of the Common Shares on the exchanges on which the Common Shares trade has historically made the Corporation's share price volatile and suggests that the Corporation's share price will continue to be volatile in the future. Securities class action litigation often has been brought against companies following periods of volatility in the market price of their securities. The Corporation may in the future be the target of similar litigation. Securities litigation could result in substantial costs and damages and divert management's attention and resources.

It may be difficult for investors in the United States or outside Canada to bring an action against directors, officers or experts.

        The Corporation is organized under the laws of Canada and its registered and principal office is located in the Province of Ontario. A majority of its directors and officers, and some of the experts named in this Prospectus, are residents of Canada, and all or a substantial portion of their assets, and all of the Corporation's assets, are located outside the United States. As a result, it may be difficult for investors in the United States or outside Canada to bring an action against directors, officers or experts who are not resident in the United States or in another jurisdiction of residence. It may also be difficult for an investor to enforce a judgment obtained in a United States court or a court of another jurisdiction of residence predicated upon the civil liability provisions of federal securities laws or other laws of the United States or any state thereof or the equivalent laws of other jurisdictions of residence against those persons or the Corporation.

The Corporation believes that it is not currently a PFIC for U.S. federal income tax purposes, but this factual determination is made annually and could change in the future.

        The Corporation believes that it is not currently a passive foreign investment company (a "PFIC") for U.S. federal income tax purposes. However, if it were a PFIC, or if it were to became a PFIC in future taxable years, this could result in material adverse U.S. federal income tax consequences for you if you are a U.S. holder (as defined below under the heading "Certain U.S. Federal Income Tax Considerations") of Offered Shares, including having gains realized on the sale of the Offered Shares treated as ordinary income rather than as capital gains, and having potentially punitive interest charges apply to those gains as well as to certain other distributions made by the Corporation. Further, in the event the Corporation were to be or become a PFIC, certain non-corporate U.S. holders would not be eligible for the preferential tax rates on dividends paid by qualified foreign corporations, as discussed below under the heading "Certain U.S. Federal Income Tax Considerations". For a more detailed discussion of the consequences of the Corporation being classified as a PFIC, including discussion of certain elections which, if available, could mitigate some of the adverse consequences described above, see below under the heading "Certain United States Federal Income Tax Considerations — PFIC Rules".

        A U.S. purchaser is urged to consult a tax advisor with respect to the U.S. federal, state, local and non-U.S. tax consequences of the acquisition, ownership, and disposition of Offered Shares as may apply to their particular circumstances.

The acquisition of and investment in the Offered Shares have tax consequences.

        A summary of material Canadian and United States tax considerations for certain types of purchasers of the Offered Shares is described under the heading "Certain Canadian Federal Income Tax Considerations" and "Certain United States Federal Income Tax Considerations". Prospective investors also should be aware that the acquisition of the Offered Shares may have additional tax consequences both in the United States and Canada that are not described herein.

        A Purchaser should consult their own tax advisors with respect to the tax consequences of the acquisition, ownership, and disposition of Offered Shares as may apply to their particular circumstances.

Certain of the directors may be subject to conflicts of interest.

        Certain of the directors serve as directors, officers, and members of management of other public companies involved in natural resource exploration, development and mining operations and therefore it is possible that a conflict may arise between their duties as directors of the Corporation and their duties as directors, officers, promoters or members of management of such other companies. The directors of the Corporation are aware of the existence of laws governing accountability of directors and officers for corporate opportunity and requiring disclosures by directors of conflicts of interest and the Corporation will rely upon such laws in respect of any directors' conflicts of interest or in respect of any breaches of duty by any of its directors.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

        The following summary describes the principal Canadian federal income tax considerations generally applicable to a purchaser who acquires, as a beneficial owner, Offered Shares pursuant to this Offering and who, at all relevant times, for the purposes of the application of the Tax Act and the regulations thereunder, (1) is not, and is not deemed to be, resident in Canada; (2) does not use or hold, and is not deemed to use or hold, the Common Shares in a business carried on in Canada; (3) deals at arm's length with the Corporation; (4) is not affiliated with the Corporation, the Underwriters or a subsequent purchaser of the Common Shares; and (5) holds the Offered Shares as capital property (a "Non-Resident Holder"). Generally, the Common Shares will be capital property to a Holder provided the Holder does not acquire or hold those Common Shares in the course of carrying on a business or as part of an adventure or concern in the nature of trade.

        Special rules, which are not discussed in this summary, may apply to a Non-Resident Holder that is an insurer that carries on an insurance business in Canada and elsewhere.

        This summary is based on the current provisions of the Tax Act, and counsel's understanding of the current administrative policies and assessing practices of the Canada Revenue Agency ("CRA") published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the "Proposed Amendments") and assumes that all Proposed Amendments will be enacted in the form proposed. However, no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative policy or assessing practice whether by legislative, regulatory, administrative or judicial action nor does it take into account tax legislation or considerations of any province, territory or foreign jurisdiction, which may differ from those discussed herein.

        This summary is of a general nature only and is not, and is not intended to be, legal or tax advice to any particular purchaser. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, a purchaser should consult their own tax advisors with respect to their particular circumstances.

Currency Conversion

        Generally, for purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of the Common Shares must be converted into Canadian dollars based on the exchange rates as determined in accordance with the Tax Act. The amount of dividends required to be included in the income of, and capital gains or capital losses realized by, a Non-Resident Holder may be affected by fluctuations in the Canada/U.S. dollar exchange rate.

Dividends

        Dividends paid or credited or deemed to be paid or credited to a Non-Resident Holder by the Corporation will be subject to Canadian withholding tax at the rate of 25 per cent of the gross amount of the dividend, subject to any reduction in the rate of withholding to which the Non-Resident Holder is entitled under any applicable income tax convention between Canada and the country in which the Non-Resident Holder is resident. For example, where the Non-Resident Holder is a U.S. resident entitled to benefits under the Canada-U.S. Income Tax Convention (1980) and is the beneficial owner of the dividends, the applicable rate of Canadian withholding tax is generally reduced to 15 per cent.

Dispositions

        A Non-Resident Holder will not be subject to tax under the Tax Act on any capital gain realized on a disposition of a Common Share, unless the Common Share is or is deemed to be "taxable Canadian property" to the Non-Resident Holder for the purposes of the Tax Act and the Non-Resident Holder is not entitled to relief under an applicable income tax convention between Canada and the country in which the Non-Resident Holder is resident.

        Generally, provided the Common Shares are listed on a "designated stock exchange" as (defined in the Tax Act) (which includes the TSX and the NYSE) at the time of disposition, the Common Shares will not constitute taxable Canadian property of a Non-Resident Holder, unless at any time during the 60-month period immediately preceding the disposition, the Non-Resident Holder, persons with whom the Non-Resident Holder did not deal at arm's length, or the Non-Resident Holder together with all such persons, owned 25 per cent or more of the issued Common Shares or any other class or series of shares of the Corporation. Notwithstanding the foregoing, in certain circumstances set out in the Tax Act, the Common Shares would be deemed to be taxable Canadian property. Non-Resident Holders whose Common Shares constitute taxable Canadian property should consult with their own tax advisors.

 CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        This section describes the material United States federal income tax considerations of the acquisition, ownership and disposition of the Offered Shares. This summary addresses only persons or entities that are "U.S. holders" (as defined below). This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax consequences that may apply to a U.S. Holder arising from or relating to the acquisition, ownership, and disposition of the Offered Shares. In addition, this summary does not take into account the individual facts and circumstances of any particular U.S. holder that may affect the U.S. federal income tax consequences to such U.S. holder. Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any U.S. holder. This summary does not address the U.S. state and local, U.S. federal estate and gift, or foreign tax consequences or the alternative minimum tax provisions of the Code (as defined below). Each U.S. holder should consult its own financial advisor, legal counsel, or accountant regarding the U.S. federal income, U.S. state and local, and foreign tax consequences arising from and relating to the acquisition, ownership, and disposition of Offered Shares. This section does not apply to you if you are a member of a class of holders subject to special rules, including, but not limited to:

  •
  U.S. holders that are tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts;

  •
  U.S. holders that are financial institutions, insurance companies, real estate investment trusts, or regulated investment companies;

  •
  U.S. holders that are dealers in securities or currencies or U.S. holders that are traders in securities that elect to apply a mark-to-market accounting method;

  •
  U.S. holders that have a "functional currency" other than the U.S. dollar;

  •
  U.S. holders that own Offered Shares as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position;

  •
  U.S. holders who use Offered Shares as security for a loan;

  •
  U.S. holders that acquired Offered Shares in connection with the exercise of employee stock options or otherwise as compensation for services;

  •
  U.S. holders that hold Offered Shares other than as capital assets within the meaning of Section 1221 of the Code;

  •
  U.S. expatriates or former longer-term residents of the U.S.; and

  •
  U.S. holders that own (directly, indirectly, or by attribution) 10 per cent or more of the total combined voting power of the outstanding shares of the Corporation.

        This section is based on the Internal Revenue Code of 1986, as amended (the "Code"), its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, the Convention Between Canada and the United States of America with Respect to Taxes on Income and on Capital, signed September 26, 1980, as amended (the "Canada-U.S. Tax Convention"), all as currently in effect. This summary is not binding upon the Internal Revenue Service (the "IRS") and no rulings have been or will be sought from the IRS regarding any matters discussed in this summary. In that regard, there can be no assurance that one or more of the tax considerations described in this summary will not be challenged by the IRS or a U.S. court. These laws are subject to change, possibly on a retroactive basis.

        If a partnership (or other entity or arrangement treated as a partnership for United States federal income tax purposes) holds the Offered Shares, the United States federal income tax treatment of a partner (or member) will generally depend on the status of the partner and the tax treatment of the partnership (or other entity). A partner in a partnership (or member of such other entity) holding the Offered Shares should consult its tax advisor with regard to the U.S. federal income tax treatment of an investment in the Offered Shares.

        You are a U.S. holder if you are a beneficial owner of an Offered Share and you are:

  •
  a citizen or resident (including a lawful permanent resident alien holding a green card) of the United States;

  •
  a corporation created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

  •
  an estate whose income is subject to U.S. federal income tax regardless of its source; or

  •
  a trust if it (1) is subject to the primary supervision of a federal, state or local court within the United States and one or more United States persons are authorized to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

        A "non-U.S. holder" is a beneficial owner of an Offered Share that is not a U.S. holder.

U.S. Holders

Taxation of Dividends

        Under the U.S. federal income tax laws, and subject to the passive foreign investment company ("PFIC") rules discussed below, if you are a U.S. holder, the gross amount of any dividend the Corporation pays out of its current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) is subject to U.S. federal income taxation. If you are a non-corporate U.S. holder, dividends paid to you in taxable years beginning before January 1, 2011 that constitute qualified dividend income will be taxable to you at a maximum tax rate of 15 per cent provided that you hold the Offered Shares for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date and meet other holding period requirements. Dividends the Corporation pays with respect to the Offered Shares should be qualified dividend income provided that the Corporation is not a PFIC in the year the dividend is paid or the previous taxable year.

        You must include any Canadian tax withheld from the dividend payment in this gross amount even though you do not in fact receive the withheld amount. The dividend is taxable to you when you receive the dividend, actually or constructively. The dividend will not be eligible for the dividends-received deduction generally allowed to U.S. corporations in respect of dividends received from other U.S. corporations. The amount of the dividend distribution that you must include in your income as a U.S. holder will be the U.S. dollar value of the Canadian dollar payments made, determined at the spot Canadian dollar/U.S. dollar rate on the date the dividend distribution is includible in your income, regardless of whether the payment is in fact converted into U.S. dollars. Generally, any gain or loss resulting from currency exchange fluctuations during the period from the date you include the dividend payment in income to the date you convert the payment into U.S. dollars will be treated as ordinary income or loss. The gain or loss generally will be income or loss from sources within the United States for foreign tax credit limitation purposes. Distributions in excess of current and accumulated earnings and profits (as determined for U.S. federal income tax purposes) will be treated as a non-taxable return of capital to the extent of your basis in the Offered Shares and thereafter as capital gain.

        A U.S. holder that pays (whether directly or through withholding) Canadian income tax with respect to distributions by the Corporation generally will be entitled, at the election of such U.S. holder, to receive either a deduction or a credit for such Canadian income tax paid. Complex limitations apply to the foreign tax credit, including the general limitation that the credit cannot exceed the proportionate share of a U.S. holder's U.S. federal income tax liability that such U.S. holder's "foreign source" taxable income bears to such U.S. holder's worldwide taxable income. In applying this limitation, a U.S. holder's various items of income and deduction must be classified, under complex rules, as either "foreign source" or "U.S. source". Special rules apply in determining the foreign tax credit limitation with respect to dividends that are subject to the maximum 15 per cent tax rate.

        For foreign tax credit purposes, dividends will be income from sources outside the United States and will, depending on your circumstances, be either "passive category" or "general category" income for purposes of computing the foreign tax credit allowable to you. However, the amount of a distribution with respect to the Offered Shares that is treated as a "dividend" may be lower for U.S. federal income tax purposes than it is for

Canadian federal income tax purposes, potentially resulting in a reduced foreign tax credit allowance to a U.S. holder. The foreign tax credit rules are complex, and each U.S. holder should consult its own U.S. tax advisor regarding the foreign tax credit rules.

Taxation of Capital Gains

        Subject to the PFIC rules discussed below, if you are a U.S. holder and you sell or otherwise dispose of your Offered Shares, you will recognize capital gain or loss for United States federal income tax purposes equal to the difference between the United States dollar value of the amount that you realize and your tax basis, determined in United States dollars, in your Offered Shares. Capital gain of a non-corporate U.S. holder that is recognized in taxable years beginning before January 1, 2011 is generally taxed at a maximum rate of 15 per cent where the U.S. holder has a holding period greater than one year. The gain or loss will generally be income or loss from sources within the United States for foreign tax credit limitation purposes.

PFIC Rules

        The Corporation believes that Offered Shares should not be treated as interests in a PFIC for U.S. federal income tax purposes for the taxable year ending December 31, 2009. However, this conclusion is a factual determination that is made annually and thus is subject to change. Each U.S. holder should consult its tax advisor regarding whether the Corporation is classified as a PFIC for any taxable year.

        In general, if you are a U.S. holder, the Corporation will be a PFIC with respect to you if for any taxable year in which you hold Offered Shares:

  •
  at least 75 per cent of the Corporation's gross income for the taxable year is passive income; or

  •
  at least 50 per cent of the value, determined on the basis of a quarterly average, of the Corporation's assets is attributable to assets that produce or are held for the production of passive income.

        Passive income generally includes dividends, interest, royalties, rents (other than certain rents and royalties derived in the active conduct of a trade or business), annuities and gains from assets that produce passive income. If a foreign corporation owns at least 25 per cent by value of the stock of another corporation, the foreign corporation is treated for purposes of the PFIC tests described above as owning its proportionate share of the assets of the other corporation, and as receiving directly its proportionate share of the other corporation's income. In addition, under certain attribution rules, if the Corporation is a PFIC, U.S. Holders will be deemed to own their proportionate share of the Corporation's subsidiaries which are PFICs (such subsidiaries referred to as "Subsidiary PFICs"), and will be subject to U.S. federal income tax on (i) a distribution on the shares of a Subsidiary PFIC and (ii) a disposition of shares of a Subsidiary PFIC, both as if the holder directly held the shares of such Subsidiary PFIC.

        If the Corporation is treated as a PFIC, and you are a U.S. holder that did not make a mark-to-market election, as described below, or a qualified electing fund election ("QEF") election, you will be subject to special rules with respect to:

  •
  any gain you realize on the sale or other disposition of your Offered Shares; and

  •
  any excess distribution that the Corporation makes to you (generally, any distributions to you during a single taxable year that are greater than 125 per cent of the average annual distributions received by you in respect of the Offered Shares during the three preceding taxable years or, if shorter, your holding period for the Offered Shares).

Under these rules:

  •
  the gain or excess distribution will be allocated ratably over your holding period for the Offered Shares;

  •
  the amount allocated to the taxable year in which you realized the gain or excess distribution will be taxed as ordinary income;

  •
  the amount allocated to each prior year, with certain exceptions, will be taxed at the highest tax rate in effect for that year; and

  •
  the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such year. A U.S. holder that is not a corporation must treat such interest as non-deductible personal interest.

        If the Corporation were a PFIC, a U.S. holder might be able to make a mark-to-market election with respect to the Offered Shares to mitigate some of the adverse tax consequences of holding stock in a PFIC described above. A U.S. holder that holds stock of a PFIC generally may make a mark-to-market election with respect to its stock if the stock constitutes "marketable stock". Marketable stock is stock that is regularly traded (other than in de minimis quantities) on a U.S. or non-U.S. exchange or other market that the U.S. Treasury Department determines has trading, listing, financial disclosure, and other rules adequate to carry out the purposes of the mark-to-market election. The Offered Shares should constitute marketable stock with respect to which a mark-to-market election could be made.

        In such case, a U.S. holder would generally include as ordinary income or loss the difference between the fair market value of the Offered Shares at the end of the taxable year and the adjusted tax basis of the Offered Shares (but loss could only be included to the extent of the net amount of previously included income as a result of the mark-to-market election). If a U.S. holder made the election, the U.S. holder's tax basis in the Offered Shares would be adjusted to reflect any such income or loss amounts. Any gain recognized on the sale or other disposition of Offered Shares would be treated as ordinary income. A U.S. holder should consult their own tax advisors regarding the availability and advisability of making a mark-to-market election with respect to the Offered Shares in their particular circumstances in the event the Corporation is or becomes a PFIC. A mark-to-market election would not be available for any Subsidiary PFIC.

        The QEF election, if available, generally would allow a U.S. holder to avoid the consequences of the PFIC rules but would require such holder to include its pro rata share of the Corporation's ordinary income and net capital gain in income currently, whether or not distributed. However, the Corporation does not intend to provide U.S. holders with such information as may be required to make a QEF election effective in the event it is a PFIC.

        In addition, if the Corporation is treated as a PFIC, dividends paid by the Corporation will not be eligible for taxation at the preferential tax rates described above under the heading "Taxation of Dividends."

        The PFIC rules are complex and certain other additional adverse rules may apply to a U.S. holder. Each U.S. holder should consult its tax advisor regarding application and operation of the PFIC rules, including the availability and advisability of, and procedure for, making the QEF election and mark-to-market election.

Backup Withholding and Information Reporting

        If you are a non-corporate U.S. holder, information reporting requirements, on IRS Form 1099, generally will apply to:

  •
  dividend payments or other taxable distributions made to you within the United States; and

  •
  the payment of proceeds to you from the sale of Offered Shares effected at a U.S. office of a broker.

In addition, backup withholding may apply to such payments if you are a non-corporate U.S. holder that:

  •
  fails to provide an accurate taxpayer identification number;

  •
  is notified by the IRS that you have failed to report all interest and dividends required to be shown on your United States federal income tax returns; or

  •
  in certain circumstances, fails to comply with applicable certification requirements.

        Payment of the proceeds from the sale of Offered Shares effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of Offered Shares that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

  •
  the proceeds are transferred to an account maintained by you in the United States;

  •
  the payment of proceeds or the confirmation of the sale is mailed to you at a U.S. address; or

  •
  the sale has some other specified connection with the United States as provided in U.S. Treasury regulations;

  •
  provided that a sale of Offered Shares effected at a foreign office of a broker will not be subject to information reporting and backup withholding if the broker does not have actual knowledge or reason to know that you are a U.S. person and the documentation requirements described above are met or you otherwise establish an exemption.

In addition, a sale of Offered Shares effected at a foreign office of a broker will be subject to information reporting if the broker is:

  •
  a United States person;

  •
  a controlled foreign corporation for U.S. tax purposes;

  •
  a foreign person 50 per cent or more of whose gross income is effectively connected with the conduct of a US trade or business for a specified three-year period; or

  •
  a foreign partnership, if at any time during its tax year:

  •
  one or more of its partners are "U.S. persons", as defined in U.S. Treasury regulations, who in the aggregate hold more than 50 per cent of the income or capital interest in the partnership; or

  •
  such foreign partnership is engaged in the conduct of a U.S. trade or business;

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

        You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the IRS.

MATERIAL CONTRACTS

        In addition to the material contracts listed in the Annual Information Form, the Arrangement Agreement and the Credit Agreement are material contracts of the Corporation, each of which is available at www.sedar.com.

70

 ENFORCEABILITY OF CIVIL LIABILITIES

        The Corporation is a corporation existing under the Canada Business Corporations Act. Many of the Corporation's directors and officers, and some of the experts named in this Prospectus, are residents of Canada, and all or a substantial portion of their assets, and a substantial portion of the Corporation's assets, are located outside the United States. The Corporation has appointed an agent for service of process in the United States (as set forth below), but it may be difficult for holders of Securities who reside in the United States to effect service within the United States upon those directors, officers and experts who are not residents of the United States. It may also be difficult for holders of Securities who reside in the United States to realize in the United States upon judgments of courts of the United States predicated upon the Corporation's civil liability and the civil liability of its directors, officers and experts under the United States federal securities laws.

        The Corporation filed with the SEC, concurrently with its registration statement on Form F-10 of which this short form prospectus is a part, an appointment of agent for service of process on Form F-X. Under the Form F-X, the Corporation appointed Corporation Service Corporation as its agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC, and any civil suit or action brought against or involving the Corporation in a United States court arising out of or related to or concerning the offering of the Securities under this short form prospectus.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

        The following documents have been or will be filed with the SEC as part of the registration statement of which this short form prospectus forms a part: the documents set out under the heading "Documents Incorporated by Reference"; consents of auditors, counsel and engineers; and the powers of attorney from the directors and certain officers of the Corporation, and the form of underwriting agreement.

 AUDITORS' CONSENT

        We have read the amended and restated preliminary short form prospectus of IAMGOLD Corporation (the "Corporation") dated March 10, 2009 relating to the offering of 34,300,000 common shares of the Corporation. We have complied with Canadian generally accepted standards for an auditor's involvement with offering documents.

        We consent to the incorporation by reference in the above-mentioned prospectus of:

  •
  our report to the shareholders of the Corporation on the consolidated balance sheets of the Corporation as at December 31, 2007 and 2006 and the consolidated statements of earnings, comprehensive income (loss), retained earnings and cash flows for each of the years in the three-year period ended December 31, 2007. Our report is dated March 27, 2008; and

  •
  our report to the directors of the Corporation on the Reconciliation with United States Generally Accepted Accounting Principles — Item 18 for the years ended December 31, 2007, 2006 and 2005. Our report is dated March 27, 2008, except as to notes 1 and 3 through 12, which are as of March 3, 2009.

Toronto, Ontario	(Signed) KPMG LLP
March 10, 2009	Chartered Accountants, Licensed Public Accountants

A-1

 PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO
OFFEREES OR PURCHASERS

Indemnification of Directors and Officers.

Under the Canada Business Corporations Act (the "CBCA"), the Registrant may indemnify a present or former director or officer of the Registrant or another individual who acts or acted at the Registrant's request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Registrant or other entity. The Registrant may not indemnify an individual unless the individual acted honestly and in good faith with a view to the best interests of the Registrant, or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the Registrant's request, and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the conduct was lawful. The indemnification may be made in respect of an action by or on behalf of the Registrant or other entity to procure a judgment in its favor only with court approval. The aforementioned individuals are entitled to indemnification from the Registrant as a matter of right if they were not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done and the individual acted honestly and in good faith with a view to the best interests of the Registrant, or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the Registrant's request, and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the conduct was lawful. The Registrant may advance moneys to the individual for the costs, charges and expenses of the proceeding; however, the individual shall repay the moneys if the individual does not fulfill the conditions set out above.

The by-laws of the Registrant provide that, subject to the limitations contained in the CBCA, the Registrant shall indemnify a director or officer, a former director or officer, or an individual who acts or acted at the Registrant's request as a director or officer, or an individual acting in a similar capacity, of another entity, and his heirs and personal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal, administrative, investigative or other proceeding to which the individual is made a party by reason of being or having been a director or officer of the Registrant, or as a director or officer, or in similar capacity, of another entity at the Registrant's request, if he acted honestly and in good faith with a view to the best interests of the Registrant, or, as the case may be, to the best interests of the other entity for which he acted as director or officer, or in a similar capacity, at the Registrant's request, and, in the case of a criminal, administrative, investigative or other proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful. The by-laws of the Registrant provide that the Registrant shall also indemnify such person in such other circumstances as the CBCA permits or requires. The by-laws of the Registrant provide that the Registrant shall advance moneys to the individual for the costs, charges and expenses of the proceeding; however, the individual shall repay the moneys if he does not fulfill the relevant conditions specified in the CBCA.

The by-laws of the Registrant provide that the Registrant may purchase and maintain insurance for the benefit of any individual referred to in the foregoing paragraph.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

 EXHIBITS

Exhibit		Description
3.1		Underwriting Agreement dated March 10, 2009 (incorporated by reference to the Registrant's Form 6-K furnished to the commission on March 10, 2009).
4.1		Annual information form for the year ended December 31, 2007 dated March 28, 2008 (incorporated by reference to the Registrant's Annual Report on Form 40-F filed with the Commission on March 31, 2008 and amended on April 2, 2008 and March 9, 2009).
4.2		Audited consolidated balance sheets as at December 31, 2007 and 2006 and the consolidated statements of earnings, comprehensive income (loss), retained earnings and cash flows for each of the years in the three year period ended December 31, 2007 together with the auditors' report thereon and the notes thereto (incorporated by reference to the Registrant's Annual Report on Form 40-F filed with the Commission on March 31, 2008 and amended on April 2, 2008 and March 9, 2009).
4.3		Management's discussion and analysis of results of operations and financial condition for the year ended December 31, 2007 (incorporated by reference to the Registrant's Annual Report on Form 40-F filed with the Commission on March 31, 2008 and amended on April 2, 2008 and March 9, 2009).
4.4		Unaudited comparative consolidated financial statements as at and for the three and nine months ended September 30, 2008, together with the notes thereto (incorporated by reference to the Registrant's Form 6-K furnished to the Commission on November 7, 2008).
4.5		Management's discussion and analysis of results of operations and financial condition for the three and nine months ended September 30, 2008 (incorporated by reference to the Registrant's Form 6-K furnished to the Commission on November 7, 2008).
4.6		Management information circular dated April 11, 2008 prepared in connection with the annual and special meeting of shareholders held on May 14, 2008 (incorporated by reference to the Registrant's Form 6-K furnished to the Commission on April 18, 2008).
4.7		Reconciliation with United States Generally Accepted Accounting Principles — Item 18 for the years ended December 31, 2007, 2006, and 2005 together with the auditors' report thereon; (incorporated by reference to the Registrant's Annual Report on Form 40-F/A filed with the Commission on March 9, 2009).
4.8	*	Reconciliation with United States Generally Accepted Accounting Principles — Item 18 for the three and nine months ended September 30, 2008 and 2007.
4.9		Material change report dated March 6, 2009 in connection with the completion of the acquisition of Orezone Resources Inc. (incorporated by reference to the Registrant's Form 6-K furnished to the Commission on March 9, 2009).
4.10		Material change report dated March 9, 2009 with respect to the unaudited financial results of the Registrant for the three months and the year ended December 31, 2008 (incorporated by reference to the Registrant's Form 6-K furnished to the Commission on March 9, 2009).
5.1		Consent of KPMG LLP.
5.2	*	Consent of Fraser Milner Casgrain LLP.
5.3	*	Consent of K. Bartsch.
5.4	*	Consent of P. Bedell.
5.5	*	Consent of E. Belzile.
5.6	*	Consent of G.S.G. Chapman.
5.7	*	Consent of N. Chouinard.
5.8	*	Consent of F. Clouston.
5.9	*	Consent of F. Ferland.
5.10	*	Consent of L. Gignac.
5.11	*	Consent of L. P. Gignac.
5.12	*	Consent of I. Glacken.

Exhibit		Description
5.13	*	Consent of P. Godin.
5.14	*	Consent of J. Hawxby.
5.15	*	Consent of N. Johnson.
5.16	*	Consent of P. Johnson.
5.17	*	Consent of P. Levesque.
5.18	*	Consent of A. Ngilazi.
5.19	*	Consent of P. Pecek.
5.20	*	Consent of P. Pelletier.
5.21		Consent of L. Putland.
5.22	*	Consent of P. Simard.
5.23	*	Consent of R. Sirois.
5.24	*	Consent of R. Skelton.
5.25	*	Consent of S. Thivierge.
5.26	*	Consent of M. Tomkinson.
5.27	*	Consent of D. Vallieres.
5.28	*	Consent of A. van Heerden.
5.29	*	Consent of D. Villeneuve.
5.30	*	Consent of G. Voicu.
5.31	*	Consent of E. Williams.
5.32	*	Consent of SRK (UK) Limited.
5.33	*	Consent of Golder Associates Ltd.
5.34	*	Consent of G Mining Services Inc.
5.35	*	Consent of GRD Minproc (Pty) Ltd.
5.36		Consent of Snowden Mining Industry Consultants Pty. Ltd.
6.1		Powers of Attorney (included on the signature page of this Registration Statement).

*
Previously filed.

 PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1.    Undertaking.

The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to this Form F-10 or to transactions in said securities.

Item 2.    Consent to Service of Process.

  (a)
  Concurrently with the filing of this Registration Statement on Form F-10, the Registrant has filed with the Commission a written irrevocable consent and power of attorney on Form F-X.

  (b)
  Any change to the name or address of the Registrant's agent for service shall be communicated promptly to the Commission by Amendment to Form F-X referencing the file number of this Registration Statement.

III-1

 SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada, on this 10th day of March, 2009.

IAMGOLD CORPORATION
By:	/s/ JOSEPH F. CONWAY Name: Joseph F. Conway Title: President and Chief Executive Officer

POWERS OF ATTORNEY

Each person whose signature appears below constitutes and appoints Joseph F. Conway and Carol T. Banducci, or either of them, his or her true and lawful attorneys-in-fact and agents, each of whom may act alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents and in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, and hereby ratifies and confirms all his said attorneys-in-fact and agents or any of them or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

III-2

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on the dates indicated.

Signature	Title	Date

/s/ JOSEPH F. CONWAY Joseph F. Conway	President, Chief Executive Officer and Director (Principal Executive Officer)	March 10, 2009
/s/ CAROL T. BANDUCCI Carol T. Banducci	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 10, 2009
* William D. Pugliese	Chairman and Director	March 10, 2009
* Derek Bullock	Director	March 10, 2009
Donald K. Charter	Director
* John E. Caldwell	Director	March 10, 2009
* Robert W. Dengler	Director	March 10, 2009
* Guy Dufresne	Director	March 10, 2009
/s/ JEAN-ANDRÉ ÉLIE Jean-André Élie	Director	March 10, 2009
* Stephen Freedhoff	Director	March 10, 2009
* Peter C. Jones	Director	March 10, 2009
* Mahendra Naik	Director	March 10, 2009
/s/ JOHN SHAW John Shaw	Director	March 10, 2009

By:	/s/ JOSEPH F. CONWAY Joseph F. Conway Attorney in Fact

III-3

 AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the undersigned has signed this Registration Statement, solely in the capacity of the duly authorized representative of IAMGOLD Corporation in the United States, on the 10th day of March, 2009.

PUGLISI & ASSOCIATES
/s/ GREG LAVELLE By: Greg Lavelle Title: Managing Director

III-4

 EXHIBIT INDEX

Exhibit		Description
3.1		Underwriting Agreement dated March 10, 2009 (incorporated by reference to the Registrant's Form 6-K furnished to the commission on March 10, 2009).
4.1		Annual information form for the year ended December 31, 2007 dated March 28, 2008 (incorporated by reference to the Registrant's Annual Report on Form 40-F filed with the Commission on March 31, 2008 and amended on April 2, 2008 and March 9, 2009).
4.2		Audited consolidated balance sheets as at December 31, 2007 and 2006 and the consolidated statements of earnings, comprehensive income (loss), retained earnings and cash flows for each of the years in the three year period ended December 31, 2007 together with the auditors' report thereon and the notes thereto (incorporated by reference to the Registrant's Annual Report on Form 40-F filed with the Commission on March 31, 2008 and amended on April 2, 2008 and March 9, 2009).
4.3		Management's discussion and analysis of results of operations and financial condition for the year ended December 31, 2007 (incorporated by reference to the Registrant's Annual Report on Form 40-F filed with the Commission on March 31, 2008 and amended on April 2, 2008 and March 9, 2009).
4.4		Unaudited comparative consolidated financial statements as at and for the three and nine months ended September 30, 2008, together with the notes thereto (incorporated by reference to the Registrant's Form 6-K furnished to the Commission on November 7, 2008).
4.5		Management's discussion and analysis of results of operations and financial condition for the three and nine months ended September 30, 2008 (incorporated by reference to the Registrant's Form 6-K furnished to the Commission on November 7, 2008).
4.6		Management information circular dated April 11, 2008 prepared in connection with the annual and special meeting of shareholders held on May 14, 2008 (incorporated by reference to the Registrant's Form 6-K furnished to the Commission on April 18, 2008).
4.7		Reconciliation with United States Generally Accepted Accounting Principles — Item 18 for the years ended December 31, 2007, 2006, and 2005 together with the auditors' report thereon; (incorporated by reference to the Registrant's Annual Report on Form 40-F/A filed with the Commission on March 9, 2009).
4.8	*	Reconciliation with United States Generally Accepted Accounting Principles — Item 18 for the three and nine months ended September 30, 2008 and 2007.
4.9		Material change report dated March 6, 2009 in connection with the completion of the acquisition of Orezone Resources Inc. (incorporated by reference to the Registrant's Form 6-K furnished to the Commission on March 9, 2009).
4.10		Material change report dated March 9, 2009 with respect to the unaudited financial results of the Registrant for the three months and the year ended December 31, 2008 (incorporated by reference to the Registrant's Form 6-K furnished to the Commission on March 9, 2009).
5.1		Consent of KPMG LLP.
5.2	*	Consent of Fraser Milner Casgrain LLP.
5.3	*	Consent of K. Bartsch.
5.4	*	Consent of P. Bedell.
5.5	*	Consent of E. Belzile.
5.6	*	Consent of G.S.G. Chapman.
5.7	*	Consent of N. Chouinard.
5.8	*	Consent of F. Clouston.
5.9	*	Consent of F. Ferland.
5.10	*	Consent of L. Gignac.
5.11	*	Consent of L. P. Gignac.
5.12	*	Consent of I. Glacken.
5.13	*	Consent of P. Godin.
5.14	*	Consent of J. Hawxby.
5.15	*	Consent of N. Johnson.

Exhibit		Description
5.16	*	Consent of P. Johnson.
5.17	*	Consent of P. Levesque.
5.18	*	Consent of A. Ngilazi.
5.19	*	Consent of P. Pecek.
5.20	*	Consent of P. Pelletier.
5.21		Consent of L. Putland.
5.22	*	Consent of P. Simard.
5.23	*	Consent of R. Sirois.
5.24	*	Consent of R. Skelton.
5.25	*	Consent of S. Thivierge.
5.26	*	Consent of M. Tomkinson.
5.27	*	Consent of D. Vallieres.
5.28	*	Consent of A. van Heerden.
5.29	*	Consent of D. Villeneuve.
5.30	*	Consent of G. Voicu.
5.31	*	Consent of E. Williams.
5.32	*	Consent of SRK (UK) Limited
5.33	*	Consent of Golder Associates Ltd.
5.34	*	Consent of G Mining Services Inc.
5.35	*	Consent of GRD Minproc (Pty) Ltd.
5.36		Consent of Snowden Mining Industry Consultants Pty. Ltd.
6.1		Powers of Attorney (included on the signature page of this Registration Statement).

*
Previously filed.

QuickLinks

CALCULATION OF REGISTRATION FEE
PART I INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS
TABLE OF CONTENTS
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION
CAUTIONARY NOTE TO U.S. INVESTORS REGARDING MINERAL REPORTING STANDARDS
FINANCIAL INFORMATION
CURRENCY PRESENTATION AND EXCHANGE RATE INFORMATION
DOCUMENTS INCORPORATED BY REFERENCE
AVAILABLE INFORMATION
ELIGIBILITY FOR INVESTMENT
THE CORPORATION
RECENT DEVELOPMENTS
INFORMATION CONCERNING CERTAIN PROPERTIES
CONSOLIDATED CAPITALIZATION
USE OF PROCEEDS
PLAN OF DISTRIBUTION
RELATIONSHIP BETWEEN THE CORPORATION AND CERTAIN UNDERWRITERS
DESCRIPTION OF SHARE CAPITAL
PRIOR SALES
TRADING PRICE AND VOLUME
INTEREST OF EXPERTS
LEGAL MATTERS
RISK FACTORS
CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
MATERIAL CONTRACTS
ENFORCEABILITY OF CIVIL LIABILITIES
DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT
AUDITORS' CONSENT
PART II INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS
EXHIBITS
PART III UNDERTAKING AND CONSENT TO SERVICE OF PROCESS
SIGNATURES
POWERS OF ATTORNEY
AUTHORIZED REPRESENTATIVE
EXHIBIT INDEX